UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.

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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

200 East Basse Road, Suite 100

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2017

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the annual meeting of stockholders of Clear Channel Outdoor to be held in the Texas A Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 26, 2017, at 9:00 a.m. local time, for the following purposes:

1.	to elect Olivia Sabine to serve as a director for a three year term;
2.	to approve an advisory resolution on executive compensation;
3.	to conduct an advisory vote on the frequency of future advisory votes on executive compensation;
4.	to approve the adoption of the 2012 Amended and Restated Stock Incentive Plan;
5.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2017; and
6.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 6, 2017 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

San Antonio, Texas

April 19, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2017

The Proxy and Annual Report Materials are available at:

www.envisionreports.com/cco

2017 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “CCOH,” “Company,” “we,” “our” or “us”) to be held on Friday, May 26, 2017, beginning at 9:00 a.m. local time, in the Texas A Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. This proxy statement is first being sent to stockholders on or about April 21, 2017. The Company will bear the costs of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Board of Directors of Clear Channel Outdoor (the “Board”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on May 26, 2017. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2016 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data (Appendix A). A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are five proposals scheduled to be voted on at the annual meeting:

•	the election of the nominee for director named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	an advisory vote on the frequency of future advisory votes on executive compensation;
•	the approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2017.

Q:	Which of my shares may I vote?

A:	All shares of Class A and Class B common stock owned by you as of the close of business on April 6, 2017 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to 20 votes at the annual meeting. As of the Record Date, there were 47,460,790 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding. 10,726,917 shares of our Class A common stock are held by CC Finco, LLC a wholly owned indirect subsidiary of iHeartMedia, Inc. (“iHeartMedia”), 215,000,000 shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of iHeartMedia and 100,000,000 shares of our Class B common stock are held by Broader Media, LLC, a wholly owned indirect subsidiary of iHeartMedia.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use. Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:	The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to (1) the election of director, (2) the advisory resolution on executive compensation, (3) the advisory vote on the frequency of future advisory votes on executive compensation and (4) the approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan. Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:

Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting,

Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

For participants in the 401(k) plan who own shares of Clear Channel Outdoor through the plan, the plan permits you to direct the plan trustee on how to vote the Clear Channel Outdoor shares allocated to your account. Your instructions to the plan trustee regarding how to vote your shares will be delivered via the enclosed proxy card. Your proxy card for shares held in the 401(k) must be received by 11:59 p.m. Eastern Time on May 23, 2017. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:	If you withhold your vote on the election of director, it will have no effect on the outcome of the vote on the election of director.

If you abstain from voting on the advisory vote on the frequency of future advisory votes on executive compensation, it will have no effect on the outcome of the vote on that proposal.

If you abstain from voting on (1) the approval of an advisory resolution on executive compensation, (2) the approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan, and (3) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, it will have the same effect as a vote “against” these proposals.

Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	the nominee for director named in this proxy statement;
•	the approval of an advisory resolution on executive compensation;
•	holding an advisory vote on executive compensation once every three years;
•	the approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2017.

Q:	What vote is required to elect the directors and approve each proposal?

A:	The director will be elected by a plurality of the votes properly cast. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. The advisory vote on executive compensation, the approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan, and the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2017 will be approved by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person or by proxy at the annual meeting and entitled to vote on the matter.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting in person at the annual meeting. If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by June 1, 2017.

Q:	May I access Clear Channel Outdoor’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/cco.

THE BOARD OF DIRECTORS

Our Board, which currently consists of eight members, is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chairman and Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

Our director, Christopher M. Temple, has not been nominated for re-election to our Board at the annual meeting but will continue to serve until the annual meeting. Clear Channel Outdoor has not identified a successor to fill Mr. Temple’s Board seat, but intends to nominate a successor as promptly as practicable after it identifies an appropriate candidate for the Board and the Audit Committee. If Clear Channel Outdoor identifies an appropriate candidate prior to the annual meeting, Clear Channel Outdoor intends to supplement this proxy statement with an additional proposal to consider the new nominee and mail the supplement and an amended proxy card to stockholders to vote on the election of the new nominee at the annual meeting. If Clear Channel Outdoor does not identify an appropriate candidate prior to the annual meeting, our Board intends to fill the vacancy on the Board and the Audit Committee as promptly as practicable after the annual meeting. If Mr. Temple’s successor is not elected at the annual meeting, the Audit Committee will consist of the two remaining members, and Clear Channel Outdoor will cease to be in compliance with Section 303A.07(a) of the NYSE listing standards after the annual meeting because the Audit Committee will not consist of three members until a third independent director is appointed to fill the vacancy on the Board and the Audit Committee.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. As long as iHeartMedia continues to indirectly own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees and the size of the Board.

Because iHeartMedia controls more than 50% of the voting power of Clear Channel Outdoor, we have elected to be treated as a “controlled company” under the NYSE’s Corporate Governance Standards. Accordingly, we are exempt from the provisions of the Corporate Governance Standards requiring that: (1) a majority of our Board consists of independent directors; (2) we have a nominating and governance committee composed entirely of independent directors and governed by a written charter addressing the nominating and governance committee’s purpose and responsibilities; and (3) we have a compensation committee composed entirely of independent directors with a written charter addressing the compensation committee’s purpose and responsibilities. However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

During 2016, the Board held sixteen meetings. All of Clear Channel Outdoor’s directors attended at least 75% of the aggregate of all meetings of the Board held during the periods in which they served during 2016. All of Clear Channel Outdoor’s directors also attended at least 75% of the aggregate of all meetings of the Board committees on which they served during 2016.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meeting of stockholders. None of the directors attended the annual meeting of stockholders in 2016.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any 12 month period within the last three years, more than $120,000 in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor. In addition, a director must not have an immediate family member who is (a) a current partner of such firm or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues).

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.

7.	A director or immediate family member must not be or have been during the last three years, an executive officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

8.	A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to at least two members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code of 1986, as amended (collectively, the “Applicable Rules”). For purposes of determining independence, the Board will consider relationships with Clear Channel Outdoor and any parent or subsidiary in a consolidated group with Clear Channel Outdoor or any other company relevant to an independence determination under the Applicable Rules.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE applicable to Clear Channel Outdoor. The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of eight directors, one of whom currently serves as our Chairman and Chief Executive Officer. For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor. Pursuant to the Governance Guidelines, the Board has undertaken its annual review of director independence.

Our Board has affirmatively determined that Douglas L. Jacobs, Christopher M. Temple, and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. In addition, the Board has determined that each member of the Compensation Committee is independent under the heightened independence standards for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC and that each member of the Audit Committee is independent under the heightened independence standards required for audit committee members by the listing standards of the NYSE and the rules and regulations of the SEC. In making these determinations, our Board reviewed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates. In the ordinary course of business during 2016, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Messrs. Jacobs, Temple and Tremblay:

•	A not-for-profit for which Mr. Jacobs serves as a director and audit committee member paid our parent companies less than $49,000 during 2016 for radio advertising services.
•	A corporation for which Mr. Tremblay serves as a director paid us less than $56,000 during 2016 for advertising services.
•	A charity for which Mr. Temple serves on the investment committee paid us less than $62,000 during 2016 for advertising services.

All of the payments described above are for arms-length, ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2017. Our Board has concluded that such transactions or relationships do not impair the independence of the director.

The rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s independent directors met separately in executive session at least one time during 2016.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The office of the Presiding Director at all times will be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	preside at all meetings of non-management directors when they meet in executive session without management participation;
•	set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;
•	generally assist the Chairman of the Board;
•	add agenda items to the established agenda for meetings of the Board;
•	request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of the Board or any committee or subcommittee of the Board.

The Presiding Director position is rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter. As of the date of this proxy statement, Christopher M. Temple is serving as the Presiding Director. We currently expect that Dale W. Tremblay will replace Mr. Temple as the Presiding Director as of the date of the annual meeting.

COMMITTEES OF THE BOARD

The Board historically has had two standing committees: the Audit Committee and the Compensation Committee. Each committee has a written charter, which guides its operations. The written charters of the Audit Committee and the Compensation Committee are available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

On October 19, 2013, in accordance with the terms of the settlement of certain derivative litigation relating to a promissory note (the “Due from iHeartCommunications Note”) between iHeartCommunications, Inc., our indirect parent entity (“iHeartCommunications”), as maker, and Clear Channel Outdoor, as payee, our Board established an Intercompany Note Committee of the Board for the specific purpose of monitoring the Due from iHeartCommunications Note. The Intercompany Note Committee has the non-exclusive authority pursuant to the committee’s charter approved as part of the settlement to demand repayment under the Due from iHeartCommunications Note under certain circumstances related to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications Note as long as the committee declares a simultaneous dividend equal to the amount so demanded. The Intercompany Note Committee receives monthly and annual reports from management pursuant to the committee’s charter and the Intercompany Note Committee has the authority to retain, at Clear Channel Outdoor’s expense, independent counsel and an independent financial advisor as the Intercompany Note Committee deems appropriate in order to perform its responsibilities.

The table below sets forth the current members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Intercompany Note Committee
Douglas L. Jacobs	*X	X	X
Christopher M. Temple(1)	X		*X
Dale W. Tremblay	X	*X	X

* = Chairman

X = Committee member

(1)	Mr. Temple has not been nominated for re-election to our Board at the annual meeting. Clear Channel Outdoor has not identified a successor to fill Mr. Temple’s Board seat, but intends to nominate a successor as promptly as practicable after it identifies an appropriate candidate for the Board and the Audit Committee. If Mr. Temple’s successor is not elected at the annual meeting, the Audit Committee will consist of the two remaining members, and Clear Channel Outdoor will cease to be in compliance with Section 303A.07(a) of the NYSE listing standards after the annual meeting because the Audit Committee will not consist of three members until a third independent director is appointed to fill the vacancy on the Board and the Audit Committee.

The Audit Committee

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor. Douglas L. Jacobs has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC. Mr. Jacobs also serves on the audit committees of three other public companies. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee would not impair the ability of Mr. Jacobs to serve effectively on our Audit Committee. The Audit Committee met four times during 2016. All current members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and the SEC.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

•	be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services and all fees and other terms of their engagement;
•	review and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the independent registered public accounting firm the annual audit scope and plan;
•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;
•	review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;
•	review with the independent registered public accounting firm the critical accounting policies and practices used;
•	review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;
•	discuss guidelines and policies with respect to risk assessment and risk management;
•	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and
•	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our current Chairman and Chief Executive Officer (our former Executive Chairman), Chief Financial Officer, Senior Vice President—Corporate Finance, General Counsel and Chief Accounting Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries. The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met seven times during 2016. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and meet the heightened independence standards for compensation committee membership of the NYSE and the SEC.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary purposes, which are discussed in detail within its charter, are to:

•	assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;
•	review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;
•	review and adopt, and/or make recommendations to the Board with respect to, incentive-compensation plans for executive officers and equity-based plans;
•	review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement;
•	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s proxy statement; and
•	recommend to the Board the appropriate compensation for the non-employee members of the Board.

Our current Chairman and Chief Executive Officer (our former Executive Chairman), Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance simultaneously hold the same positions at iHeartCommunications and iHeartMedia, our indirect parent entities. The compensation of those officers is set by the board of directors and the Compensation Committee of the board of directors of iHeartMedia, and we are allocated a portion of the cost of the services of certain of those officers pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between iHeartMedia Management Services, Inc. (“iHMMS”), an indirect subsidiary of iHeartMedia and us (the “Corporate Services Agreement”). Accordingly, our Compensation Committee charter does not govern the compensation arrangements, policies and practices of our current Chairman and Chief Executive Officer (our former Executive Chairman), Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance. The term “executive officer” used above in the description of the Compensation Committee’s purposes refers to our employees (other than our current Chairman and Chief Executive Officer (our former Executive Chairman), Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance) who are (1) subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), governing insider trading reporting or (2) covered by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), governing qualified performance-based compensation. See the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee has the authority to delegate its responsibilities to subcommittees if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor. Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee Clear Channel Outdoor’s businesses. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

The Board will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2018 Annual Meeting and Advance Notice Procedures.”

Our director, Christopher M. Temple, has not been nominated for re-election to our Board at the annual meeting but will continue to serve until the annual meeting.

BOARD LEADERSHIP STRUCTURE

On October 2, 2011, Robert W. Pittman was appointed as our Executive Chairman and a member of our Board, and, on March 2, 2015, Mr. Pittman was appointed as our Chairman and Chief Executive Officer. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor, the membership of the Board and the individuals who occupy those roles. Mr. Pittman provides our Board with insight into our operations and help facilitate the flow of information between management and the Board. In addition, the position of Presiding Director of our Board rotates quarterly among our independent directors, providing an additional layer of independent director oversight, as described above under “—Independence of Directors.” For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

•	timely identify the material risks that Clear Channel Outdoor faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;

•	implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile; and
•	integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes. In addition, Mr. Pittman (as our Chairman and Chief Executive Officer) is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on their respective experiences with the daily management of our business. The Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors

c/o Secretary

Clear Channel Outdoor Holdings, Inc.

200 E. Basse Road, Suite 100

San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. Our Code of Conduct is publicly available on our Internet website at www.clearchanneloutdoor.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchanneloutdoor.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of April 6, 2017 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of any class of Clear Channel Outdoor’s outstanding shares of common stock. At the close of business on April 6, 2017, there were 47,460,790 shares of Clear Channel Outdoor’s Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock outstanding. In addition, information concerning the beneficial ownership of common stock of iHeartMedia, our indirect parent entity, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on April 6, 2017, there were 31,182,218 shares of iHeartMedia’s Class A common stock, 555,556 shares of iHeartMedia’s Class B common stock, 58,967,502 shares of iHeartMedia’s Class C common stock outstanding and no shares of iHeartMedia’s Class D common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor Class A common stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of Clear Channel Outdoor Class B common stock is entitled to 20 votes on matters submitted to a vote of the stockholders. Each share of our Class B common stock is convertible at the option of the holder thereof into one share of Class A common stock. Each share of our common stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class A Common Stock(b)	Percent of Class B Common Stock(b)	Percent of Outstanding Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
iHeartCommunications, Inc.(c)	10,726,917	315,000,000	22.6%	100.0%	89.9%
JPMorgan Chase & Co.(d)	5,458,839	—	11.5%	—	1.5%
GAMCO Asset Management Inc. and affiliates(e)	4,600,558	—	9.7%	—	1.3%
Mason Capital Management LLC(f)	4,172,946	—	8.8%	—	1.2%
Abrams Capital Management, L.P. and affiliates(g)	3,354,390	—	7.1%	—	0.9%
GSO Special Situations Master Fund LP(h)	3,269,940	—	6.9%	—	*
Canyon Capital Advisors LLC(i)	3,103,087	—	6.5%	—	*
The Vanguard Group, Inc.(j)	2,618,330	—	5.5%	—	*

Named Executive Officers, Executive Officers and Directors:
Richard J. Bressler(k)	227,844	—	*	—	*
C. William Eccleshare(l)	733,559	—	1.5%	—	*
Blair E. Hendrix(m)	—	—	—	—	—
Douglas L. Jacobs(n)	105,237	—	*	—	*
Daniel G. Jones(o)	—	—	—	—	—
Steven J. Macri(p)	—	—	—	—	—
Vicente Piedrahita(o)	—	—	—	—	—
Robert W. Pittman(q)	356,936	—	*	—	*
Olivia Sabine(m)	—	—	—	—	—
Christopher M. Temple(r)	92,720	—	*	—	*
Dale W. Tremblay(s)	136,500	—	*	—	*
Scott R. Wells(t)	233,570	—	*	—	*
All directors and executive officers as a group (14 individuals)(u)	2,137,034	—	4.4%	—	*

* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(c)

Represents 10,726,917 shares of Clear Channel Outdoor’s Class A common stock held by CC Finco, LLC, a wholly owned subsidiary of iHeartCommunications, 215,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Clear Channel Holdings, Inc., a wholly owned subsidiary of iHeartCommunications and 100,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Broader Media, LLC, a wholly owned subsidiary of iHeartCommunications. Shares of Class B common stock are convertible on a one-for-one basis into shares of Class A common stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote. The business address of CC Finco, LLC, Clear Channel Holdings, Inc., Broader Media, LLC and iHeartCommunications is 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

(d)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on January 11, 2017. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be beneficially owned by one or more of JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. The business address of each reporting person is 270 Park Avenue, New York, New York 10017.

(e)	As reported on a Schedule 13D/A filed with respect to Clear Channel Outdoor’s Class A common stock on December 29, 2015. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), G.research, Inc. (“G.research”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG”), Mario Gabelli, LICT Corporation (“LICT”), CIBL, Inc. (“CIBL”) and ICTC Group, Inc. (“ICTC”). Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GSI and MJG. GSI is deemed to have beneficial ownership of the securities owned beneficially by G.research. AC, GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GBL, Gabelli Funds, G.research, GAMCO, AC, GSI, Teton Advisors and Mario Gabelli is One Corporate Center, Rye, New York 10580. The business address of GGCP, GGCP Holdings and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06850. The business address of the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The business address of LICT is 401 Theodore Fremd Avenue, Rye, New York 10580. The business address of CIBL is 165 West Liberty Street, Suite 220, Reno, NV 89501. The business address of ICTC is 556 Main Street, Nome, North Dakota 58062.

(f)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 17, 2015. The Schedule 13G/A reports beneficial ownership of shares of Clear Channel Outdoor’s Class A common stock by Mason Capital Management LLC (“Mason Capital Management”), Kenneth M. Garschina and Michael E. Martino with respect to shares directly owned by Mason Capital Master Fund, L.P. (“Mason Capital Master Fund”), the general partner of which is Mason Management LLC (“Mason Management”), and Mason Capital L.P. (“Mason Capital LP”), the general partner of which is Mason Management. Mason Capital Management is the investment manager of each of Mason Capital Master Fund and Mason Capital LP, and Mason Capital Management may be deemed to have beneficial ownership over the shares reported by virtue of the authority granted to Mason Capital Management by Mason Capital Master Fund and Mason Capital LP to vote and exercise investment discretion over such shares. Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management and the sole members of Mason Management. Mason Capital Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all shares reported in the Schedule 13G/A pursuant to 13d-4 under the Securities Exchange Act. The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(g)

As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 13, 2013. Shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

As reported on a Schedule 13D filed on November 29, 2011, Abrams CM LP and affiliates also own 6,811,407 shares of the Class A common stock of iHeartMedia, which, as of April 6, 2017, represented 22.7% of iHeartMedia’s outstanding Class A common stock and 7.6% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock. The iHeartMedia shares reported in the Schedule 13D for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13D for Abrams Capital represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital serves as general partner. Shares reported in the Schedule 13D for Abrams CM LP and Abrams CM LLC represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The iHeartMedia shares reported in the Schedule 13D for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and is a member of iHeartMedia’s Board of Directors.

(h)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 14, 2017. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A represent shares directly held by GSO Special Situations Master Fund LP. GSO Capital Partners LP is the investment advisor of GSO Special Situations Master Fund LP. GSO Advisor Holdings L.L.C. is a special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling stockholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman, one of its founders. Each of Bennett J. Goodman and J. Albert Smith III is an executive of GSO Capital Partners LP. In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the common stock held by GSO Special Situations Master Fund LP. The business address of each reporting person is 345 Park Avenue New York, NY 10154.

(i)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 14, 2017. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be beneficially owned by one or more of the following persons: Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis and Joshua S. Friedman. CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Canyon Value Realization Fund MAC 18, Ltd., Canyon Balanced Master Fund, Ltd., Canyon-GRF Master Fund II, L.P., Lyxor/Canyon Value Realization Fund Limited, AAI Canyon Fund PLC and Wells Fargo Advantage Alternative Strategies Fund with the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Julis and Friedman control entities which own 100% of CCA. The business address of each reporting person is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.

(j)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 10, 2017. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(k)	Represents 157,276 unvested restricted shares of Clear Channel Outdoor’s Class A common stock and 70,568 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Bressler as of April 6, 2017.

As of April 6, 2017, Mr. Bressler also held 140,234 shares of iHeartMedia’s Class A common stock and 760,000 unvested restricted shares of iHeartMedia’s Class A common stock, which represented 2.9% of iHeartMedia’s outstanding Class A common stock and 1.0% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(l)	Represents 287,209 shares of Clear Channel Outdoor’s Class A common stock and vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 446,350 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Eccleshare, if exercised.

(m)	Mr. Hendrix and Ms. Sabine are a managing director and an executive vice president, respectively, at Bain Capital Private Equity, L.P. (“Bain Capital”). Entities controlled by Bain Capital and Thomas H. Lee Partners, L.P. (“THL”) hold all of the outstanding shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

(n)	Represents vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 55,168 shares of Clear Channel Outdoor’s Class A common stock, if exercised, 34,123 shares of Clear Channel Outdoor’s Class A common stock and 15,946 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Jacobs.

(o)	Mr. Jones and Mr. Piedrahita are a managing director and a principal, respectively, at THL. Entities controlled by Bain Capital and THL hold all of the outstanding shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

(p)	As of April 6, 2017, Mr. Macri held 25,210 shares of iHeartMedia’s Class A common stock and 160,000 unvested restricted shares of iHeartMedia’s Class A common stock, which collectively represented less than 1.0% of iHeartMedia’s outstanding Class A common stock and less than 1.0% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(q)	As of April 6, 2017, Mr. Pittman held 192,099 shares of Clear Channel Outdoor’s Class A common stock and 164,837 unvested restricted shares of Clear Channel Outdoor’s Class A common stock.

As of April 6, 2017, Mr. Pittman also held 153,983 shares of iHeartMedia’s Class A common stock, 500,000 unvested restricted shares of iHeartMedia’s Class A common stock and vested stock options to purchase 630,000 shares of iHeartMedia’s Class A common stock, and Pittman CC LLC, a limited liability company controlled by Mr. Pittman, beneficially owned 706,215 shares of iHeartMedia’s Class A common stock. As of April 6, 2017, these holdings collectively represented 6.3% of iHeartMedia’s outstanding Class A common stock and 2.2% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(r)	Represents vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 45,168 shares of Clear Channel Outdoor’s Class A common stock, if exercised, 31,606 shares of Clear Channel Outdoor’s Class A common stock and 15,946 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Temple.

(s)	Represents vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 79,440 shares of Clear Channel Outdoor’s Class A common stock, if exercised, 41,114 shares of Clear Channel Outdoor’s Class A common stock and 15,946 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by Mr. Tremblay.

(t)	Represents 5,000 shares of Class A common stock of Clear Channel Outdoor, 128,066 shares of unvested restricted Class A common stock of Clear Channel Outdoor and vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 100,504 shares of Clear Channel Outdoor’s Class A common stock, if exercised, held by Mr. Wells.

(u)	As of April 6, 2017, all of our directors and executive officers as a group were the beneficial owners of Clear Channel Outdoor’s Class A common stock as follows: (1) 912,387 shares of Clear Channel Outdoor’s Class A common stock held by such persons; (2) 498,017 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by such persons; and (3) vested stock options and stock options that will vest within 60 days after April 6, 2017, collectively representing 726,630 shares of Clear Channel Outdoor’s Class A common stock, if exercised. As of April 6, 2017, these holdings collectively represented 4.4% of Clear Channel Outdoor’s outstanding Class A common stock and 0.6% of Clear Channel Outdoor’s outstanding Class A common stock assuming all shares of Clear Channel Outdoor’s Class B common stock are converted to shares of Clear Channel Outdoor’s Class A common stock.

As of April 6, 2017, all of our directors and executive officers as a group were the beneficial owners of iHeartMedia’s Class A common stock as follows: (1) 441,063 shares of iHeartMedia’s Class A common stock held by such persons; (2) 1,489,500 unvested restricted shares of iHeartMedia’s Class A common stock held by such persons; (3) vested stock options to purchase 630,000 shares of iHeartMedia’s Class A common stock; and (4) 706,215 shares of iHeartMedia’s Class A common stock held indirectly. As of April 6, 2017, these holdings collectively represented 10.3% of iHeartMedia’s outstanding Class A common stock and 3.6% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTOR

The Board has nominated the person listed as nominee below for election as a director at the annual meeting of stockholders. Ms. Sabine is currently a director and is standing for re-election. Mr. Temple has not been nominated for re-election to our Board at the annual meeting but will continue to serve until the annual meeting. Our Board has not made a nomination for a second Class II director as of the date of this proxy statement. If Clear Channel Outdoor identifies an appropriate candidate prior to the annual meeting, Clear Channel Outdoor intends to supplement this proxy statement with an additional proposal to consider the new nominee and mail the supplement and an amended proxy card to stockholders to vote on the election of the new nominee at the annual meeting. If Clear Channel Outdoor does not identify an appropriate candidate prior to the annual meeting, our Board intends to fill the vacancy on the Board and the Audit Committee as promptly as practicable after the annual meeting. The director elected at the annual meeting will serve a three year term or until her successor shall have been elected and qualified, subject to earlier death, resignation or removal. The director is to be elected by a plurality of the votes cast at the annual meeting. The nominee has indicated a willingness to serve as director if elected. Should the nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that the nominee will be unable or unwilling to serve if elected.

The following information, which is as of April 6, 2017, is furnished with respect to the nominee for election at our annual meeting and each of the other continuing members of our Board.

The Board recommends that you vote “For” the director nominee named below. Properly submitted proxies will be so voted unless stockholders specify otherwise.

NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 2020 (CLASS II)

Olivia Sabine, age 38, Ms. Sabine is an Executive Vice President at Bain Capital. Prior to joining Bain Capital in 2006, Ms. Sabine was an Engagement Manager at McKinsey & Co., where she consulted in the healthcare, media and entertainment and consumer products industries. Ms. Sabine has been a member of our Board since March 2015. Ms. Sabine received a B.A., magna cum laude, from Columbia College. In addition to the Clear Channel Outdoor Board, Ms. Sabine also sits on the Board of Trustees at Williamstown Theatre Festival as well as Concord Academy. Ms. Sabine was selected to serve as a member of our Board for her experience in operations gained through her work as a consultant and for her experience in acquisitions and financings gained through her work in private equity at Bain Capital.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2018 (CLASS III)

Vicente Piedrahita, age 35, joined THL in March 2012 and is currently a Principal in the firm’s Strategic Resources Group. Prior to joining THL, Mr. Piedrahita worked at Clear Channel Outdoor as Director of Strategic Projects and Initiatives from August 2010 until March 2012 and Monitor Group, a global strategic advisory firm (“Monitor Group”), as a consultant / case team leader from September 2004 until August 2008. Mr. Piedrahita has been a member of our Board since January 2014. Mr. Piedrahita holds a B.A., cum laude, in Sociology from Princeton University and an M.B.A. from Harvard Business School. Mr. Piedrahita was selected to serve as a member of our Board because of his strategic and operational knowledge gained through his experience working at Clear Channel Outdoor, as well as Monitor Group and THL.

Robert W. Pittman, age 63, was appointed as our Chairman and Chief Executive Officer on March 2, 2015. He was appointed Executive Chairman and a director of ours and as Chief Executive Officer and a director of iHeartMedia and iHeartCommunications on October 2, 2011. He was appointed as Chairman of iHeartMedia and iHeartCommunications on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC, a subsidiary of iHeartMedia and iHeartCommunications, on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for iHeartMedia and iHeartCommunications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as Chief Executive Officer of iHeartMedia and iHeartCommunications, as well as his extensive media experience gained through the course of his career.

Dale W. Tremblay, age 58, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company (“C.H. Guenther”), since July 2001. Prior to joining C.H. Guenther, Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses. Mr. Tremblay has been a member of our Board since November 2005. He also currently serves on the boards of directors of C.H. Guenther, Texas Capital Bank and NatureSweet Ltd. Mr. Tremblay has a B.A. in Finance from Michigan State University, and served on the Advisory Board for the Michigan State University Financial Analysis Lab and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. Mr. Tremblay was selected to serve as a member of our Board based on his operational and managerial expertise gained through building and managing a large privately-held company and his international business experience.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2019 (CLASS I)

Blair E. Hendrix, age 52, is a Managing Director of Bain Capital and the head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix also currently serves as a director of TWCC Holdings Corp. (The Weather Channel), iHeartCommunications and iHeartMedia and as a member of the board of managers of iHeartMedia Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Douglas L. Jacobs, age 69, has been self-employed since 2003. He was the Executive Vice President and Treasurer for FleetBoston Financial Group from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s MBS Group. Mr. Jacobs has been a member of our Board since May 2010. Mr. Jacobs’ other current directorships include OneMain Holdings, Inc. (and its subsidiary with registered debt securities, Springleaf Finance Corporation), Fortress Investment Group LLC and New Residential Investment Corp. His previous directorships include Doral Financial Corporation, ACA Capital Holdings, Inc., Global Signal Inc. and Hanover Capital Mortgage Holdings, Inc. Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Jacobs was selected to serve as a member of our Board for his operational, financial and capital markets experience as well as his experience evaluating risks gained through his service as an executive and as a director of several financial institutions.

Daniel G. Jones, age 42, is a Managing Director at THL and is part of the firm’s Strategic Resources Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL in 2007, Mr. Jones was a management consultant at Monitor Group from 2004 to 2007. He also served as account leader at Monitor Clipper Fund. Before Monitor Group, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, one of the leading Latin American passenger and cargo airlines. Mr. Jones has been a member of our Board since August 2008. He holds a B.A. from Dartmouth College and an M.B.A. from the MIT Sloan School of Management. Mr. Jones was selected to serve as a member of our Board for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described below in the Compensation Discussion and Analysis section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain, and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at our annual meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2017 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board recommends that you vote “For” approval of the advisory resolution on executive compensation above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are asking our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected above in Proposal 2 should occur every year, every two years or every three years. Stockholders also may abstain from voting.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that an advisory vote on executive compensation that occurs every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results. We also believe that an advisory vote once every three years is an appropriate frequency to provide sufficient time for us to thoughtfully consider the views of our stockholders and implement any appropriate changes to our executive compensation program. An advisory vote once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including any changes made in response to the outcome of the prior advisory vote on executive compensation.

The vote is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee. The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. However, because this vote is advisory and not binding in any way, the Board may decide that it is in the best interest of the stockholders and Clear Channel Outdoor to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The proxy card provides stockholders with the opportunity to choose from among four options (holding the vote every one, two or three years, or abstaining from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

The Board recommends that you vote “For” the option of once every three years as the preferred frequency for advisory votes on executive compensation.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 4: APPROVAL OF THE ADOPTION OF THE 2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN

BACKGROUND

Our Board approved and adopted the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan (as amended and restated, the “2012 A&R Stock Incentive Plan”) on March 23, 2017. The 2012 A&R Stock Incentive Plan will be effective on that date as long as it is approved by our stockholders within 12 months after that date. If we do not obtain stockholder approval of the 2012 A&R Stock Incentive Plan, the current 2012 Stock Incentive Plan (without giving effect to the proposed amendment and restatement) will remain in effect.

The 2012 A&R Stock Incentive Plan is a broad-based incentive plan that provides for granting stock options, stock appreciation rights, restricted stock, deferred stock awards, and performance-based cash and stock awards. The Board believes that our success and long-term progress are dependent upon attracting and retaining its directors, officers, employees, consultants, and advisers, and aligning the interests of such individuals with those of its stockholders. The 2012 A&R Stock Incentive Plan gives the Compensation Committee the maximum flexibility to use various forms of incentive awards as part of our overall compensation program.

The Board of Directors has determined that it is in the best interests of us and our stockholders to maximize the tax deductibility of performance-based cash and stock awards payable under the 2012 A&R Stock Incentive Plan. Accordingly, we have structured the 2012 A&R Stock Incentive Plan in a manner that payments made under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and our next four highest compensated officers (collectively, the “Covered Persons”) who were employed by us on the last day of our taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” does not count against the $1 million limitation.

To qualify, a “performance-based” award must be subject to performance measures established by a committee or subcommittee comprised solely of two or more of the Company’s outside directors (in the case of the Company, the Compensation Committee). In addition, the material terms of the performance measures must be disclosed to and approved by the Company’s stockholders. Further, subsequent to the original approval of the material terms of the performance measures, the performance measures must be disclosed to and re-approved by the Company’s stockholders no later than the first meeting of stockholders that occurs in the fifth year following the year in which stockholders previously approved the material terms of the performance measures. The 2012 Stock Incentive Plan was originally approved by the Company’s stockholders in May 2012. If stockholder approval of the 2012 A&R Stock Incentive Plan is not obtained at the annual meeting, “performance-based” awards granted under the 2012 Stock Incentive Plan after the annual meeting will be subject to the $1 million deduction limit, which would result in additional cost to the Company to the extent amounts of compensation paid to covered employees are not deductible.

The 2012 A&R Stock Incentive Plan sets forth, among other things, the performance objectives under which awards may be paid under the plan.

The closing sale price of our Class A common stock on April 3, 2017 was $6.00.

AMENDMENTS

The 2012 A&R Stock Incentive Plan is consistent in substance with the 2012 Stock Incentive Plan, but with several updates, including that the 2012 A&R Stock Incentive Plan:

•	imposes a $500,000 limit on the fair value of awards that may be granted to any non-employee director during any calendar year; and
•	provides that awards granted under the 2012 A&R Stock Incentive Plan are subject to any recoupment policy of the Company or any right or obligation that the Company may have with respect to the clawback of incentive compensation.

In addition to the amendments described above, there are several additional modifications in the 2012 A&R Stock Incentive Plan, including deletion of an unnecessary provision relating to the calculation of the number of shares to be issued to non-employee directors as part of their annual retainers.

PLAN SUMMARY

The principal features of the 2012 A&R Stock Incentive Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2012 A&R Stock Incentive Plan attached as Appendix B to this Proxy Statement.

Administration

The 2012 A&R Stock Incentive Plan will be administered by the Compensation Committee; however, the full Board of Directors will have sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the 2012 A&R Stock Incentive Plan, the Compensation Committee has authority to (1) select the individuals that may participate in the plan, (2) prescribe the terms and conditions of each participant’s award and make amendments thereto, (3) construe, interpret, and apply the provisions of the Stock Incentive Plan and of any award made under the plan, and (4) take all other actions necessary to administer the plan. The Compensation Committee may delegate any of its responsibilities and authority to other persons, subject to applicable law.

Securities Covered by the Plan

Subject to adjustments as required or permitted by the 2012 A&R Stock Incentive Plan’s terms, under the 2012 A&R Stock Incentive Plan, we may issue a total of (1) 29,142,027 shares of our Class A common stock, $.01 par value per share, plus (2) the number of shares of common stock granted under the Company’s 2005 Stock Incentive Plan, as amended and restated, that would be considered “Lapsed Awards” under Section 3.2 of the 2012 A&R Stock Incentive Plan (as more fully described below) had they been granted under the 2012 A&R Stock Incentive Plan.

The following shares are not taken into account in applying these limitations: (1) shares covered by awards that expire or are canceled, forfeited, settled in cash, or otherwise terminated; (2) shares delivered to us or withheld by us for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award; and (3) shares covered by stock-based awards assumed by us in connection with the acquisition of another company or business (collectively, “Lapsed Awards”).

Individual Award Limitations

In any calendar year, no participant may receive (1) awards covering more than one million (1,000,000) shares plus the amount of the participant’s unused annual limit as of the close of the preceding calendar year, and (2) performance-based cash awards under the 2012 A&R Stock Incentive Plan exceeding more than five million dollars ($5,000,000) plus the amount of the participant’s unused annual dollar limit as of the close of the preceding calendar year.

Eligibility

Awards may be made under the 2012 A&R Stock Incentive Plan to any of our or our subsidiaries’ present or future directors, officers, employees, consultants, or advisers. As of April 3, 2017, there were approximately 1,500 employees and seven non-employee directors who were eligible to receive awards under the 2012 A&R Stock Incentive Plan, and, as of April 3, 2017, 272 employees and three non-employee directors participated in the 2012 A&R Stock Incentive Plan.

Forms of Award

Stock Options and Stock Appreciation Rights. We may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”), as well as stock options that do not qualify as ISOs. However, no ISOs may be granted subsequent to the tenth anniversary of the date that the 2012 A&R Stock Incentive Plan is adopted. We also may grant stock appreciation rights (“SARs”). In general, a SAR gives the holder the right to receive the appreciation in value of the shares of our Class A common stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of a SAR may not be less than the fair market value per share of Class A common stock on the date the option or SAR is granted. We may not reprice options granted under the 2012 A&R Stock Incentive Plan without stockholder approval. Generally, the term of a stock option is ten years; provided, however, different limitations apply to ISOs granted to ten-percent stockholders: in such cases, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value per share of our Class A common stock on the date the option is granted.

The Compensation Committee may impose such exercise, forfeiture, and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option may be paid in cash or in any other form or manner permitted by the Compensation Committee, including without limitation, payment of previously-owned shares of our Class A common stock or payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee.

The Compensation Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with us and our subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.

Restricted Stock and Deferred Stock Awards. The 2012 A&R Stock Incentive Plan authorizes the Compensation Committee to make restricted stock awards, pursuant to which shares of the Class A common stock are issued to designated participants subject to transfer restrictions and vesting conditions. Subject to such conditions as the Compensation Committee may impose, the recipient of a restricted stock award may be given the rights to vote and receive dividends on shares covered by the award pending the vesting or forfeiture of the shares.

Deferred stock awards generally consist of the right to receive shares of Class A common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Prior to settlement, deferred stock awards do not carry voting, dividend, or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the Compensation Committee so determines.

Unless the Compensation Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries.

Other Stock-Based Awards. The 2012 A&R Stock Incentive Plan gives the Compensation Committee broad discretion to grant other types of equity-based awards, including, for example, dividend equivalent payment rights, phantom shares, bonus shares, and restricted stock units (“RSUs”) and to provide for settlement in cash and/or shares. The 2012 A&R Stock Incentive Plan also allows non-employee directors to elect to receive all or part of their annual retainers in the form of shares of the Class A common stock in lieu of cash.

Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the 2012 A&R Stock Incentive Plan. In general, performance awards provide for the payment of cash and/or shares of Class A common stock upon the achievement of objective, predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:

•	Earnings per share;
•	Share price or total stockholder return;
•	Pre-tax profits;
•	Net earnings;
•	Return on equity or assets;
•	Revenues;
•	Operating income before depreciation, amortization, and non-cash compensation expense, or “OIBDAN;”
•	Market share or market penetration; or
•	Any combination of the foregoing.

Performance objectives may be applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. Performance objectives may be expressed in absolute or relative terms and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. The Compensation Committee must certify in writing prior to payment of the performance award that the performance objectives and any other material terms of the award were in fact satisfied.

Adjustments of Awards

Generally, in the event of a split-up, spin-off, recapitalization, or consolidation of shares or any similar capital adjustment, or a change in the character or class of shares covered by the 2012 A&R Stock Incentive Plan or any award made pursuant to the plan, we will adjust (1) the maximum number of shares of Class A common stock which may be issued under the 2012 A&R Stock Incentive Plan, (2) the maximum number of shares of Class A common stock which may be covered by awards made to an individual in any calendar year, (3) the number of shares of Class A common stock subject to outstanding awards, and (4) where applicable, the exercise price, base price, target market price, or purchase price under outstanding awards, as required to equitably reflect the effect on the Class A common stock of such transactions or changes.

Generally, if we enter into a merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation, or any other similar transaction or event so designated by the Board in its sole discretion (collectively, an “Exchange Transaction”), all outstanding options and SARs will either (1) become fully vested and exercisable immediately prior to the Exchange Transaction (and any such outstanding options or SARs which are not exercised before the Exchange Transaction will thereupon terminate), or (2), at the sole discretion of the Board, be assumed by and converted into options or SARs for shares of the acquiring company. The Board may make similar adjustments to other outstanding awards under the 2012 A&R Stock Incentive Plan and may direct a cashout of any or all outstanding awards based upon the value of the consideration paid for our shares in the Exchange Transaction giving rise to the adjustment of plan awards.

Amendment and Termination of the Plan; Term

Except as may otherwise be required by law or the requirements of any stock exchange or market upon which our Class A common stock may then be listed, the Board, acting in its sole discretion and without further action on the part of our stockholders, may amend the 2012 A&R Stock Incentive Plan at any time and from time to time and may terminate the 2012 A&R Stock Incentive Plan at any time. No such amendment or termination may impair or adversely alter any awards previously granted under the plan (without the consent of the recipient or holder) or deprive any person of shares previously acquired under the plan. Unless sooner terminated, the plan shall terminate on the tenth anniversary of the date of its adoption by our Board, or March 23, 2027.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The grant of a stock option or SAR under the 2012 Stock Incentive Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of an SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. The Company generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares. Certain additional rules apply if the exercise price of an option is paid in shares previously owned by participant.

No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. The Company is not entitled to a deduction with respect to the exercise of an ISO; however, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.

In general, a participant will realize ordinary income with respect to common stock received pursuant to a restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, the Company is generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

A participant may make an “early income election” within 30 days of the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. The Company’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives deferred stock awards will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the deferred stock awards and, except as discussed below, the Company will generally be entitled to a tax deduction at that time. The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss.

Other awards, including RSUs, will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that options and SARs, and, subject to stockholder approval of the performance objectives described herein, contingent long-term performance awards granted under the 2012 A&R Stock Incentive Plan will continue to qualify as performance-based compensation not subject to the $1 million deductibility cap under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify. However, there can be no assurance that such compensation under the plan will be fully deductible under all circumstances. In addition, other awards under the 2012 A&R Stock Incentive Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE 2012 A&R STOCK INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS.

NEW PLAN BENEFITS

The Compensation Committee and the Board, as applicable, in their discretion determine awards granted under the 2012 A&R Stock Incentive Plan and, therefore, we are unable to determine the awards that will be granted in the future under the 2012 A&R Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2016 relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-Average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A))
	(A)		(B)	(C)
Equity Compensation Plans approved by security holders(2)	7,776,016	(3)	$7.71	27,883,798
Equity Compensation Plans not approved by security holders	—		—	—

Total	7,776,016		$7.71	27,883,798

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock or RSUs, which have no exercise price.

(2)	Represents the 2005 Stock Incentive Plan and the 2012 Stock Incentive Plan. The 2005 Stock Incentive Plan automatically terminated (other than with respect to outstanding awards) upon stockholder approval of the 2012 Stock Incentive Plan at our Annual Stockholder Meeting on May 18, 2012 and, as a result, there are no shares available for grant under the 2005 Stock Incentive Plan.

(3)	This number includes shares subject to outstanding awards granted, of which 5,032,680 shares are subject to outstanding options, 1,629,901 shares are subject to outstanding restricted shares and 1,113,435 shares are subject to outstanding RSUs.

The Board recommends that you vote “For” approval of the adoption of the 2012 A&R Stock Incentive Plan. Properly submitted proxies will be so voted unless stockholders specify otherwise.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
Dale W. Tremblay, Chairman
Douglas L. Jacobs

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance

Bonus	Cash	Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation	Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Element	Form	Purpose
Other Benefits and Prerequisites	Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)	Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2014, we held a stockholder advisory vote on the compensation of our named executive officers. More than 99% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2014 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program. We currently hold our say-on-pay vote once every three years. Accordingly, we will hold a say-on-pay advisory vote at the annual meeting. In accordance with SEC rules, we will also hold a vote on the frequency of say-on-pay votes at the annual meeting.

COMPENSATION OF OFFICERS EMPLOYED BY IHEARTMEDIA

The following of our named executive officers were employed by and received compensation from iHeartMedia in 2016:

•	Robert W. Pittman, our Chief Executive Officer;
•	Richard J. Bressler, our Chief Financial Officer (Principal Financial Officer); and
•	Steven J. Macri, our Senior Vice President—Corporate Finance.

Accordingly, the 2016 compensation for Messrs. Pittman, Bressler and Macri was set by the Compensation Committee of the Board of Directors of iHeartMedia. Clear Channel Outdoor’s Compensation Committee had no involvement in recommending or approving their compensation.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the 2016 compensation for Messrs. Bressler and Macri was allocated to us in recognition of their services provided to us pursuant to a Corporate Services Agreement between us and a subsidiary of iHeartMedia. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. See footnote (g) to the Summary Compensation Table below for a description of the allocations. Additionally, upon termination or a change in control, a portion of certain payments that would be due to Mr. Bressler would be allocated to us, as reflected in the Potential Payments Upon Termination or Change in Control table set forth below. These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of iHeartMedia’s OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense), net; equity in earnings (loss) of nonconsolidated affiliates; interest expense; interest income on the Due from iHeartCommunications Note; other operating income, net; depreciation and amortization; and impairment charges.

All references in this Compensation Discussion and Analysis to compensation policies and practices for our executive officers should be read to exclude the compensation policies and practices applicable to Messrs. Pittman, Bressler and Macri and any other executive officers whose compensation was determined by iHeartMedia, other than with respect to Clear Channel Outdoor equity awards provided to those individuals.

Accordingly, except as otherwise indicated below, references in this Compensation Discussion and Analysis to our named executive officers are intended to include:

•	C. William Eccleshare, Chairman and Chief Executive Officer of our International division (“CCI”); and
•	Scott R. Wells, Chief Executive Officer of our Americas division (“CCOA”).

COMPENSATION PRACTICES

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers (other than Messrs. Pittman, Bressler and Macri) on an annual basis. All compensation decisions are made within the scope of each named executive officer’s employment agreement, if any.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements, if any;
•	the recommendations of the Chief Executive Officer;
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration.  Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any. In the case of our named executive officers who have employment agreements with us, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis.  Mr. Eccleshare’s base salary increased to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2016.

In March 2015, we hired Mr. Wells as Chief Executive Officer of our Americas division. Under his employment agreement, Mr. Wells was provided an initial base salary of $750,000. His base salary remained at that level for 2016.

For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration.  Each of our named executive officers participates in our 2015 Executive Incentive Plan (the “Annual Incentive Plan”), other than Messrs. Pittman, Bressler and Macri, who participate in iHeartMedia’s 2015 Executive Incentive Plan. The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The Annual Incentive Plan is designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The performance goals for our named executive officers are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own) to the Compensation Committee for its review, consideration and approval. The Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer.

The 2016 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for CCI and certain qualitative performance objectives which contributed to CCI’s performance, and (2) Mr. Wells’ performance goals were based on the achievement of a targeted OIBDAN level for CCOA, excluding Latin America, and Latin America and certain qualitative performance objectives, which contributed to CCOA’s performance. Pursuant to his employment agreement, for 2016, Mr. Eccleshare was provided with an additional bonus opportunity based on achievement of certain qualitative performance objectives directly relevant to his position and responsibilities.

The annual incentive bonuses and the payments made in 2016 under Mr. Eccleshare’s additional bonus opportunities are reflected in the Non-Equity Incentive Compensation Plan column of the Summary

Compensation Table. The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses and additional bonus opportunities for Messrs. Eccleshare and Wells:

•	at the outset of the fiscal year:

•	set performance goals for the year for Clear Channel Outdoor and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

•	after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions, as well as any individual performance goals.

For 2016, Clear Channel Outdoor’s OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, Clear Channel Outdoor and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels. Pursuant to his employment agreement, the Compensation Committee awarded an additional bonus opportunity for Mr. Eccleshare with respect to 2016 performance. To enhance the retention value of the additional bonus award, as described below, a significant portion of the earned additional bonus for Mr. Eccleshare will be paid at a later date subject to Mr. Eccleshare’s continued employment.

Analysis.  In determining whether the 2016 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor and its operating divisions from January 1, 2016 to December 31, 2016. For 2016, the performance-based goals applicable to our named executive officers are set forth below.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2016 was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCI of $279.0 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated in the same manner as CCI’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses, rent expense related to iHM tower sale-leaseback expenses and amortization of cloud-based software implementation charges and to allocate the applicable corporate expenses to CCI. CCI’s reportable OIBDAN is defined as CCI’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Eccleshare’s individual qualitative performance objectives for 2016 consisted of: (1) developing a transparent and robust process for compliance throughout CCI; (2) reviewing CCI’s organization and succession plan and ensuring the core leadership team was fit for future business requirements; (3) developing a programmatic solution for CCI and having a fully operational live test in at least one major market by year end; (4) continuing the drive for greater customer focus and building on senior agency relationships to deliver above-market growth; and (5) supporting the new Chairman of Clear Media Limited in his transition and managing the joint venture relationship. CCI’s 2016 OIBDAN was approximately $255.1 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $700,190. In addition, based on the subjective review of Mr. Eccleshare’s performance by our Compensation Committee, Mr. Eccleshare received an additional $100,000 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $800,190.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by our Compensation Committee with respect to 2016 performance, Mr. Eccleshare also earned an additional $270,000 supplemental bonus based on achieving the following additional performance objectives established by our Compensation Committee for Mr. Eccleshare with respect to our business: (1) driving a 3-year plan for CCI which develops a clear narrative for CCI in a fast-changing out-of-home environment; and (2) driving the optimization of the digital expansion strategy. Of the $270,000 supplemental bonus earned with respect to 2016 performance, $90,000 was paid at the end of February 2017, and the remaining $180,000 will be paid in equal installments of $90,000 each at the same time as the annual incentive bonus payments in 2018 and 2019 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2017, Mr. Eccleshare was paid the third of three $85,000 installments earned pursuant to his additional bonus with respect to 2014 performance. He was also paid the second of three $80,000 installments pursuant to his additional bonus with respect to 2015 performance. The final $80,000 installment of the 2015 additional bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2018 if Mr. Eccleshare remains employed on the payment date.

Scott R. Wells

Pursuant to his employment agreement, Mr. Wells’ target bonus for 2016 was set at $750,000, with 65% based on the achievement of OIBDAN at CCOA, excluding Latin America, of $434.8 million, 5% based on the achievement of Latin America OIBDAN of $24.4 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2016 was set at $1,500,000. For purposes of calculating Mr. Wells’ bonus, OIBDAN was calculated in the same manner as CCOA’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses, rent expense related to iHM tower sale-leaseback expenses and amortization of cloud-based software implementation charges and to allocate the applicable corporate expenses to CCOA. CCOA’s reportable OIBDAN is defined as CCOA’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Wells’ individual qualitative performance objectives for 2016 consisted of: (1) proactively managing liquidity levers while still strategically driving footprint growth; (2) driving customer valued innovation to increase use of Clear Channel Outdoor by major national advertisers; (3) providing local markets with the tools they need to thrive in the changing marketplace; (4) continuing and accelerating reinvigoration of the CCOA culture; (5) resolving the L.A. Digital Billboard litigation; and (6) identifying and transitioning the new General Counsel. The 2016 CCOA OIBDAN, excluding Latin America, was approximately $427.6 million which was below the OIBDAN target but above the OIBDAN minimum. The Latin America OIBDAN was approximately $27.8 million which was above the OIBDAN target. Based on the achieved OIBDAN levels, together with Mr. Wells’ level of achievement of his qualitative performance objectives described above, Mr. Wells received an annual incentive bonus of $734,385. In addition, based on the subjective review of Mr. Wells’ performance by our Compensation Committee, Mr. Wells received an additional $50,000 bonus in respect of 2016 performance, for an aggregate 2016 bonus of $784,385.

Long-Term Incentive Compensation

Administration.  Our named executive officers participate in our 2012 Stock Incentive Plan or our previous 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The 2012 Stock Incentive Plan is administered by our Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the 2012 Stock Incentive Plan. As of December 31, 2016, there were 287 employees holding outstanding stock incentive awards under the 2012 Stock Incentive Plan and the 2005 Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. The Board believes equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units.  Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of our Class A common stock on the date of grant and with a 10-year term. We typically define fair market value as the closing price on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the Compensation Committee in its discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis.  Effective as of January 8, 2016 and February 5, 2016, in lieu of dividends that were paid to stockholders, the Compensation Committee granted Mr. Eccleshare awards of 38,138 and 55,315 restricted stock units, respectively, which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards. Also, on September 21, 2016, the Compensation Committee granted Mr. Eccleshare an award of 25,000 restricted stock units which vest based on time.

On June 3, 2016, the Compensation Committee granted Mr. Wells an award of 25,654 options and 82,236 restricted shares, both of which vest based on time.

Effective as of February 24, 2017, in lieu of dividends that were paid to stockholders, the Compensation Committee granted Mr. Eccleshare (i) an award of 20,719 restricted stock units which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards; and (ii) 2,702 shares of Clear Channel Outdoor Class A common stock. These awards are not included in the Summary Compensation Table for 2016 because they were recognized as 2017 compensation and will be included in the 2017 Summary Compensation Table.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2016 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates.  The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in the first half of the year. During 2016, our Board granted equity awards to our independent directors in July 2016 and adopted a stock ownership guideline for our independent directors. See

“Director Compensation” set forth below in this proxy statement for additional information regarding the compensation program for our independent directors.

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors.  Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board following their election. If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards.  We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

We provide certain personal benefits to our named executive officers. The primary personal benefits provided to one or more of the named executive officers include: (1) certain pension benefits (or payments in lieu thereof) in the United Kingdom; (2) personal club dues; (3) company matching 401(k) contributions in the U.S.; (4) tax services and gross-up; (5) private medical insurance for officers who are not U.S. citizens; (6) legal fees; and (7) transportation, automobile allowances and the use of a car service.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme. The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation. Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions). He also receives a car allowance in the United Kingdom, private medical insurance and we have agreed to make a car service available for his business use in the United States. In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide private medical insurance benefits to Mr. Eccleshare.

Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees. As part of this process, the Compensation Committee considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations. After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the Compensation Committee adopted a new Company-wide tiered relocation policy reflecting these types of relocation benefits. The Company-wide new relocation policy applies only in the case of a Company-requested relocation and provides different levels of benefits based on the employee’s level within the organization. In connection with his promotion to serve as our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City and then relocated back to London upon his transition to Chairman and Chief Executive Officer of CCI in March 2015. Through the negotiation of his employment agreement, we agreed to provide Mr. Eccleshare with the additional benefits described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below in consideration of his international relocation.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee.  The Compensation Committee is primarily responsible for conducting reviews of our executive compensation policies and strategies, overseeing and evaluating our overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of the Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers.  The Chief Executive Officer provides reviews and recommendations regarding executive compensation programs, policies and governance for the Compensation Committee’s consideration. His responsibilities included, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for executive officers other than himself.

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan. These duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants.  As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” our parent entity provides us with certain services, including human resources support. During 2016, iHeartMedia’s management retained Mercer (US) Inc. to provide, using its existing sources of data, (1) general industry perspective of the mix of pay for senior executives, (2) market competitive compensation data for the Chief Executive Officer, Chief Financial Officer and other named executive officer positions at companies similar to iHeartMedia, and (3) a review of the compensation program for the independent members of Clear Channel Outdoor’s Board of Directors in light of current trends and practices. Mercer (US) Inc. is affiliated with Marsh & McLennan Companies (together with its affiliated companies, “MMC”). During 2016, MMC was retained by management to provide services unrelated to executive or director compensation, including: an equity plan overhang analysis, leasing services, as well as insurance and brokerage services. MMC’s fees during 2016 with respect to its services related to executive or director compensation were $95,176, and the aggregate fees for the other services provided by MMC during 2016 were approximately $1.3 million.

iHeartMedia requested and received responses from MMC addressing its independence, including the following factors: (1) other services provided to iHeartMedia and its subsidiaries by MMC; (2) fees paid iHeartMedia and its subsidiaries as a percentage of MMC’s total revenue; (3) policies or procedures maintained by MMC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any iHeartMedia or Clear Channel Outdoor stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and MMC or the individual consultants involved in the engagements. The Compensation Committee discussed these considerations and concluded that MMC’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for Federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the 2012 Stock Incentive Plan, in accordance with the requirements of FASB ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2016, 2015 and 2014 for the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the next three most highly compensated executive officers serving during 2016 (collectively, the “named executive officers”). As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the compensation for 2016, 2015 and 2014 for Richard J. Bressler and Steven J. Macri was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman Chief Executive Officer (PEO)(e)	2016	—		—		—	—	—		409,860		409,860
	2015	—		—		857,082	—	—		—		857,082

Richard J. Bressler Chief Financial Officer (PFO)(f)	2016	452,520	(g)	62,529	(g)	—	—	767,091	(g)	450,695		1,732,835
	2015	464,640	(g)	67,734	(g)	321,397	—	590,506	(g)	17,282	(g)	1,461,559
	2014	476,040	(g)	112,415	(g)	—	—	482,635	(g)	58,483	(g)	1,129,573

C. William Eccleshare Chief Executive Officer – International division(h)	2016	927,601	(i)	1,200,000		554,296	—	955,190		255,721		3,892,808
	2015	1,043,630	(i)	—		—	—	961,686		372,670		2,377,986
	2014	1,123,012	(i)	—		—	—	955,937		563,927		2,642,876

Scott R. Wells Chief Executive Officer – Americas division(j)	2016	750,000		50,000		532,067	72,857	784,385		5,000		2,194,309
	2015	621,875		—		485,340	1,664,649	483,067		5,000		3,259,931

Steven J. Macri Senior Vice President – Corporate Finance(k)	2016	130,100	(g)	27,647	(g)			175,956	(g)	943	(g)	334,646
	2015	123,904	(g)	51,837	(g)	—	—	104,979	(g)	968	(g)	281,688
	2014	39,353	(g)	8,841	(g)	—	—	25,592	(g)	400	(g)	74,186

(a)	The amounts reflect:

•	For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of the following cash payments from iHeartMedia: a cash payment for 2016, 2015 and 2014 as additional bonus awards in respect of 2016 performance from iHeartMedia;

•	For Mr. Eccleshare, (1) a cash payment of $100,000 as an additional bonus award in respect of 2016 performance from Clear Channel Outdoor; and (2) a cash payment of $1.1 million related to a severance payment Mr. Eccleshare would have been entitled to pursuant to his prior employment agreement; and

•	For Mr. Wells, a cash payment for 2016 as an additional bonus award in respect of 2016 performance from Clear Channel Outdoor.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)	The amounts shown in the Stock Awards column include the full grant date fair value of time-vesting restricted stock awarded to Messrs. Pittman, Bressler, Eccleshare and Wells by Clear Channel Outdoor in 2016 and 2015, as applicable, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant. See “Grants of Plan Based Awards” for additional details.

The amounts shown in the Option Awards column reflect the full grant date fair value of time-vesting stock options awarded to Mr. Wells by Clear Channel Outdoor in 2016 and 2015, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. See “Grants of Plan Based Awards” for additional details.

For further discussion of the assumptions made in valuation, see also Note 8-Stockholders’ Equity (Deficit) beginning on page A-68 of Appendix A.

(c)	The amounts reflect:

•	For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of (1) cash payments from iHeartMedia as annual incentive bonus awards for 2014, under its 2008 Annual Incentive Plan and for 2016 and 2015 under its 2015 Executive Incentive Plan, each pursuant to pre-established performance goals; and (2) for 2016, cash payments in 2017 of $400,000 and $320,000, respectively, earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014.

•	For Mr. Eccleshare, (1) cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2014 under its Amended and Restated 2006 Annual Incentive Plan and annual incentive bonus awards for 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals; (2) for 2016, a cash payment in 2017 of (a) the final one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014, (b) the second one-third ($80,000) of the $240,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2015 and (c) one-third ($90,000) of the $270,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2016; (3) for 2015, a cash payment in 2016 of (a) the final one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013, (b) a second one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014, and (c) one-third ($80,000) of the $240,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2015; and (4) for 2014, a cash payment in 2015 of (a) the final one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012, (b) a second one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013, and (c) one-third ($85,000) of the $255,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2014. The remaining $80,000 of the additional bonus opportunity with respect to 2015 will be paid in 2018 and the remaining $180,000 of the additional bonus opportunity with respect to 2016 will be paid in equal installments in 2018 and 2019, in each case if Mr. Eccleshare remains employed at the payment dates.

•	For Mr. Wells, cash payments from Clear Channel Outdoor as annual incentive bonus awards for 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

With respect to 2016, (1) Mr. Bressler also earned an additional $500,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) and (2) Mr. Macri also earned an additional $400,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement), in each case base on pre-established performance goals with respect to 2016. These amounts are not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2016 because they are to be paid at the same time as annual bonuses in 2019 if they remain employed through the payment date.

(d)	As described below, for 2016 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Mr. Wells in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;
•	club membership dues for Mr. Eccleshare paid by us;
•	personal tax services paid by us for Mr. Eccleshare;
•	tax gross-ups on tax services for Mr. Eccleshare;
•	legal expenses for Mr. Eccleshare;
•	the cost of private medical insurance for the benefit of Mr. Eccleshare;

•	automobile allowances and transportation expenses for the benefit of Mr. Eccleshare in the United Kingdom; and
•	accrued dividends paid on Clear Channel Outdoor restricted shares that vested during 2016 for Messrs. Pittman and Bressler.

For 2016, the All Other Compensation column also reflects the allocation to us pursuant to the Corporate Services Agreement of amounts iHeartMedia contributed under the 401(k) plan as a matching contribution for the benefit of Messrs. Bressler and Macri.

Mr. Eccleshare is a citizen of the United Kingdom. The amounts reported for Mr. Eccleshare for 2016 that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rate of £1=$1.3495 for the year ended December 31, 2016.

	Pittman	Bressler	Eccleshare	Wells	Macri
Plan contributions (or payments in lieu thereof)	$ —	$1,886	$135,856	$5,000	$943
Club dues	—	—	562	—	—
Tax services	—	—	44,096	—	—
Tax services tax gross-up	—	—	22,170	—	—
Legal fees	—	—	2,726	—	—
Private medical insurance	—	—	26,020	—	—
Automobile allowance/transportation	—	—	24,291	—	—
Accrued Dividends	409,860	448,809	—	—	—

Total	$409,860	$450,695	$255,721	$5,000	$943

Mr. Eccleshare is reimbursed for car service use for commuting and other personal purposes. Pursuant to his employment agreement, Mr. Eccleshare receives certain tax and other benefits.

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on actual costs. For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

From time to time, our officers use aircraft owned or leased by iHeartMedia, pursuant to iHeartMedia’s Aircraft Policy. The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology. For 2016, no costs associated with aircraft usage were allocated by iHeartMedia to us.

(e)	Mr. Pittman became Chief Executive Officer of iHeartMedia on October 2, 2011 and was appointed as our Chairman and Chief Executive Officer on March 2, 2015. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to Clear Channel Outdoor. Accordingly, all of Mr. Pittman’s compensation for 2016 is reflected in iHeartMedia’s Summary Compensation Table for 2016.

(f)	Mr. Bressler became our Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity during 2014, 2015 and 2016.

(g)

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a subsidiary of iHeartMedia provides, among other things, certain executive officer services to us. Pursuant to the Corporate Services Agreement, based on our OIBDAN as a percentage of iHeartCommunications’ total OIBDAN, we were allocated 37.71% of certain amounts for

2016, 38.72% of certain amounts for 2015, and 39.67% of certain amounts for 2014. For Mr. Macri, the 2016, 2015 and 2014 allocated amounts also reflect the portion of his role that is tied to Clear Channel Outdoor as Senior Vice President—Corporate Finance (50%). The 2014 allocated amount also reflects the portion of the year that he served in this role (31%). For Mr. Pittman, none of his 2016 or 2015 compensation was allocated to Clear Channel Outdoor.

The Summary Compensation Table above reflects these allocated amounts, as described below:

•	The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Messrs. Bressler and Macri for 2016, 2015 and 2014.

The tables below reflect 100% of the applicable Salary, Bonus and Non-Equity Incentive Plan Compensation amounts and 100% of those allocated elements of the All Other Compensation amounts, the allocated percentage of which is included in the Summary Compensation Table above. For Messrs. Bressler and Macri, who also are named executive officers for iHeartMedia, these 100% amounts for the allocated items are disclosed by iHeartMedia in the Summary Compensation Table in iHeartMedia’s proxy statement.

	100% of Allocated Salary Amounts
	2016	2015	2014
Richard J. Bressler	$1,200,000	$1,200,000	$1,200,000
Steven J. Macri	690,000	640,000	640,000

	100% of Allocated Bonus and Non-Equity Incentive Plan Compensation
	2016	2015	2014
Richard J. Bressler	$2,200,000	$1,700,000	$1,500,000
Steven J. Macri	1,079,836	810,000	560,000

	100% of Allocated All Other Compensation Amounts
	2016	2015	2014
Richard J. Bressler	$453,809	$44,633	$147,424
Steven J. Macri	5,000	5,000	6,500

(h)	On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of Clear Channel Outdoor, overseeing both CCOA and CCI and served in that position until March 2, 2015, when he transitioned to become Chairman and Chief Executive Officer of our International division. Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—International. The summary compensation information presented above for Mr. Eccleshare reflects his service in those capacities during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (i) below. Mr. Eccleshare is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of £1=$1.3495, £=$1.5281 and £1=$1.6464 for the years ended December 31, 2016, 2015 and 2014, respectively.

(i)

The amounts in the Salary column for Mr. Eccleshare include his base salary for his service as an officer of ours, as well as amounts paid for his service as a director of our majority-owned subsidiary, Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid for the periods during which he served as a director of Clear Media Limited are set forth in the table below. The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1288 for the year ended December 31, 2016, HK$1=$0.1290 for the year ended December 31, 2015 and HK$1=$0.1289 for the year ended December 31, 2014.

	2016	2015	2014
C. William Eccleshare	$21,896	$18,060	$18,046

(j)	Mr. Wells became the Chief Executive Officer of CCOA on March 3, 2015. The summary compensation information presented above for Mr. Wells reflects his service in that capacity during 2016 and 2015.

(k)	Mr. Macri became our Senior Vice President—Corporate Finance on September 9, 2014, and has served as Executive Vice President and Chief Financial Officer of the iHeartMedia division since October 7, 2013. The summary compensation information presented above for Mr. Macri reflects his service in that capacity during 2016, 2015 and 2014.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Messrs. Eccleshare and Wells have employment agreements with us and Messrs. Pittman, Bressler and Macri have employment agreements with iHeartMedia. Certain elements of their compensation are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications, and a portion of their compensation is allocated to us in recognition of their services provided to us. Accordingly, a portion of the compensation for 2016, 2015 and 2014 for Richard J. Bressler and Steven J. Macri was allocated to us in recognition of their services provided to us under the Corporate Services Agreement. The provisions of the employment agreements for Messrs. Bressler and Macri are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

Robert W. Pittman

On October 2, 2011, iHeartMedia entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of iHeartMedia and served as Executive Chairman of the Board of Directors of CCOH. On March 2, 2015, Mr. Pittman became the Chairman and Chief Executive Officer of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with iHeartMedia and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, iHeartMedia entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary increased from $1,000,000 per year under his previous employment agreement to $1,200,000 per year. His base salary may be increased (but not decreased) at the discretion of iHeartMedia’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Pittman. Under Mr. Pittman’s previous employment agreement, his aggregate target annual bonus that could be earned upon achievement of all of his performance objectives was not less than $1,650,000. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. For 2016, Mr. Pittman received an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2016 performance of $165,816. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, iHeartMedia will charter a comparable aircraft for Mr. Pittman’s business and personal use. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business. During 2014, iHeartMedia reimbursed Mr. Pittman for legal fees incurred by Mr. Pittman in connection with the negotiation of the amended and restated employment agreement.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of iHeartMedia’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, iHeartMedia and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, iHeartMedia granted Mr. Pittman 350,000 restricted shares of iHeartMedia’s Class A common stock. Mr. Pittman’s iHeartMedia restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of CCOH’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vests in two equal parts on each of December 31, 2016 and December 31, 2017, subject to Mr. Pittman’s continued service through each vesting date.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of iHeartMedia, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, iHeartMedia entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary from iHeartMedia at a rate no less than $1,200,000 per year, subject to increase at the discretion of iHeartMedia’s board of directors or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus from iHeartMedia for the achievement of reasonable performance goals established annually by iHeartMedia’s board of directors or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned from iHeartMedia when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity from iHeartMedia of up to $500,000, based on iHeartMedia’s achievement of one or more annual performance goals determined by iHeartMedia’s chief executive officer and approved by iHeartMedia’s board of directors or a committee thereof. Any additional bonus amounts will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. For 2016, Mr. Bressler received from iHeartMedia an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2016 performance of $165,816. Mr. Bressler also earned an additional bonus of $500,000 which will be paid when performance bonuses are generally paid in 2019 if he remains employed on the payment date. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

During the term of his employment, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

As provided in Mr. Bressler’s employment agreement, on July 29, 2013, Clear Channel Outdoor granted Mr. Bressler 271,739 restricted shares of the Class A common stock of Clear Channel Outdoor. See “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the award. In addition, on July 29, 2013, iHeartMedia granted Mr. Bressler 910,000 restricted shares of iHeartMedia’s Class A common stock.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of iHeartMedia, Clear Channel Outdoor and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

C. William Eccleshare

January 24, 2012 Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions. In connection with his promotion, Clear Channel Outdoor and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City in 2012. In his new position, Mr. Eccleshare receives an annual base salary of $1,000,000; provided, however, that until Mr. Eccleshare relocated to the United States, his base salary was to be paid in British pounds (using an exchange rate of £1=$1.49). His salary will be reviewed at least annually for possible increase by our Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by the Compensation Committee of our Board for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive an additional annual bonus of up to $300,000 based on the achievement of one or more annual performance goals determined by our Board or a subcommittee thereof. Any bonus earned under the additional bonus opportunity will be paid by us in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2016, Mr. Eccleshare received an annual bonus of $800,190, including an additional bonus in respect of 2016 performance of $100,000. Mr. Eccleshare also (1) received an additional bonus payment of $85,000 provided pursuant to his additional bonus opportunity earned with respect to 2014 performance (2) received an additional bonus payment of $80,000 provided pursuant to his additional bonus opportunity earned with respect to 2015 performance and (3) earned an additional bonus of $270,000 with respect to his additional bonus opportunity with respect to 2016 performance, $90,000 of which was paid in February 2017 and $180,000 of which will be paid in equal installments in 2018 and 2019 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

We continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. We also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by us or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, we will reimburse this excess tax on a fully-grossed up basis for applicable taxes. We also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. Further, we agreed to make a car service available to Mr. Eccleshare for his business use. Mr. Eccleshare is also to be reimbursed for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 restricted stock units with respect to our Class A common stock on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with us and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Centaur plc. Upon his service with Centaur plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with us or our affiliates, subject to our prior written consent that will not be unreasonably withheld.

March 2, 2015 Amendment to January 24, 2012 Employment Agreement.  Effective March 2, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “First Eccleshare Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”). Pursuant to the terms of the First Eccleshare Amendment, (1) Mr. Eccleshare’s title was amended to be Chairman and Chief Executive Officer of CCI, (2) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for a period of one (1) year after the effective date of the First Eccleshare Amendment, after which Mr. Eccleshare can exercise the right to trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for thirty (30) days as provided for and in accordance with the terms of his Prior Employment Agreement, (3) Clear Channel Outdoor agreed to continue to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable, both during the remainder of his employment with Clear Channel Outdoor and for a period of twelve (12) months thereafter, and (4) Clear Channel Outdoor agreed to reimburse Mr. Eccleshare for certain relocation costs associated with the relocation of Mr. Eccleshare and his family from New York City to London in connection with a termination due to death, “disability,” by Clear Channel Outdoor without “cause” or by Mr. Eccleshare for Good Reason (as such terms are defined in the Prior Employment Agreement), whether such costs are incurred during his employment with Clear Channel Outdoor or during the 12-month period thereafter (previously, Mr. Eccleshare would only be entitled to such reimbursement if the relevant costs were incurred during the 12-month period following termination of his employment with Clear Channel Outdoor).

December 17, 2015 Amendment to January 24, 2012 Employment Agreement.  Effective December 17, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Second Eccleshare Amendment”) to Mr. Eccleshare’s Prior Employment Agreement. Pursuant to the terms of the Second Eccleshare Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2017 and thereafter provided for automatic one-year extensions, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the agreement, (2) in the event there is a disposition of the European assets of CCI, Mr. Eccleshare will be considered for a cash payment in an amount to be determined by Clear Channel Outdoor in its sole discretion, (3) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason if, after a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations, he continues as Chief Executive Officer of CCI (or any of its successors), (4) commencing in 2016, Mr. Eccleshare is eligible for an additional long-term incentive opportunity from Clear Channel Outdoor, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Mr. Eccleshare’s manager and the Board or the compensation committee of Clear Channel Outdoor, and (5) in consideration of Mr. Eccleshare entering into the First Eccleshare Amendment and the Second Eccleshare Amendment and as a result of the change in his position and duties related to the First Eccleshare Amendment and provided Mr. Eccleshare’s employment has not ended prior to March 1, 2016, Mr. Eccleshare shall receive, subject to certain conditions, (a) the severance payment he would have been entitled to pursuant to the Prior Employment Agreement, except it shall be paid in two annual installments of $1.1 million on March 1, 2016 and $1.1 million on March 1, 2017 and (b) vesting of one-half of any then unvested restricted stock units on March 1, 2016 and vesting of the other half of such restricted stock units on March 1, 2017.

Scott R. Wells

Effective March 3, 2015 (the “Effective Date”), CCOH entered into an employment agreement (the “Wells Employment Agreement”) with Mr. Wells. The Wells Employment Agreement has an initial term (the “Initial Term”) that ends on March 2, 2019 and thereafter provides for automatic four-year extensions, unless either CCOH or Mr. Wells gives prior notice electing not to extend the agreement. Subject to the termination provisions described below, Mr. Wells will receive a base salary from CCOH at a rate no less than $750,000 per year, which shall be increased at CCOH’s discretion. Mr. Wells will also have the opportunity to earn an annual performance bonus (the “Performance Bonus”) from CCOH for the achievement of financial and performance criteria established by CCOH and approved in the annual budget. The target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). For 2016, Mr. Wells received an annual bonus of $784,385, including an additional bonus in respect of 2016 performance of $50,000. In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from CCOH with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of CCOH, as applicable. The Wells Employment Agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of CCOH may participate. CCOH will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the Wells Employment Agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The Wells Employment Agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

If Mr. Wells’ employment with CCOH is terminated by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal, CCOH shall pay to Mr. Wells: (i) Mr. Wells’ accrued and unpaid base salary; (ii) any earned but unpaid prior year bonus, if any, through the date of termination; (iii) any unreimbursed business expenses; and (iv) any payments to which he may be entitled under any applicable employee benefit plan according to the terms of such plans and policies (collectively, the “Accrued Obligations”). In addition, if Mr. Wells has signed and returned (and has not revoked) a general release of claims in a form satisfactory to CCOH by the thirtieth (30th) day following the date of his termination, CCOH will: (i) pay to Mr. Wells, in periodic payments over a period of 18 months following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, Mr. Wells’ base salary; (ii) pay Mr. Wells in a lump sum an amount equal to the COBRA premium payments Mr. Wells would be required to pay for continuation of healthcare coverage during the 12-month period following the date of Mr. Wells’ termination (less the amount that Mr. Wells would have had to pay for such coverage as an active employee); (iii) pay to Mr. Wells a prorated bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year; (iv) pay to Mr. Wells a separation bonus in an amount equal to the Target Bonus to which Mr. Wells would be entitled for the year in which Mr. Wells’ employment terminates; and (v) any unvested Time Vesting Options (as defined below) scheduled to vest within the twelve (12) month period following the date of termination will vest in full on the date of termination and any unvested Performance Vesting Options (as defined below) will remain eligible to vest for the three (3) month period following the date of termination.

If Mr. Wells’ employment with CCOH is terminated due to Mr. Wells’ death or disability or Mr. Wells elects not to renew his employment, CCOH will pay to Mr. Wells or to his designee or estate the Accrued Obligations.

As provided in the Wells Employment Agreement, the compensation committee of the board of directors of CCOH approved an award by CCOH, effective as of March 3, 2015, of options to purchase shares of CCOH’s Class A common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options will vest in equal amounts on the first, second, third and fourth anniversaries of the Effective Date, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal). The Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal).

Steven J. Macri

Effective October 7, 2013, Steven J. Macri entered into an employment agreement with iHeartMedia. Pursuant to his agreement, Mr. Macri will serve as Executive Vice President and Chief Financial Officer of iHeartMedia + Entertainment, Inc. (formerly known as Clear Channel Broadcasting, Inc.) (“iHM”), a wholly owned subsidiary of iHeartMedia, until October 6, 2017, after which time such employment period will be automatically extended from year to year unless either party gives notice of non-renewal as permitted in the agreement. On September 9, 2014, Mr. Macri became Senior Vice President—Corporate Finance of iHeartMedia and Clear Channel Outdoor as well.

Under his agreement, Mr. Macri receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Macri’s current annual base salary is $700,000. During 2013, Mr. Macri received a $60,000 signing bonus. No later than March 15 of each calendar year, Mr. Macri is eligible to receive a performance bonus. For 2013, Mr. Macri’s target bonus was $375,000, with $187,500 of such amount guaranteed and $187,500 of such amount MBO-based. For purposes of his agreement, MBO-based means the subjective performance criteria agreed to on an annual basis between the President and Chief Financial Officer of iHeartMedia and Mr. Macri at about the same time as established for other similarly situated employees. For 2014 and thereafter, Mr. Macri’s target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Macri. For 2016, Mr. Macri received an annual bonus of $759,836, including an additional bonus in respect of 2016 performance of $146,632. Mr. Macri also earned an additional bonus of $400,000 pursuant to his additional bonus opportunity with respect to 2016 performance, which will be paid when performance bonuses are generally paid in 2019 if he remains employed on the payment date. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Additionally, pursuant to his employment agreement, on October 7, 2013, Mr. Macri received a one-time long term incentive grant of 100,000 shares of restricted stock.

Under the employment agreement, Mr. Macri is required to protect the secrecy of confidential information of iHeartMedia and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with iHeartMedia and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Macri for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under its 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2012 Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The 2012 Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors. The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2012 Stock Incentive Plan. The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the 2012 Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2016. As described below under “Certain Relationships and Related Party Transactions— iHeartMedia, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, certain executive officer services. A portion (37.71% and 18.86%) of the annual incentive awards provided by our parent entities to Messrs. Bressler and Macri, respectively, with respect to 2016 was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2016 table below and 100% of the annual incentive awards to the named executive officers of iHeartMedia are reflected by iHeartMedia in the comparable table in its proxy statement.

Grants of Plan-Based Awards During 2016

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert W. Pittman	—	—	—	—	—	—	—	—

Richard J. Bressler	N/A(b)	—	678,780	1,357,560	—	—	—	—
	N/A(b)	—	188,550	188,550	—	—	—	—

C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—
	1/19/2016(c)	—	—	—	38,138	—	—	190,690
	2/26/2016(d)	—	—	—	55,315	—	—	211,856
	9/21/2016(e)	—	—	—	25,000	—	—	151,750

Scott R. Wells	N/A(b)	—	750,000	1,500,000	—	—	—	—
	6/3/2016(f)	—	—	—	82,236	25,654	—	604,924

Steven J. Macri	N/A(b)	—	130,100	260,199	—	—	—	—
	N/A(b)	—	75,420	75,420	—	—	—	—

(a)	Reflects the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 8-Stockholders’ Equity (Deficit) beginning on page A-68 of Appendix A.

(b)

Messrs. Bressler and Macri received cash incentive awards from iHeartMedia under the iHeartMedia 2015 Executive Incentive Plan. The amounts shown for Messrs. Bressler and Macri reflect the allocated portion of their respective cash incentive awards under the iHeartMedia 2015 Executive Incentive Plan based on the achievement of pre-established performance goals. As described in footnote (g) to the Summary Compensation Table above, Mr. Pittman’s cash incentive award from iHeartMedia for 2016 was not allocated pursuant to the Corporate Services Agreement. Messrs. Eccleshare and Wells received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan. In addition, Messrs. Eccleshare, Bressler and Macri were eligible to participate in an additional bonus opportunity with respect to Clear Channel Outdoor’s 2016 performance in the case of Mr. Eccleshare and with respect to iHeartMedia’s 2016 performance in the case of Messrs. Bressler and Macri. Mr. Eccleshare had the opportunity to earn up to $300,000 from Clear Channel Outdoor under his additional bonus opportunity and earned $270,000 based on 2016 performance, of which $90,000 was paid at the end of February 2017 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $180,000 of which will be paid in equal installments of $90,000 each at the same time as the annual incentive bonus payments are paid generally in 2018 and 2019 if Mr. Eccleshare remains employed at that time. Mr. Bressler had the opportunity to earn up to $500,000 from iHeartMedia ($188,550 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under this additional bonus opportunity and earned the full $500,000 based on 2016 performance, which will be paid by iHeartMedia in 2019 if Mr. Bressler remains employed at that time. Mr. Macri had the opportunity to earn up to $400,000 from iHeartMedia ($75,240 of which would be allocated to Clear

Channel Outdoor pursuant to the Corporate Services Agreement) under this additional bonus opportunity and earned the full $400,000 based on 2016 performance, which will be paid by iHeartMedia in 2019 if Mr. Macri remains employed at that time. For further discussion of the 2016 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)	On January 19, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 38,138 shares of Clear Channel Outdoor’s Class A common stock under our 2012 Stock Incentive Plan. The restricted stock units vested with respect to 22,883 of the shares on January 24, 2016, 7,627 of the shares on March 1, 2016 and the remaining 7,628 shares will vest on March 1, 2017.

(d)	On February 26, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 55,315 shares of Clear Channel Outdoor’s Class A common stock under our 2012 Stock Incentive Plan. The restricted stock units vested with respect to 27,657 of the shares on March 1, 2016 and the remaining 27,658 shares will vest on March 1, 2017.

(e)	On September 21, 2016, Mr. Eccleshare received a restricted stock unit award with respect to 25,000 shares of Clear Channel Outdoor’s Class A common stock under our 2012 Stock Incentive Plan. The restricted stock units will vest with respect to 50% of the shares on September 21, 2019 and the other 50% shares on September 21, 2020.

(f)	On June 3, 2016, Mr. Wells was granted stock options to purchase shares of Clear Channel Outdoor’s Class A common stock under our 2012 Stock Incentive Plan. The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On June 3, 2016, Mr. Wells was granted restricted stock under our 2012 Stock Incentive Plan. The restricted stock vests with respect to 50% of the shares on each of June 3, 2019 and June 3, 2020.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2016.

In connection with the payment of a special cash dividend of $0.6026 per share on January 7, 2016 to Clear Channel Outdoor’s stockholders of record as of January 4, 2016, Clear Channel Outdoor adjusted the exercise price of options outstanding under the 2012 Stock Incentive Plan and the 2005 Stock Incentive Plan as of January 19, 2016 downward by $0.6026. In connection with the payment of a special cash dividend of $1.4937 per share on February 4, 2016 to Clear Channel Outdoor’s stockholders of record as of February 1, 2016, Clear Channel Outdoor adjusted the exercise price of options outstanding under the 2012 Stock Incentive Plan and the 2005 Stock Incentive Plan as of February 26, 2016 downward by $1.4937. All other terms and conditions governing each such option remained unchanged. The table below reflects the terms of each option outstanding at December 31, 2016 and, accordingly, reflects such adjustments. In addition, Clear Channel Outdoor issued additional restricted stock units to holders of restricted stock units in lieu of the special dividends that were paid to stockholders. The additional restricted stock units vest based on time according to the original vesting schedules of the underlying restricted stock unit awards. Mr. Eccleshare’s additional restricted stock units are included in the table below.

Outstanding Equity Awards at December 31, 2016

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a) ($)
Name	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	—		—		—	—	135,870	(b)	686,144	—	—
	—		—		—	—	57,082	(c)	288,264	—	—

Richard J. Bressler	—		—		—	—	135,870	(d)	686,144	—	—
	—		—		—	—	21,406	(e)	108,100	—	—

C. William Eccleshare	164,907	(f)	—		1.95	09/10/19	—		—	—	—
	22,500	(g)	—		1.38	02/24/20	—		—	—	—
	63,583	(h)	—		2.21	09/10/20	—		—	—	—
	15,360	(i)	—		5.56	12/13/20	—		—	—	—
	90,000	(j)	—		6.87	02/21/21	—		—	—	—
	90,000	(k)	—		5.80	03/26/22	—		—	—	—
	—		—		—	—	63,291	(l)	319,620	—	—
	—		—		—	—	7,628	(m)	38,521	—	—
	—		—		—	—	27,658	(n)	139,673	—	—
	—		—		—	—	25,000	(o)	126,250	—	—

Scott R. Wells	42,324	(p)	296,276	(p)	7.63	3/3/2025	—		—	—	—
	9,441	(q)	28,323	(q)	8.49	6/15/2025	—		—	—	—
	—		25,654	(r)	6.47	6/3/2026	—		—	—	—
	—		—		—	—	45,830	(s)	231,442	—	—
	—		—		—	—	82,236	(t)	415,292	—	—

Steven J. Macri	—		—		—	—	—		—	—	—

(a)	For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 31, 2016 of $5.05.

(b)	Mr. Pittman’s restricted stock award representing 271,739 shares of CCOH’s Class A common stock vested 135,869 shares on December 31, 2016. The remaining 135,870 shares will vest on December 31, 2017.

(c)	Mr. Pittman’s restricted stock award representing 85,197 shares of CCOH’s Class A common stock vested 28,115 shares on February 12, 2016. The remaining shares will vest 28,115 shares on February 12, 2017 and 28,967 shares on February 12, 2018.

(d)	Mr. Bressler’s restricted stock award representing 271,739 shares of CCOH’s Class A common stock vested 135,869 shares on July 29, 2016. The remaining 135,870 shares will vest on July 29, 2017.

(e)	Mr. Bressler’s restricted stock award representing 31,948 shares of CCOH’s Class A common stock vested 10,542 shares on February 12, 2016. The remaining shares will vest 10,543 shares on February 12, 2017 and 10,863 shares on February 12, 2018.

(f)	Mr. Eccleshare’s grant of options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(g)	Mr. Eccleshare’s grant of options to purchase 62,094 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) options with respect to 15,524 shares vested on February 24, 2014.

(h)	Mr. Eccleshare’s grant of options to purchase 63,583 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 shares vested on September 10, 2013; and (4) options with respect to 15,897 shares vested on September 10, 2014.

(i)	Mr. Eccleshare’s grant of options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.

(j)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on February 21, 2012.

(k)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on March 26, 2013.

(l)	Mr. Eccleshare’s restricted stock unit award representing 126,582 shares of CCOH’s Class A common stock vested 50% on March 1, 2016. The remaining 50% will vest on March 1, 2017.

(m)	Mr. Eccleshare’s restricted stock unit award representing 38,138 shares of CCOH’s Class A common stock vested 22,883 shares on January 24, 2016 and 7,627 shares on March 1, 2016. The remaining 7,628 will vest on March 1, 2017.

(n)	Mr. Eccleshare’s restricted stock unit award representing 55,315 shares of CCOH’s Class A common stock; 27,657 shares vested on March 1, 2016 and the remaining 27,658 shares will vest on March 1, 2017.

(o)	Mr. Eccleshare’s unvested restricted stock unit award representing 25,000 shares of CCOH’s Class A common stock vests 50% on September 21, 2019 and 50% on September 21, 2020.

(p)	Mr. Wells’ grant of options to purchase 338,600 shares of CCOH’s Class A common stock vest as follows: (1) 169,300 of the shares of the award is time-vesting, with 25% vesting annually beginning March 3, 2016; and (2) 169,300 shares of the award will vest upon achievement of OIBDAN targets to be specified by the Board.

(q)	Mr. Wells’ grant of options to purchase 37,764 shares of CCOH’s Class A common stock vest in four equal installments beginning June 15, 2016.

(r)	Mr. Wells’ grant of options to purchase 25,654 shares of CCOH’s Class A common stock vest in four equal installments beginning June 3, 2017.

(s)	Mr. Wells’ unvested restricted stock award representing 45,830 shares of CCOH’s Class A common stock vests 50% on June 15, 2018 and 50% on June 15, 2019.

(t)	Mr. Wells’ unvested restricted stock award representing 82,236 shares of CCOH’s Class A common stock vests 50% on June 3, 2019 and 50% on June 3, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2016.

Option Exercises and Stock Vested During 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
Robert W. Pittman	—	—	163,984	785,947
Richard J. Bressler	—	—	146,411	987,148
C. William Eccleshare	—	—	311,332	1,427,888
Scott R. Wells	—	—	—	—
Steven J. Macri	—	—	—	—

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(b)	Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our Class A common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted shares or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations. For Mr. Eccleshare, includes vesting of one-half of all unvested restricted stock units held by Mr. Eccleshare on March 1, 2016 pursuant to the Second Eccleshare Amendment.

(d)	Represents the value of the vested restricted shares or restricted stock units calculated by multiplying (1) the number of vested restricted shares or restricted stock units by (2) the closing price on the vesting date.

PENSION BENEFITS

Clear Channel Outdoor does not sponsor any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

iHeartCommunications historically has offered a nonqualified deferred compensation plan for a select group of management or highly compensated employees, pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Any matching credits on amounts would be made in iHeartCommunications’ sole discretion. Participants in the plan could allocate their deferrals and any matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee. None of the named executive officers currently participates in the plan.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2016 trigger event for each scenario.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us. The provisions of their agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

Robert W. Pittman

Termination by iHeartMedia for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman.  Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 15 days to cure.

If iHeartMedia terminates Mr. Pittman’s employment for Cause, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability.  If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards.  Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested iHeartMedia stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of iHeartMedia where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in iHeartMedia immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause within 12 months after a change of control, his time-vesting iHeartMedia restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and iHeartMedia amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014.  In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by iHeartMedia and CCOH on January 13, 2014.

The iHeartMedia restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause, because iHeartMedia does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of iHeartMedia continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of iHeartMedia’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with iHeartMedia and its subsidiaries is terminated by iHeartMedia for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by iHeartMedia, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in iHeartMedia’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting iHeartMedia for CCOH). In the event of Mr. Pittman’s termination of employment or service from iHeartMedia for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement.  Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, then subject to Mr. Pittman’s or his estate’s execution and non-revocation of a release within 60 days of Mr. Pittman’s termination, iHeartMedia will pay him (or his estate) a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the iHeartMedia restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by iHeartMedia for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to iHeartMedia or any unaffiliated companies.

Richard J. Bressler

Termination by iHeartMedia for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler.  Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of Clear Channel Outdoor will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 30 days to cure.

If iHeartMedia terminates Mr. Bressler’s employment for Cause, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual and Additional Bonus.

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the

18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his additional bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability.  If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions.  Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards.  In connection with Mr. Bressler’s employment agreement, he was granted an award of 271,739 restricted shares of Clear Channel Outdoor Class A common stock on July 29, 2013. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of the restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with iHeartMedia, Clear Channel Outdoor and its subsidiaries is terminated by iHeartMedia or Clear Channel Outdoor for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of the restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by Clear Channel Outdoor and its subsidiaries by reason of termination by Clear Channel Outdoor with or without Cause or at the written request of iHeartMedia but continues to be employed by iHeartMedia, all unvested shares of the restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in the iHeartMedia 2015 Executive Long Term Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the Clear Channel Outdoor award agreement (substituting iHeartMedia for Clear Channel Outdoor).

C. William Eccleshare

Termination by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason.  Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (provided that Mr. Eccleshare shall not have Good Reason to terminate employment if, after a restructuring or reorganization of Clear Channel Outdoor or a sale or spinoff of all or a portion of Clear Channel Outdoor’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCI (or any of its successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure, and Mr. Eccleshare must terminate employment within ten (10) days following the expiration of the Company’s cure period, if he still intends to terminate.

If Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare his accrued and unpaid base salary through the date of termination and any unreimbursed business expenses and any payments or benefits (including accrued but untaken vacation, if any) required under applicable employee benefit plans or equity plans in accordance with such plans and/or policies (the “Accrued Amounts”). In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare any annual bonus and additional bonus earned but unpaid with respect to the calendar year prior to the year of termination (the “Earned Prior Year Annual and Additional Bonus”) and, if Clear Channel Outdoor terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, Clear Channel Outdoor will pay any base salary for any remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his Clear Channel Outdoor stock options will be cancelled and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested Clear Channel Outdoor stock options will be cancelled, he will have three months to exercise any vested Clear Channel Outdoor stock options and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel Outdoor without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by Clear Channel Outdoor or Upon Change in Control.  If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if Clear Channel

Outdoor does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred during employment or within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee, subject to submission of expenses in accordance with the Company’s reimbursement policy (the “Relocation Fee”); (3) pay to Mr. Eccleshare the Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Prorated Annual Bonus”); and (5) provide for him and his dependents continued participation in Clear Channel Outdoor’s group health plan that covers Mr. Eccleshare at Clear Channel Outdoor’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse Clear Channel Outdoor for any forfeited pro-rata portion of the Severance Payment, Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor without Cause or by Mr. Eccleshare for Good Reason, his unvested Clear Channel Outdoor restricted stock units awarded on July 26, 2012 will vest, his unvested Clear Channel Outdoor stock options will be cancelled and his vested Clear Channel Outdoor stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested Clear Channel Outdoor stock options and Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination. Further in this event, Mr. Eccleshare shall receive any unpaid portion of the payment to which he is entitled as a result of the Second Eccleshare Amendment, and any unvested restricted stock units shall automatically vest on his last day of employment.

Termination due to Disability.  If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Eccleshare’s employment is terminated, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or estate: (1) the Accrued Amounts; (2) any Earned Prior Year Annual and

Additional Bonus; (3) the Prorated Annual Bonus; (4) the Relocation Fee; and (5) the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested Clear Channel Outdoor stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested Clear Channel Outdoor restricted stock units will vest.

Scott R. Wells

Termination by Clear Channel Outdoor for Cause or by Mr. Wells without Good Reason.  Mr. Wells’ employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Wells without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Wells’: (1) willful misconduct; (2) willful refusal or repeated failure to perform his duties (other than due to disability); (3) willful refusal or repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other criminal conduct that has or would result in material injury to Clear Channel Outdoor; (5) a material breach of his employment agreement; or (6) a material violation of Clear Channel Outdoor’s written employment and management policies that has or would result in material injury to Clear Channel Outdoor. In the case of (2), (3), (5), or (6), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Wells has previously been provided notice, those acts will not constitute Cause unless Mr. Wells is provided with 15 days to cure after written notice.

The term “Good Reason” includes: (1) a material reduction in Mr. Wells’ base compensation; (2) a required relocation of Mr. Wells’ residence to a location more than 35 miles from its current location; (3) a material reduction in duties, authority or responsibilities; (4) a requirement that Mr. Wells report to any person of lesser authority than the Chairman and Chief Executive Officer of Clear Channel Outdoor or the Chief Financial Officer of Clear Channel Outdoor; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Wells must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure.

If Mr. Wells is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus.

Termination by Clear Channel Outdoor without Cause, by Mr. Wells for Good Reason or Upon Non-Renewal of the Agreement by Clear Channel Outdoor.  If Mr. Wells is terminated by Clear Channel Outdoor without Cause, Mr. Wells resigns for Good Reason or the agreement is not renewed by Clear Channel Outdoor: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) in periodic payments in accordance with ordinary payroll practices and deductions, his base salary on the date of termination for 18 months (the “Wells Severance Payments”); (b) a Prorated Annual Bonus; (c) a separation bonus in an amount equal to 100% of his then-applicable target annual bonus in respect of the year of termination (the “Separation Bonus”), with such Separation Bonus to be paid in a lump sum; (d) a lump sum equal to the product of (i) 12 and (ii) the COBRA premiums Mr. Wells would be required to pay if he elected to continue the health benefits coverage he had prior to the termination date (less the amount Mr. Wells would have to pay for such coverage as an active employee); and (e) any unvested time vesting options scheduled to vest within the twelve month period following the date of termination, which options shall be considered fully vested on the date of termination and any unvested performance vesting options shall remain eligible to vest for the three month period following the date of termination. If Mr. Wells violates the terms of the severance agreement and general release of claims, the Wells Severance Payments shall cease.

Termination due to Disability.  If Mr. Wells is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Wells’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Termination due to Death.  If Mr. Wells’ employment is terminated by his death, Clear Channel Outdoor will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Steven J. Macri

Termination by iHeartMedia for Cause or by Mr. Macri without Good Cause.  Mr. Macri’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause” or by Mr. Macri without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Macri’s: (1) willful misconduct; (2) non-performance of his duties (other than due to disability); (3) failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other conduct that has or would result in material injury to iHeartMedia’s reputation; (5) a material breach of his employment agreement; or (6) a material violation of iHeartMedia’s employment and management policies. In the case of (2), (3), (5), or (6) unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Macri has previously been provided notice, those acts will not constitute Cause unless Mr. Macri is provided with 10 days to cure after written notice.

The term “Good Cause” includes, subject to certain exceptions: (1) iHeartMedia’s material breach of the agreement after written notice from Mr. Macri specifying the alleged failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; (3) a substantial and unusual reduction in responsibilities or authority; (4) if Mr. Macri’s responsibilities and authority in a finance-related capacity have not been expanded within the first 12 months of his employment; or (5) a change in the place of Mr. Macri’s performance outside a 50 mile radius of New York, New York. To terminate for Good Cause, Mr. Macri must provide iHeartMedia with 30 days written notice, after which iHeartMedia has 30 days to cure, unless the Good Cause is not curable by its nature.

If Mr. Macri is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination by iHeartMedia without Cause, by Mr. Macri for Good Cause or Upon Non-Renewal of the Agreement by iHeartMedia.  If Mr. Macri is terminated by iHeartMedia without Cause, if Mr. Macri resigns for Good Cause or the agreement is not renewed by iHeartMedia: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) in periodic payments in accordance with ordinary payroll practices and deductions, his base salary on the date of termination for 12 months plus his target bonus for the year of termination and (b) a Prorated Annual Bonus.

Termination due to Disability.  If Mr. Macri is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Macri’s employment is terminated, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination due to Death.  If Mr. Macri’s employment is terminated by his death, iHeartMedia will pay in a lump sum to his designee or, if no designee, to his estate, his Accrued Amounts.

Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control” without Termination(b)	“Change in Control” with Termination
Robert W. Pittman(c)	Vesting of equity awards(d)	—	$518,616		—		—		—		—	$1,445,197

	TOTAL	—	$518,616		—		—		—		—	$1,445,197

Richard J. Bressler(c)	Cash payment		$2,564,280	(e)	$867,330	(f)	$867,330	(f)	—		—	$2,564,280	(e)
	Cash value of benefits(g)	—	9,441		9,441		9,441		—		—	9,441
	Vesting of equity awards(d)	—	556,524		—		—		—		—	1,266,029

	TOTAL	—	$3,130,245		$876,771		$876,771		—		—	$3,839,750

C. William Eccleshare	Cash payment	—	$3,245,190	(h)	$1,045,190	(i)	$1,045,190	(i)	$491,575	(j)	—	—
	Vesting of equity awards(d)	—	624,064		—		624,064		—		$624,064	—

	TOTAL	—	$3,869,254		$1,045,190		$1,669,254		$491,575		$624,064	—

Scott R. Wells	Cash payment	—	$2,659,385	(k)	—		—		—		—	—
	Cash value of benefits(g)	—	11,371		—		—		—		—	—

	TOTAL	—	$2,670,756

Steven J. Macri(c)	Cash payment	—	$407,237	(l)	—		—		—		—	—

	TOTAL	—	$407,237		—		—		—		—	—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2016.

(b)	Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments for Messrs. Pittman, Bressler and Macri. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Pittman, Bressler and Macri upon termination or a change in control, other than payments with respect to the vesting of any iHeartMedia equity awards, would be allocated to Clear Channel Outdoor. For 2016, this allocation is based on Clear Channel Outdoor’s 2015 OIBDAN as a percentage of iHeartCommunications’ 2015 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement.”

(d)

Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2016 that are subject to accelerated vesting. This value is based upon the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2016 of $5.05, but it excludes stock options with an exercise price exceeding the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2016. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(e)	Represents the allocated portion of (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2016, (2) an annual bonus for the year ended December 31, 2016 and (3) an additional bonus for the year ended December 31, 2016 pursuant to Mr. Bressler’s employment agreement.

(f)	Represents the allocated portion of (1) an annual bonus for the year ended December 31, 2016, and (2) an additional bonus for the year ended December 31, 2016, pursuant to Mr. Bressler’s employment agreement.

(g)	The values associated with the continued provision of health benefits are based on the 2016 premiums for insurance multiplied by the amount of time Messrs. Bressler and Wells are entitled to those benefits pursuant to their respective employment agreements.

(h)	Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2016, (2) an annual bonus for the year ended December 31, 2016, (3) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2014 performance, and (4) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement.

(i)	Represents (1) an annual bonus for the year ended December 31, 2016, (2) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2014 performance, and (3) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement.

(j)	Represents (1) $85,000 previously earned pursuant to an additional bonus opportunity with respect to 2014 performance, (2) $160,000 previously earned pursuant to an additional bonus opportunity with respect to 2015 performance, pursuant to Mr. Eccleshare’s employment agreement, and (3) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(k)	Represents the amount payable to Mr. Wells pursuant to his employment agreement, which includes (1) 1.5 times his base salary at termination, (2) his annual bonus target for the year ended December 31, 2016, and (3) a prorated annual bonus for the year ended December 31, 2016. If Mr. Wells were terminated without cause, any time-vesting Clear Channel Outdoor options that would vest within one year following the termination date would vest. Also, any performance-vesting options would remain eligible to vest for 3 months following the termination date.

(l)	Represents the allocated portion of (1) the sum of Mr. Macri’s base salary at termination and annual bonus target for the year ended December 31, 2016, and (2) an annual bonus for the year ended December 31, 2016, pursuant to Mr. Macri’s employment agreement.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2016 are set forth in the table below. Only our independent directors are compensated for serving as directors of Clear Channel Outdoor. As a result, only Messrs. Jacobs, Temple and Tremblay were compensated for their service as directors of Clear Channel Outdoor during 2016. The following table contains information about our independent directors’ 2016 compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Blair E. Hendrix	—	—	—	—
Douglas L. Jacobs	150,902	139,994	—	290,896
Daniel G. Jones	—	—	—	—
Vicente Piedrahita	—	—	—	—
Robert W. Pittman(b)	—	—	—	—
Olivia Sabine	—	—	—	—
Christopher M. Temple	137,402	139,994	—	277,396
Dale W. Tremblay	147,902	139,994	—	287,896

(a)	Amounts in the Stock Awards and Option Awards columns reflect the full grant date fair value of stock and options awarded under our 2012 Stock Incentive Plan during 2016, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. On July 7, 2016, each of Messrs. Jacobs, Temple and Tremblay received an annual award of 22,151 shares of time-vesting restricted stock.

For the restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

For further discussion of the assumptions made in valuation, see also Note 8-Stockholders’ Equity (Deficit) beginning on page A-68 of Appendix A.

As of December 31, 2016, there were outstanding stock options awarded to our independent directors in 2012 and prior thereto with respect to an aggregate of 104,272 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan and there were no unvested shares of restricted stock outstanding under our 2005 Stock Incentive Plan awarded to our independent directors. As of December 31, 2016, there were stock options awarded to our independent directors in 2016 and prior thereto with respect to 132,411 shares of our Class A common stock outstanding under our 2012 Stock Incentive Plan and there were 61,173 unvested shares of restricted stock awarded to our independent directors in 2016 and prior thereto outstanding under our 2012 Stock Incentive Plan.

(b)	Robert W. Pittman serves as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia, as well as a member of our Board and the Boards of Directors of iHeartCommunications and iHeartMedia. Mr. Pittman’s compensation for his services as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia is included in the Summary Compensation Table in iHeartMedia’s proxy statement. Mr. Pittman did not receive any additional compensation for his service on our Board during 2016.

Messrs. Jacobs, Temple and Tremblay all served as our independent directors during 2016. The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the Committee chairpersons. We also may grant stock options or other stock-based awards to the independent directors, and the independent directors may elect to receive their fees in the form of shares of our common stock. None of the independent directors made this election during 2016. Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor. We also pay retainer and meeting fees to directors serving on ad hoc special committees from time to time. During 2016, Messrs. Jacobs, Temple and Tremblay each received retainer fees of $5,902 and meeting fees of $6,000 for service on an ad hoc special committee.

During 2016, at the request of the Compensation Committee, we conducted an analysis of independent director compensation. After reviewing the analysis, our Board revised the compensation program for our independent directors effective July 1, 2016 and granted restricted stock to our independent directors as described in footnote (a) above. Effective as of July 1, 2016, the compensation program for our independent directors is as set forth below:

Annual cash retainer	$70,000
Additional cash payment per Board meeting attended	$2,000
Additional cash payment per Committee meeting attended	$1,500
Additional annual cash retainer for Committee Chairperson:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$20,000
• Intercompany Note Committee Chair	$20,000
Annual equity award value (100% restricted stock)	$140,000

In 2016, our Board adopted a stock ownership guideline for our independent directors that requires our independent directors to own a minimum of 35,000 shares of Class A common stock by July 1, 2019 or, in the case of any independent directors appointed after the adoption of the guideline, within three years of the date of the independent director’s appointment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that Mr. Eccleshare was late in filing one Form 4 disclosing one transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Messrs. Jacobs and Tremblay served as the members of our Compensation Committee. There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2016 and as of the date of this proxy statement. During 2016, no member of our Compensation Committee simultaneously served as an executive officer of Clear Channel Outdoor. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

IHEARTMEDIA, INC.

We are an indirect subsidiary of iHeartMedia. As of April 6, 2017, iHeartMedia, through its wholly owned subsidiaries, owned all of our outstanding shares of Class B common stock and 10,726,917 of our outstanding shares of Class A common stock, collectively representing approximately 89.9% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by iHeartMedia or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. The agreements between us and iHeartMedia do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Blair E. Hendrix and Robert W. Pittman, two of our current directors, is a director of iHeartMedia and iHeartCommunications. In addition, Richard J. Bressler, C. William Eccleshare, Scott D. Hamilton, Steven J. Macri, Robert W. Pittman and Robert H. Walls, Jr. serve as executive officers of Clear Channel Outdoor, iHeartMedia and iHeartCommunications. Blair E. Hendrix and Olivia Sabine, two of our current directors, are employed as a managing director and an executive vice president, respectively, of Bain Capital. Daniel G. Jones and Vicente Piedrahita, two of our current directors, are employed as a managing director and a principal, respectively, of THL. Entities controlled by Bain Capital and THL hold all of the shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

We have entered into a number of agreements with certain subsidiaries of iHeartMedia setting forth various matters governing our relationship with iHeartMedia and iHeartCommunications, referred to collectively in this section as “iHeartMedia.” These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with iHeartMedia and its subsidiaries.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with iHeartCommunications. Among other things, the Master Agreement sets forth agreements governing our relationship with iHeartCommunications.

Auditors and Audits; Annual Financial Statements and Accounting.  We have agreed that, for so long as iHeartCommunications is required to consolidate our results of operations and financial position or account for its investment in our Company under the equity method of accounting, we will maintain a fiscal year-end and accounting periods the same as iHeartCommunications, conform our financial presentation with that of iHeartMedia, we will not change our independent auditors without iHeartCommunications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of iHeartMedia’s financial statements. We have also agreed to provide to iHeartCommunications all information required for iHeartCommunications to meet its schedule for the filing and distribution of its financial statements and to make available to iHeartCommunications and its independent auditors all documents necessary for the annual audit of our Company as well as access to the responsible personnel so that iHeartCommunications and its independent auditors may conduct their audits relating to our financial statements. We provide iHeartCommunications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and iHeartCommunications accounting policies and to notify and consult with iHeartCommunications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information.  The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between iHeartCommunications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification.  We have agreed to indemnify, hold harmless and defend iHeartCommunications, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;
•	the operations, liabilities and contractual obligations of our business;
•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by iHeartCommunications or any of its affiliates for our benefit;
•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with iHeartCommunications or our amended and restated certificate of incorporation or bylaws; and
•	any untrue statement of, or omission to state, a material fact in iHeartCommunications’ public filings to the extent the statement or omission was as a result of information that we furnished to iHeartCommunications or that iHeartCommunications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 16, 2005.

iHeartCommunications has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of iHeartCommunications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of iHeartCommunications or its affiliates, other than liabilities associated with our businesses;
•	the liabilities of iHeartCommunications and its affiliates’ businesses, other than liabilities associated with our businesses;
•	any breach by iHeartCommunications or any of its affiliates of the Master Agreement or its other agreements with us; and
•	any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that iHeartCommunications furnished to us or that we incorporated by reference from iHeartCommunications’ public filings, if the statement or omission was made or occurred after November 16, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures.  We have agreed with iHeartCommunications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between iHeartCommunications and us have similar dispute resolution provisions.

Other Provisions.  The Master Agreement also contains covenants between iHeartCommunications and us with respect to other matters, including the following:

•	our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of iHeartCommunications, for so long as iHeartCommunications owns more than 50% of the total voting power of our common stock;
•	confidentiality of our and iHeartCommunications’ information;
•	our right to continue coverage under iHeartCommunications’ insurance policies for so long as iHeartCommunications owns more than 50% of our outstanding common stock;
•	restrictions on our ability to take any action or enter into any agreement that would cause iHeartCommunications to violate any law, organizational document, agreement or judgment;
•	restrictions on our ability to take any action that limits iHeartCommunications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;
•	our obligation to comply with iHeartCommunications’ insurance policies applicable to its subsidiaries for so long as iHeartMedia owns more than 50% of the total voting power of our outstanding common stock, except (1) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between iHeartCommunications and us, or (2) as otherwise agreed with iHeartCommunications or superseded by any policies adopted by our Board; and
•	restrictions on our ability to enter into any agreement that binds or purports to bind iHeartCommunications.

Approval Rights of iHeartCommunications on Certain of our Activities.  Until the first date on which iHeartCommunications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of iHeartCommunications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our wholly owned subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation and the Master Agreement);
•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;
•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million, other than transactions to which we and one or more wholly owned subsidiaries of ours are the only parties;
•	incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with iHeartCommunications, intercompany debt (within our Company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;
•	entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our Company or iHeartCommunications;
•	dissolution, liquidation or winding up of our company or any of our subsidiaries;
•	adoption of a rights agreement; and
•	alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our Company and iHeartCommunications and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We entered into the Corporate Services Agreement to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as iHeartCommunications continues to own greater than 50% of the total voting power of our common stock then an affiliate of iHeartCommunications (referred to as iHeartCommunications for purposes of this description) will provide us with such services and other assistance which we must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	certain executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow iHeartCommunications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and iHeartCommunications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that iHeartCommunications will make available to us, and we will be obligated to utilize, certain executive officers of iHeartCommunications to serve as our executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date iHeartCommunications owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to iHeartCommunications. iHeartCommunications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of iHeartCommunications. The compensation and benefits costs allocated to us include such executives’ base salary, bonus and other standard employee benefits, but exclude equity-based compensation. See footnote (g) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2016, charges for the corporate and executive services provided to us by iHeartCommunications under the Corporate Services Agreement totaled $36.0 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. Federal income tax purposes of which iHeartCommunications is the common parent corporation and, in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with iHeartCommunications or one or more of its subsidiaries for certain state and local income tax purposes. We and iHeartCommunications have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of iHeartCommunications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with iHeartCommunications or any of its subsidiaries for Federal, state or local tax purposes, we make payments to iHeartCommunications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse iHeartCommunications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by iHeartCommunications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by iHeartCommunications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by iHeartCommunications as such tax items are used.

Under the Tax Matters Agreement, iHeartCommunications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, iHeartCommunications determines the amount of our liability to (or entitlement to payment from) iHeartCommunications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between iHeartCommunications and us. For example, under the Tax Matters Agreement, iHeartCommunications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to iHeartCommunications and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between iHeartCommunications and us during the period in which we or any of our subsidiaries are included in the consolidated group of iHeartCommunications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by iHeartCommunications. The Tax Matters Agreement provides, however, that iHeartCommunications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between iHeartCommunications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or iHeartCommunications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If iHeartCommunications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify iHeartCommunications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor iHeartCommunications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and iHeartMedia have agreed that we will each be responsible for 50% of the tax-related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2016, the amount payable to iHeartCommunications under the Tax Matters Agreement was $0.2 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with iHeartCommunications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the iHeartCommunications employee plans and arrangements along with the employees of other iHeartCommunications subsidiaries. Our payroll is also administered by iHeartCommunications.

We and iHeartCommunications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the iHeartCommunications employee plans and arrangements at any time and for any reason, subject to at least 90 days notice. Unless sooner terminated, it is likely that our participation in iHeartCommunications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of iHeartCommunications which, for this purpose, means iHeartCommunications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of iHeartMedia that entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. Our use of the marks is subject to iHeartCommunications’ approval. iHeartCommunications may terminate our use of the marks in certain circumstances, including (1) a breach by us of a term or condition of our various agreements with iHeartCommunications and (2) at any time after iHeartCommunications ceases to own at least 50% of the total voting power of our common stock. In 2016, iHeartCommunications did not charge us a royalty fee for our use of the trademarks and other marks.

On February 9, 2017, we entered into a binding option and letter of intent with iHeartMedia granting us a binding option to purchase the registered trademarks and domain names owned by iHeartMedia and its subsidiaries that incorporate one or more of the words “Clear” and/or “Channel,” and any translations or derivations of any of the foregoing, together with any goodwill associated therewith. This option is exercisable in our sole and absolute discretion at any time between February 23, 2018 and February 23, 2019. We anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2017 pursuant to the binding option and letter of intent.

Products and Services Provided between iHeartMedia and Us

We and iHeartMedia engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to iHeartMedia at rates we believe would be charged to a third party in an arms-length transaction.

Our branch managers have historically followed a corporate policy allowing iHeartMedia to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. iHeartMedia bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2016, we incurred approximately $233,145 to install and remove this advertising.

Cash Management Notes

We maintain accounts that represent net amounts due to or from iHeartMedia, which is recorded as “Due from/to iHeartCommunications” on our consolidated balance sheets. The accounts represent our revolving promissory note issued by us to iHeartMedia and the revolving promissory note issued by iHeartMedia to us (the “Due from iHeartCommunications Note”), in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017. Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartMedia. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. At December 31, 2016, the asset recorded in “Due from iHeartCommunications” on our condensed consolidated balance sheet was $885.7 million. At December 31, 2016, we had no borrowings under the cash management note to iHeartMedia. The net interest income for the year ended December 31, 2016 was $50.3 million. At December 31, 2016, the fixed interest rate on the “Due from iHeartCommunications” account was 6.5%, which is equal to the fixed interest rate on the senior notes issued by our subsidiary. If the outstanding balance on the Due from iHeartCommunications Note exceeds $1.0 billion and under certain other circumstances tied to iHeartMedia’s liquidity, the rate will be variable, but will in no event be less than 6.5% nor greater than 20%.

On February 4, 2016, we made a demand for the repayment of $300.0 million outstanding under the Due from iHeartCommunications Note (the “Demand”) and paid a special cash dividend to our stockholders of record at the close of business on February 1, 2016, in an aggregate amount equal to $540.0 million, or $1.4937 per share, using proceeds of the Demand together with cash received from the sale of eight non-strategic outdoor markets.

COMMERCIAL TRANSACTIONS

As described above, we are an indirect subsidiary of iHeartMedia, and entities controlled by Bain Capital and THL hold all of the shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, representing a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia. Two of our directors also serve as directors of iHeartMedia (one of whom is affiliated with Bain Capital) and three of our other directors are affiliated with Bain Capital or THL.

We are a global advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays in more than 35 countries across five continents. Bain Capital and THL are private equity firms that have investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by Bain Capital and THL, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2016, we provided ordinary course of business advertising services and/or received ordinary course of business services relating to our businesses exceeding $120,000 in value with respect to seven companies in which Bain Capital and/or THL directly or indirectly owns a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid approximately $1.2 million by these entities and we paid approximately $1.5 million to these entities with respect to these 2016 transactions, including to entities in which THL directly or indirectly owns a greater than 10% equity interest that provided us (and our parent entities and subsidiaries) with payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates. The fees paid for these services in the aggregate were approximately $128,000.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $10 million or the aggregate amount paid by us is less than $250,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required, with the exception of the transactions described above with respect to iHeartMedia because they occurred prior to the time the policies and procedures were adopted. We generally expect transactions of a similar nature to occur during 2017.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit

Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Douglas L. Jacobs, Chairman
Christopher M. Temple
Dale W. Tremblay

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2016 and 2015:

	Years Ended December 31,
(In thousands)	2016	2015
Audit Fees(a)	$6,276	$4,515
Audit-Related Fees(b)	73	134
Tax Fees(c)	1,260	712
All Other Fees(d)	40	—

Total Fees for Services	$7,649	$5,361

(a)	Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)	Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)	Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $1,259,500 in Tax Fees and $712,280 in Tax Fees with respect to 2016 and 2015, respectively, $44,300 and $43,684, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The Chairman of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Clear Channel Outdoor for the year ending December 31, 2017.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2017. Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2018 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 20, 2017, and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2018, or if you want to nominate one or more directors at the annual meeting of stockholders in 2018, you must comply with the advance notice provisions of Clear Channel Outdoor’s bylaws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2018 annual meeting, our Secretary must receive the notice no earlier than January 26, 2018 and no later than February 25, 2018. You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 200 East Basse Road, Suite 100, San Antonio, Texas 78209 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 23, 2017 is available free of charge at Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, Suite 100, San Antonio, Texas 78209.

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for Clear Channel Outdoor Holdings, Inc., our Outdoor Index and the S&P 500 Composite Index from December 31, 2011 through December 31, 2016.

Indexed Yearly Stock Price Close

(Price Adjusted for Stock Splits and Dividends)

Source: FactSet Research Systems, Inc.; Bloomberg

	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016
Clear Channel Outdoor Holdings	$1,000	$559	$808	$844	$445	$402
Outdoor Index*	$1,000	$1,409	$1,900	$1,476	$1,574	$1,717
S&P500 Index	$1,000	$1,134	$1,470	$1,637	$1,625	$1,780

Our Outdoor Index, which provides a peer comparison for our Outdoor business, consists of Lamar Advertising Co., Inc., which in November 2014 completed the reorganization of its business operations to qualify as a real estate investment trust (“REIT”). Also includes Outfront Media, Inc., which began trading on March 28, 2014 pursuant to its IPO and spin off from CBS Corp. Outfront Media, Inc. began operating as a REIT in July 2014.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We have two reportable business segments, Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”), which represented 47% and 53% of our 2016 revenue, respectively.

We are a leading global outdoor advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through our extensive display inventory, we have the ability to deliver innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in communities across the Americas and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 12 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

Americas Outdoor Advertising Sources of Revenue

Americas generated 47%, 48% and 46% of our revenue in 2016, 2015 and 2014, respectively. Americas revenue is derived from the sale of advertising copy placed on our printed and digital displays. Our display inventory consists primarily of billboards, street furniture displays and transit displays. The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of our display revenues. The following table shows the approximate percentage of revenue derived from each category for our Americas inventory:

	Year Ended December 31,
	2016	2015	2014
Billboards:
Bulletins	59%	58%	58%
Posters	10%	12%	12%
Street furniture displays	7%	6%	7%
Transit displays	16%	15%	16%
Spectaculars/wallscapes	4%	5%	3%
Other	4%	4%	4%

Total	100%	100%	100%

Our Americas segment generates revenues from local and national sales. Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International segment generated 53%, 52% and 54% of our revenue in 2016, 2015 and 2014, respectively. Our International display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International segment:

	Year Ended December 31,
	2016	2015	2014
Street furniture displays	52%	52%	50%
Billboards	17%	19%	20%
Transit displays	10%	9%	10%
Other (1)	21%	20%	20%

Total	100%	100%	100%

(1)	Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of SmartBike programs and production revenue.

Our International segment generates the majority of its revenue from the sale of advertising space on street furniture displays, billboards, retail displays and transit displays. Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. In some of the countries where we have operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Shares of our Class A common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CCO.” There were 73 stockholders of record as of February 20, 2017. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of our Class A common stock as reported on the NYSE:

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2016			2015
First Quarter	$4.71	$3.32	First Quarter	$11.00	$9.01
Second Quarter	6.65	4.10	Second Quarter	11.61	9.63
Third Quarter	7.25	5.84	Third Quarter	10.23	7.09
Fourth Quarter	6.25	4.90	Fourth Quarter	7.65	4.78

There is no established public trading market for our Class B common stock. There were 315,000,000 shares of our Class B common stock outstanding on February 20, 2017. iHeartCommunications indirectly holds all of the shares of Class B common stock outstanding and 10,726,917 shares of Class A common stock, representing 89.9% of the shares outstanding and approximately 99% of the voting power. The holders of our Class A common stock and Class B common stock have identical rights, except holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share. The shares of Class B common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Dividend Policy

On March 15, 2012, we paid a special dividend in an amount equal to $6.0832 per share to the holders of record of our Class A and Class B common stock at the close of business on March 12, 2012 and, on November 8, 2013, in connection with the settlement of the derivative litigation related to the Due from iHeartCommunications note, we paid a special dividend in an amount equal to $0.5578 per share to the holders of record of our Class A and Class B common stock at the close of business on November 5, 2013. On August 11, 2014, we paid a special dividend in an amount equal to $0.4865 per share to the holders of record of our Class A and Class B common stock at the close of business on August 4, 2014. On January 7, 2016, we paid a special dividend in an amount equal to $0.6026 per share to the holders of record of our Class A and Class B common stock at the close of business on January 4, 2016. On February 4, 2016, we paid a special dividend in an amount equal to $1.4937 per share to the holders of record of our Class A and Class B common stock at the close of business on February 1, 2016. On February 23, 2017 we paid a special dividend in an amount equal to $0.7797 per share to the holders of our Class A and Class B common stock at the close of business on February 20, 2017. We do not pay regularly scheduled dividends, and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future.

We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries and the Due from iHeartCommunications note. We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries or repayment by iHeartCommunications of amounts outstanding under the Due from iHeartCommunications note to pay dividends. On October 19, 2013, in accordance with the terms of the derivative litigation settlement, we established a committee of our board of directors for the specific purpose of monitoring the Due from iHeartCommunications note. The committee has the non-exclusive authority pursuant to a committee charter to demand repayment under the Due from iHeartCommunications note under certain circumstances related to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications note as long as our board of directors declares a simultaneous dividend equal to the amount so demanded.

In addition, the agreements governing our indebtedness contain restrictions on our ability to pay dividends. If we were to declare and pay cash dividends in the future, holders of our Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 5 to the Consolidated Financial Statements in Item 8 of the Annual Report on Form 10-K.

Sales of Unregistered Securities

We did not sell any equity securities during 2016 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2016 by or on behalf of us or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased(1)	Average Price Paid per Share(1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	20,678	$5.75	—	$—
November 1 through November 30	—	—	—	—
December 1 through December 31	2,046	4.17	—	—

Total	22,724	$5.61	—	$—

(1)	The shares indicated consist of shares of our Class A common stock tendered by employees to us during the three months ended December 31, 2016 to satisfy the employees’ tax withholding obligation in connection with the vesting and release of restricted shares, which are repurchased by us based on their fair market value on the date the relevant transaction occurs.

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2016 presentation. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of the Annual Report on Form 10-K.

(In thousands)	For the Years Ended December 31,
	2016	2015	2014	2013	2012
Results of Operations Data:
Revenue	$2,702,395	$2,806,204	$2,961,259	$2,946,190	$2,946,944
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,435,569	1,494,902	1,596,888	1,594,728	1,603,492
Selling, general and administrative expenses (excludes depreciation and amortization)	515,202	531,504	548,519	543,572	574,662
Corporate expenses (excludes depreciation and amortization)	117,383	116,380	130,894	124,399	115,832
Depreciation and amortization	344,124	375,962	406,243	403,170	399,264
Impairment charges (1)	7,274	21,631	3,530	13,150	37,651
Other operating income (expense), net	354,688	(4,824)	7,259	22,979	50,943

Operating income	637,531	261,001	282,444	290,150	266,986
Interest expense, net	374,892	355,669	353,265	352,783	373,876
Interest income on Due from iHeartCommunications	50,309	61,439	60,179	54,210	63,761
Equity in earnings (loss) of nonconsolidated affiliates	(1,689)	(289)	3,789	(2,092)	843
Loss on extinguishment of debt	—	—	—	—	(221,071)
Other income (expense), net	(70,151)	12,387	15,185	998	(2,942)

Income (loss) before income taxes	241,108	(21,131)	8,332	(9,517)	(266,299)
Income tax benefit (expense)	(76,675)	(50,177)	8,787	(14,809)	107,089

Consolidated net income (loss)	164,433	(71,308)	17,119	(24,326)	(159,210)
Less amount attributable to noncontrolling interest	23,002	24,764	26,709	24,134	23,902

Net income (loss) attributable to the Company	$141,431	$(96,072)	$(9,590)	$(48,460)	$(183,112)

Net income (loss) attributable to the Company per common share:
Basic	$0.39	$(0.27)	$(0.03)	$(0.14)	$(0.54)
Weighted average common shares	360,294	359,508	358,565	357,662	356,915
Diluted	$0.39	$(0.27)	$(0.03)	$(0.14)	$(0.54)
Weighted average common shares	361,612	359,508	358,565	357,662	356,915

(1)	We recorded non-cash impairment charges of $7.3 million, $21.6 million, $3.5 million, $13.2 million and $37.7 million during 2016, 2015, 2014, 2013 and 2012, respectively. Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

	As of December 31,
(In thousands)	2016	2015	2014	2013	2012
Balance Sheet Data:
Current assets	$1,341,435	$1,567,697	$1,056,030	$1,214,143	$1,501,346
Property, plant and equipment, net	1,412,833	1,627,986	1,905,651	2,081,098	2,207,744
Total assets	5,718,828	6,306,788	6,296,629	6,685,069	7,034,032
Current liabilities	641,718	920,613	717,829	773,590	811,405
Long-term debt, net of current maturities	5,110,020	5,106,513	4,880,526	4,861,357	4,869,692
Stockholders’ equity (deficit)	(932,788)	(569,667)	(140,941)	160,108	446,089

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes contained in Item 8 of the Annual Report on Form 10-K. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”). Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Other operating income (expense), net, Interest expense, Interest income on Due from iHeartCommunications, Equity in earnings (loss) of nonconsolidated affiliates, Other income, net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2016 presentation.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators. Generally, these contracts have terms ranging from 10 to 20 years.

International

Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. In addition, because our International advertising operations are conducted in foreign markets, including Europe and Asia, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well. Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.

Macroeconomic Indicators

Our advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2016 was 1.6%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the filing of the Annual Report on Form 10-K, no notice of termination of any of these agreements has been received from iHeartCommunications. Our agreements with iHeartCommunications continued under the same terms and conditions subsequent to iHeartCommunications’ merger.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing iHeartCommunications to use, without charge, Americas’ displays they believe would otherwise be unsold. iHeartCommunications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.

Under the Corporate Services Agreement, iHeartCommunications provides management services to us. These services are charged to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2016, 2015 and 2014, we recorded approximately $36.0 million, $30.1 million and $31.2 million, respectively, as a component of corporate expenses for these services.

The Trademark License Agreement entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. On February 9, 2017, we entered into a binding option and letter of intent with iHeartMedia granting us a binding option to purchase the registered trademarks and domain names owned by iHeartMedia and its subsidiaries that incorporate one or more of the words “Clear” and/or “Channel,” and any translations or derivations of any of the foregoing, together with any goodwill associated therewith. This option is exercisable in our sole and absolute discretion at any time between February 23, 2018 and February 23, 2019.

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries may purchase up to an aggregate of $100.0 million of our Class A common stock and/or the Class A common stock of iHeartMedia. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, a subsidiary of iHeartCommunications purchased an additional 2,000,000 shares of the Company’s Class A common stock for $20.4 million. On April 2, 2015, a subsidiary of iHeartCommunications purchased an additional 2,172,946 shares of the Company’s Class A common stock for $22.2 million. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the iHeartCommunications’ board of directors. As of December 31, 2016, iHeartCommunications’ and its subsidiaries held 10,726,917 shares of the Company’s Class A common stock and all of the Company’s class B common stock, which represented 89.9% of the outstanding shares of the Company’s common stock on a fully-diluted basis.

Executive Summary

The key developments in our business for the year ended December 31, 2016 are summarized below:

•	Consolidated revenue decreased $103.8 million during 2016 compared to 2015. Excluding a $47.6 million impact from movements in foreign exchange rates, consolidated revenue decreased $56.2 million during 2016 compared to 2015.

•	We sold nine non-strategic U.S. markets in the first quarter of 2016. We sold our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively. The markets had total revenues of $123.5 million in 2016 and $248.9 million in 2015 and we realized a net gain of $349.3 million on the sales of the markets.

•	We spent $13.0 million on strategic revenue and efficiency initiatives during 2016 to realign and improve our on-going business operations—a decrease of $7.3 million compared to 2015.

Revenues and expenses “excluding the impact of foreign exchange movements” in this Management’s Discussion & Analysis of Financial Condition and Results of Operations is presented because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. Revenues and expenses “excluding the impact of foreign exchange movements” are calculated by converting the current period’s revenues and expenses in local currency to U.S. dollars using average foreign exchange rates for the prior period.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2016 to the year ended December 31, 2015 is as follows:

	Years Ended December 31,		% Change
(In thousands)	2016	2015
Revenue	$2,702,395	$2,806,204	(3.7)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,435,569	1,494,902	(4.0)%
Selling, general and administrative expenses (excludes depreciation and amortization)	515,202	531,504	(3.1)%
Corporate expenses (excludes depreciation and amortization)	117,383	116,380	0.9%
Depreciation and amortization	344,124	375,962	(8.5)%
Impairment charges	7,274	21,631	(66.4)%
Other operating income (expense), net	354,688	(4,824)	(7,452.6)%

Operating income	637,531	261,001	144.3%
Interest expense	374,892	355,669
Interest income on Due from iHeartCommunications	50,309	61,439
Equity in earnings (loss) of nonconsolidated affiliates	(1,689)	(289)
Other income, net	(70,151)	12,387

Income (loss) before income taxes	241,108	(21,131)
Income tax expense	(76,675)	(50,177)

Consolidated net income (loss)	164,433	(71,308)
Less amount attributable to noncontrolling interest	23,002	24,764

Net income (loss) attributable to the Company	$141,431	$(96,072)

Consolidated Revenue

Consolidated revenue decreased $103.8 million during 2016 compared to 2015. Excluding a $47.6 million impact from movements in foreign exchange rates, consolidated revenue decreased $56.2 million during 2016 compared to 2015. The decrease in consolidated revenue is primarily due to the sale of certain U.S. markets and International businesses which generated $248.9 million in revenue in 2015 and $123.5 million in 2016. This decrease was partially offset by revenues from new digital assets and new contracts.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $59.3 million during 2016 compared to 2015. Excluding the $29.0 million impact from movements in foreign exchange rates, consolidated direct operating expenses decreased $30.3 million during 2016 compared to 2015. Lower direct operating expenses was primarily due to the sale of certain U.S. markets and International businesses.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

Consolidated SG&A expenses decreased $16.3 million during 2016 compared to 2015. Excluding the $9.9 million impact from movements in foreign exchange rates, consolidated SG&A expenses decreased $6.4 million during 2016 compared to 2015. SG&A expenses were lower primarily due to the sale of nine non-strategic U.S. markets in the first quarter of 2016, and were partially offset by higher variable compensation expenses.

Corporate Expenses

Corporate expenses increased $1.0 million during 2016 compared to 2015. Excluding the $4.1 million impact from movements in foreign exchange rates, corporate expenses increased $5.1 million during 2016 compared to 2015 primarily resulting from higher litigation costs and higher expenses related to non-cash compensation plans.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $13.0 million and $20.3 million incurred in 2016 and 2015, respectively, in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2016, $2.7 million are reported within direct operating expenses, $7.8 million are reported within SG&A and $2.5 million are reported within corporate expense. In 2015, such costs totaled $9.2 million, $4.3 million, and $6.8 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $31.8 million during 2016 compared to 2015 primarily due to assets becoming fully depreciated or fully amortized, the sale of certain U.S. markets and International businesses, as well as the impact of movements in foreign exchange rates.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2016, we recorded an impairment charge of $7.3 million during 2016 related to goodwill in one International business. During 2015, we recognized a $21.6 million impairment charge related to billboard permits in one Americas market. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense), Net

Other operating income, net of $354.7 million in 2016 primarily related to the net gain of $278.3 million on sale of nine non-strategic markets in the first quarter of 2016 and the net gain of $127.6 million on sale on our business in Australia in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our business in Turkey in the second quarter of 2016. In the first quarter of 2016, Americas sold nine non-strategic markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida.

Other operating expense, net of $4.8 million in 2015 primarily related to acquisition/disposition transaction costs.

Interest Expense

Interest expense increased $19.2 million in 2016 compared to 2015, primarily due to the issuance by Clear Channel International B.V. of its 8.75% Senior Notes due 2020 during the fourth quarter of 2015.

Interest Income on Due From iHeartCommunications

Interest income decreased $11.1 million during 2016 compared to 2015 due to the decrease in the average outstanding balance on the Due from iHeartCommunications note.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.7 million and $0.3 million for 2016 and 2015, respectively, included the loss from our equity investments in our Americas and International segments.

Other Income (Expense), Net

Other expense was $70.2 million for 2016. Other income was $12.4 million for 2015. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies. The decline in value during 2016 of the British pound against the Euro impacted Euro-denominated notes payable by one of our UK subsidiaries, which was the primary driver of the foreign exchange loss in 2016.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated federal income tax returns with our subsidiaries.

The effective tax rate for 2016 was 31.8% and was primarily impacted by the deferred tax benefits recorded in the current period for the release of valuation allowances in the U.S. and France. The release of the valuation allowance of $32.9 million in the U.S. was primarily due to the taxable income generated from the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the release of valuation allowance in France of $43.3 million was due to positive evidence that now exists related to the Company’s ability to utilize certain net operating loss carryforwards in the future. The deferred tax benefits described above were partially offset by $54.7 million in tax expense attributable to the sale of our business in Australia during the period.

The effective tax rate for 2015 was (237.5)% and was primarily impacted by the $32.9 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2016	2015
Revenue	$1,278,413	$1,349,021	(5.2)%
Direct operating expenses	570,310	597,382	(4.5)%
SG&A expenses	225,415	233,254	(3.4)%
Depreciation and amortization	185,654	204,514	(9.2)%

Operating income	$297,034	$313,871	(5.4)%

Americas revenue decreased $70.6 million during 2016 compared to 2015. Excluding the $7.7 million impact from movements in foreign exchange rates, Americas revenue decreased $62.9 million during 2016 compared to 2015. The decrease in revenue is due to the $102.7 million impact of the sale of nine non-strategic U.S. markets in the first quarter of 2016. The decrease in revenue resulting from these sales was partially offset by increased revenues from digital billboards from new deployments and higher occupancy on existing digital billboards, as well as new airport contracts, and higher revenues in Latin America.

Americas direct operating expenses decreased $27.1 million during 2016 compared to 2015. Excluding the $3.6 million impact from movements in foreign exchange rates, Americas direct operating expenses decreased $23.5 million during 2016 compared to 2015. The decrease in direct operating expenses was driven by a $35.4 million decrease in direct operating expenses resulting from the sale of the nine non-strategic markets in the first quarter of 2016, partially offset by higher site lease expenses related to new airport contracts. Americas SG&A expenses decreased $7.9 million during 2016 compared to 2015. Excluding the $2.1 million impact from movements in foreign exchange rates, Americas SG&A expenses decreased $5.8 million during 2016 compared to 2015. This decrease was due to a $20.4 million decrease in SG&A expenses resulting from the sale of the nine non-strategic U.S. markets in the first quarter of 2016, partially offset by higher variable compensation expense related to higher revenues.

Depreciation and amortization decreased $18.9 million. Excluding the $0.8 million impact from movements in foreign exchange rates, depreciation and amortization decreased $18.1 million primarily due to the sale of the nine non-strategic U.S. markets in the first quarter of 2016 and assets becoming fully depreciated or fully amortized.

International Outdoor Advertising Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2016	2015
Revenue	$1,423,982	$1,457,183	(2.3)%
Direct operating expenses	865,259	897,520	(3.6)%
SG&A expenses	289,787	298,250	(2.8)%
Depreciation and amortization	152,758	166,060	(8.0)%

Operating income	$116,178	$95,353	21.8%

International revenue decreased $33.2 million during 2016 compared to 2015. Excluding the $39.9 million impact from movements in foreign exchange rates, International revenue increased $6.7 million during 2016 compared to 2015. The increase in revenue is due to growth across most of our markets including China, Italy, Spain, Sweden, France and Belgium, primarily from new digital assets and new contracts. This growth was partially offset by a $22.7 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively, as well as lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed.

International direct operating expenses decreased $32.2 million during 2016 compared to 2015. Excluding the $25.4 million impact from movements in foreign exchange rates, International direct operating expenses decreased $6.8 million during 2016 compared to 2015. The decrease was driven by a $14.6 million decrease in direct operating expenses resulting from the sale of our businesses in Turkey and Australia and lower rent expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by higher site lease and production expenses in countries experiencing revenue growth. International SG&A expenses decreased $8.5 million during 2016 compared to 2015. Excluding the $7.8 million impact from movements in foreign exchange rates, International SG&A expenses decreased $0.7 million during 2016 compared to 2015. The decrease in SG&A expenses was primarily due to a $3.0 million decrease resulting from the sale of our businesses in Turkey and Australia, partially offset by higher variable compensation expenses.

Included in 2015 International Outdoor direct operating expenses and SG&A expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results of our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to the prior year financial results.

Depreciation and amortization decreased $13.3 million. Excluding the $5.5 million impact from movements in foreign exchange rates, depreciation and amortization decreased $7.8 million primarily due to assets becoming fully depreciated or fully amortized.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2015 to the year ended December 31, 2014 is as follows:

	Years Ended December 31,		% Change
(In thousands)	2015	2014
Revenue	$2,806,204	$2,961,259	(5.2)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,494,902	1,596,888	(6.4)%
Selling, general and administrative expenses (excludes depreciation and amortization)	531,504	548,519	(3.1)%
Corporate expenses (excludes depreciation and amortization)	116,380	130,894	(11.1)%
Depreciation and amortization	375,962	406,243	(7.5)%
Impairment charges	21,631	3,530	512.8%
Other operating (expense) income, net	(4,824)	7,259	(166.5)%

Operating income	261,001	282,444	(7.6)%
Interest expense	355,669	353,265
Interest income on Due from iHeartCommunications	61,439	60,179
Equity in earnings (loss) of nonconsolidated affiliates	(289)	3,789
Other income, net	12,387	15,185

Loss before income taxes	(21,131)	8,332
Income tax benefit (expense)	(50,177)	8,787

Consolidated loss	(71,308)	17,119
Less amount attributable to noncontrolling interest	24,764	26,709

Net loss attributable to the Company	$(96,072)	$(9,590)

Consolidated Revenue

Consolidated revenue decreased $155.1 million during 2015 compared to 2014. Excluding a $229.0 million impact from movements in foreign exchange rates, consolidated revenue increased $73.9 million during 2015 compared to 2014. Americas revenue decreased $1.6 million during 2015 compared to 2014. Excluding the $23.4 million impact from movements in foreign exchange rates, Americas revenue increased $21.8 million during 2015 compared to 2014 primarily driven by higher revenues from digital billboards and our Spectacolor business. International revenue decreased $153.4 million during 2015 compared to 2014. Excluding the $205.6 million impact from movements in foreign exchange rates, International revenue increased $52.2 million during 2015 compared to 2014 primarily driven by new contracts and the impact of sales initiatives.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $102.0 million during 2015 compared to 2014. Excluding an $146.6 million impact from movements in foreign exchange rates, consolidated direct operating expenses increased $44.6 million during 2015 compared to 2014. Americas direct operating expenses decreased $8.4 million during 2015 compared to 2014. Excluding the $13.1 million impact from movements in foreign exchange rates, Americas direct operating expenses increased $4.7 million during 2015 compared to 2014 primarily due to higher variable site lease expenses related to the increase in revenues. International direct operating expenses decreased $93.6 million during 2015 compared to 2014. Excluding the $133.5 million impact from movements in foreign exchange rates, International direct operating expenses increased $39.9 million during 2015 compared to 2014 primarily as a result of higher variable costs associated with higher revenue, as well as higher spending on strategic efficiency initiatives.

Consolidated SG&A Expenses

Consolidated SG&A expenses decreased $17.0 million during 2015 compared to 2014. Excluding a $51.1 million impact from movements in foreign exchange rates, consolidated SG&A expenses increased $34.1 million during 2015 compared to 2014. Americas SG&A expenses decreased $0.4 million during 2015 compared to 2014. Excluding the $6.0 million impact from movements in foreign exchange rates, Americas SG&A expenses increased $5.6 million during 2015 compared to 2014 primarily in Latin America. International SG&A expenses decreased $16.6 million during 2015 compared to 2014. Excluding the $45.0 million impact from movements in foreign exchange rates, International SG&A expenses increased $28.4 million during 2015 compared to 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Corporate Expenses

Corporate expenses decreased $14.5 million during 2015 compared to 2014. Excluding the $3.5 million impact from movements in foreign exchange rates, corporate expenses decreased $11.0 million during 2015 compared to 2014. Corporate expenses were primarily impacted by lower spending related to our strategic revenue and efficiency initiatives, partially offset by higher variable compensation expense.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $20.3 million incurred in 2015 in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2015, $9.2 million are reported within direct operating expenses, $4.3 million are reported within SG&A and $6.8 million are reported within corporate expense. In 2014, such costs totaled $3.5 million, $6.7 million, and $20.0 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $30.3 million during 2015 compared to 2014 primarily due to assets becoming fully depreciated or fully amortized as well as the impact of movements in foreign exchange rates.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2015, we recorded impairment charges of $21.6 million during 2015 related to billboard permits in one Americas outdoor market. During 2014, we recognized a $3.5 million other intangible assets impairment charge in our Americas segment primarily related to a decline in the estimated fair value of permanent easements in two markets. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating expense, net of $4.8 million in 2015 primarily related to acquisition/disposition transaction costs.

Other operating income, net of $7.3 million in 2014 primarily related to the gain on the sale of certain outdoor assets in our Americas segment.

Interest Expense

Interest expense increased $2.4 million in 2015 compared to 2014.

Interest Income on Due From iHeartCommunications

Interest income increased $1.3 million during 2015 compared to 2014 due to the increase in the average outstanding balance on the Due from iHeartCommunications note.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.3 million for 2015 included the loss from our equity investments in our Americas and International segments.

Equity in earnings of nonconsolidated affiliates of $3.8 million for 2014 included the earnings from our equity investments in our Americas and International segments.

Other Income, Net

Other income of $12.4 million and $15.2 million for 2015 and 2014, respectively, primarily related to foreign exchange gains on short-term intercompany accounts.

Income Tax (Expense) Benefit

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated federal income tax returns with our subsidiaries.

The effective tax rate for 2015 was (237.5)% and was primarily impacted by the $32.9 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

The effective tax rate for 2014 was (105.5)%, primarily impacted by our benefits and charges from tax amounts associated with our foreign earnings that are taxed at rates different from the federal statutory rate and an inability to benefit from losses in certain foreign jurisdictions. In addition, we recorded $20.0 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statutes of limitations to assess taxes in the United Kingdom and several state jurisdictions.

Americas Results of Operations

Our Americas operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2015	2014
Revenue	$1,349,021	$1,350,623	(0.1)%
Direct operating expenses	597,382	605,771	(1.4)%
SG&A expenses	233,254	233,641	(0.2)%
Depreciation and amortization	204,514	203,928	0.3%

Operating income	$313,871	$307,283	2.1%

Americas revenue decreased $1.6 million during 2015 compared to 2014. Excluding the $23.4 million impact from movements in foreign exchange rates, Americas revenue increased $21.8 million during 2015 compared to 2014 driven primarily by an increase in revenues from digital billboards as a result of new deployments, as well as from our Spectacolor business, partially offset by lower advertising revenues from our static bulletins and posters, and our airports business.

Americas direct operating expenses decreased $8.4 million during 2015 compared to 2014. Excluding the $13.1 million impact from movements in foreign exchange rates, Americas direct operating expenses increased $4.7 million during 2015 compared to 2014 primarily due to higher variable site lease expenses related to the increase in revenues. Americas SG&A expenses decreased $0.4 million during 2015 compared to 2014. Excluding the $6.0 million impact from movements in foreign exchange rates, Americas SG&A expenses increased $5.6 million during 2015 compared to 2014 primarily due to higher expenses in Latin America.

International Advertising Results of Operations

Our International operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2015	2014
Revenue	$1,457,183	$1,610,636	(9.5)%
Direct operating expenses	897,520	991,117	(9.4)%
SG&A expenses	298,250	314,878	(5.3)%
Depreciation and amortization	166,060	198,143	(16.2)%

Operating income	$95,353	$106,498	(10.5)%

International revenue decreased $153.4 million during 2015 compared to 2014. Excluding the $205.6 million impact from movements in foreign exchange rates, International revenue increased $52.2 million during 2015 compared to 2014 primarily driven by new contracts along with higher occupancy and higher rates for our transit and street furniture products, particularly digital, in certain European countries, including Sweden, Norway, Italy and the UK, as well as from new contracts in Australia and China.

International direct operating expenses decreased $93.6 million during 2015 compared to 2014. Excluding the $133.5 million impact from movements in foreign exchange rates, International direct operating expenses increased $39.9 million during 2015 compared to 2014 primarily as a result of higher variable costs associated with higher revenue, as well as site lease termination fees on lower-margin boards incurred in connection with strategic revenue and efficiency initiatives. International SG&A expenses decreased $16.6 million during 2015 compared to 2014. Excluding the $45.0 million impact from movements in foreign exchange rates, International SG&A expenses increased $28.4 million during 2015 compared to 2014 primarily due to higher compensation expense, including commissions in connection with higher revenues.

Depreciation and amortization decreased $32.1 million. Excluding the $19.5 million impact from movements in foreign exchange rates, depreciation and amortization decreased $12.6 million primarily due to assets becoming fully depreciated or fully amortized.

Also included in International Outdoor direct operating expenses and SG&A expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results for our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to the current year or prior year financial results.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2016	2015	2014
Americas Outdoor Advertising	$297,034	313,871	307,283
International Outdoor Advertising	116,178	95,353	106,498
Impairment charges	(7,274)	(21,631)	(3,530)
Corporate and other (1)	(123,095)	(121,768)	(135,066)
Other operating income, net	354,688	(4,824)	7,259

Consolidated operating income	$637,531	$261,001	$282,444

(1)	Corporate and other includes expenses related to Americas and International and as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2016, there was $14.8 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. Based on the terms of the award agreements, this cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2016, there was $0.7 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Share-based compensation expenses are recorded in corporate expenses and were $10.2 million, $8.4 million and $7.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2016, 2015 and 2014.

(In thousands)	Years Ended December 31,
	2016	2015	2014
Cash provided by (used for):
Operating activities	$310,293	$298,933	$348,423
Investing activities	$551,499	$(257,725)	$(206,431)
Financing activities	$(726,499)	$199,054	$(261,309)

Operating Activities

2016

Cash provided by operating activities was $310.3 million in 2016 compared to $298.9 million of cash provided in 2015. Our consolidated net loss included $121.3 million of non-cash items in 2016. Our consolidated net income in 2015 included $413.0 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, equity in (earnings) loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by lower revenues and improved collections, partially offset by an increase in cash paid for interest.

2015

Cash provided by operating activities was $298.9 million in 2015 compared to $348.4 million of cash provided in 2014. Our consolidated net loss included $413.0 million of net non-cash items in 2015. Our consolidated net loss in 2014 included $373.7 million of net non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to a decrease in net income as well as changes in working capital balances, particularly accounts receivable.

2014

Cash provided by operating activities in 2014 was $348.4 million compared to $414.6 million in 2013. Our consolidated net loss included $373.7 million of net non-cash items in 2014. Our consolidated net loss in 2013 included $385.7 million of net non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. Cash paid for interest was $1.0 million higher in 2014 compared to the prior year due to the timing of accrued interest payments from refinancing transactions.

Investing Activities

2016

Cash provided by investing activities of $551.5 million during 2016 primarily reflected $592.3 million of net cash proceeds from the sale of nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas, and the sale of our business in Australia for $195.7 million, net of cash retained by the purchaser and closing costs. Those sale proceeds were partially offset by $229.8 million used for capital expenditures. We spent $81.4 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $143.8 million in our International segment primarily related to street furniture advertising structures, and $4.6 million by Corporate primarily related to equipment and software.

2015

Cash used for investing activities of $257.7 million during 2015 reflected our capital expenditures of $218.3 million. We spent $82.2 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $132.6 million in our International segment primarily related to street furniture advertising and digital billboard structures, and $3.5 million by Corporate primarily related to equipment and software. Other cash provided by investing activities were $11.3 million of proceeds from sales of other operating and fixed assets.

2014

Cash used for investing activities of $206.4 million during 2014 reflected our capital expenditures of $231.2 million. We spent $109.7 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $117.5 million in our International segment primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts, and $4.0 million by Corporate primarily related to equipment and software. Other cash provided by investing activities were $12.9 million of proceeds from sales of other operating and fixed assets.

Financing Activities

2016

Cash used for financing activities of $726.5 million during 2016 primarily reflected two cash dividends paid in the aggregate amount of $755.5 million, partially offset by net transfers of $45.1 million in cash from iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account.

2015

Cash provided by financing activities of $199.1 million during 2015 primarily reflected the proceeds from the issuance of $225.0 million of senior notes by our subsidiary Clear Channel International B.V. We also received $17.0 million in cash from iHeartCommunications, which represents the activity in the “Due from/to iHeartCommunications” account.

On December 20, 2015, our board of directors declared a special cash dividend of $217.8 million that was paid on January 7, 2016 and was reflected as cash used for financing activities in the first quarter of 2016.

2014

Cash used for financing activities of $261.3 million during 2014 primarily reflected the $175.0 million dividend paid as well as net transfers of $68.8 million in cash to iHeartCommunications, which represents the activity in the “Due from/to iHeartCommunications” account. Other cash used for financing activities included net payments to noncontrolling interests of $19.0 million.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand, cash flow from operations, the revolving promissory note with iHeartCommunications and our senior revolving credit facility. As of December 31, 2016, we had $542.0 million of cash on our balance sheet, including $180.1 million of cash held outside the U.S. by our subsidiaries, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. We disclose in Item 8 of our Form 10-K within Note 1, Summary of Significant Accounting Policies, that our policy is to permanently reinvest the earnings of our non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. We have the ability and intent to indefinitely reinvest the undistributed earnings of consolidated subsidiaries based outside of the United States. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

Our primary uses of liquidity are for our working capital, capital expenditure, debt service, special dividend and other funding requirements. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations, repayment of amounts outstanding under the revolving promissory note with iHeartCommunications and borrowing capacity under our senior revolving credit facility will enable us to meet our working capital, capital expenditure, debt service, special dividend and other funding requirements, including the debt service on the CCWH Senior Notes, the CCWH Subordinated Notes and the CCIBV Senior Notes for at least the next 12 months. We believe our long-term plans, which include promoting outdoor media spending, capitalizing on our diverse geographic and product opportunities and the continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, our anticipated results are subject to significant uncertainty. Our ability to fund our working capital, capital expenditures, debt service, special dividend and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

In the first quarter of 2016, we paid $757.8 million in special cash dividends to our stockholders. As described under “Uses of Capital-Special Dividends” below, in the first quarter of 2016, we paid a $217.8 million dividend from the proceeds of the issuance of 8.75% Senior Notes due 2020 by Clear Channel International B.V. (“CCIBV”), one of our indirect subsidiaries, and a $540.0 million dividend with the proceeds of a $300 million repayment under the Due from iHeartCommunications note and the sale of our outdoor business in nine non-strategic markets. During the fourth quarter of 2016, we sold our business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. On February 9, 2017, we declared a special cash dividend to our stockholders of $282.5 million, to be paid using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. We paid the dividend on February 23, 2017, of which 89.9% or approximately $254.0 million was paid to iHeartCommunications, with the remaining 10.1% or approximately $28.5 million paid to our public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements. Similarly, the repayment of the $300.0 million under the Due from iHeartCommunications note reduced the amount of the Due from iHeartCommunications note asset that is available to us as a source of liquidity. Future special cash dividends will be dependent upon, among other things, our having sufficient available cash.

In addition to any special dividends that our board of directors may declare using the proceeds of any liquidity-generating transactions or other available cash, we may declare special dividends using the proceeds of payments from iHeartCommunications under the Due from iHeartCommunications note. Our board of directors has established a committee that has the non-exclusive authority to demand payments under the Due from iHeartCommunications note under certain specified circumstances tied to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications note, as long as our board of directors declares a simultaneous dividend equal to the amount so demanded. Any future repayments and dividends would further reduce the amount of the Due from iHeartCommunications note asset that is available to us as a source of liquidity for ongoing working capital, capital expenditure, debt service, special dividend and other funding requirements.

As our controlling stockholder, iHeartCommunications may request and may exert pressure on us to engage in transactions for the purpose of supporting its liquidity needs, such as financings or asset sales, which may negatively affect our business operations or our capital structure. In its Annual Report on Form 10-K filed with the SEC on February 23, 2017, iHeartCommunications stated that its forecast of future cash flows indicates that such cash flows would not be sufficient for it to meet its obligations, including payment of the outstanding receivables based credit facility balance at maturity on December 24, 2017, as they become due in the ordinary course of business for a period of at least 12 months following February 23, 2017. While iHeartCommunications stated that it believes that the refinancing or the extension of the maturity date of the receivables based credit facility, combined with current funds and expected future cash flows, will be sufficient to enable it to meet its obligations as they become due in the ordinary course of business for a period of at least 12 months following February 23, 2017, there is no assurance that the receivables based credit facility will be extended in a timely manner or on acceptable terms, or at all.

iHeartCommunications provides the day-to-day cash management services for our cash activities and balances in the U.S. We do not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide us with funds to finance our working capital or other cash requirements. We have no access to the cash transferred from us to iHeartCommunications under the cash management arrangement other than our right to demand payment by iHeartCommunications of the amounts owed to us under the Due from iHeartCommunications note. As of December 31, 2016, iHeartCommunications had $845.0 million recorded as “Cash and cash equivalents” on its consolidated balance sheets, of which $542.0 million was held by us and our subsidiaries, and we had $885.7 million due to us from iHeartCommunications under the Due from iHeartCommunications note. Further deterioration in the financial condition or liquidity of iHeartCommunications could result in its inability to repay amounts due to us under the Due from iHeartCommunications note when demanded or at maturity, and could also have the effect of increasing our borrowing costs or impairing our access to capital markets. If iHeartCommunications were to become insolvent or file for bankruptcy, we would be an unsecured creditor of iHeartCommunications. In that event, we would be treated the same as other unsecured creditors of iHeartCommunications and, if we were not repaid or otherwise entitled to amounts outstanding or previously paid under the revolving promissory note, or could not obtain cash previously transferred to iHeartCommunications on a timely basis or retain cash previously received from iHeartCommunications, we could experience a liquidity shortfall.

We were in compliance with the covenants contained in our material financing agreements as of December 31, 2016. Our ability to comply with the maintenance covenant in our senior secured credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

In its Annual Report on Form 10-K filed with the SEC on February 23, 2017, iHeartCommunications stated that it was in compliance with the covenants contained in its material financing agreements as of December 31, 2016, other than a payment default on notes held by a subsidiary of iHeartCommunications that has informed iHeartCommunications it does not intend to collect the principal amount due or exercise or request enforcement of any remedy with respect to the payment default under the applicable indenture. iHeartCommunications stated that this payment default is below the $100.0 million cross-default threshold in iHeartCommunications’ debt documents. iHeartCommunications similarly stated in its Annual Report that its future results are subject to significant uncertainty and there can be no assurance it will be able to maintain compliance with these covenants. iHeartCommunications stated in its Annual Report that these covenants include a requirement in its senior secured credit facilities that it receive an opinion from its auditors in connection with its year-end audit that is not subject to a “going concern” or like qualification or exception. Moreover, iHeartCommunications stated in its Annual Report that its ability to comply with the covenants in its material financing agreements may be affected by events beyond its control, including the uncertainties described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Anticipated Cash Requirements” in its Annual Report and prevailing economic, financial and industry conditions. As discussed therein, the breach of any covenants set forth in iHeartCommunications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be immediately due and payable. In addition, iHeartCommunications stated in its Annual Report that if iHeartCommunications is unable to repay its obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. Finally, iHeartCommunications stated in its Annual Report that a default or acceleration under any of its material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to dispose of certain businesses and may pursue acquisitions. These dispositions or acquisitions could be material.

Sources of Capital

As of December 31, 2016 and 2015, we had the following debt outstanding, cash and cash equivalents and amounts due from iHeartCommunications:

	December 31,
(In millions)	2016	2015
Clear Channel Worldwide Holdings Senior Notes due 2022	$2,725.0	$2,725.0
Clear Channel Worldwide Holdings Senior Subordinated Notes due 2020	2,200.0	2,200.0
Senior Revolving Credit Facility due 2018	—	—
Clear Channel International B.V. Senior Notes due 2020	225.0	225.0
Other debt	14.8	19.0
Original issue discount	(6.7)	(7.8)
Long-term debt fees	(41.1)	(50.4)

Total debt	5,117.0	5,110.8
Less: Cash and cash equivalents	542.0	412.7
Less: Due from iHeartCommunications	885.7	930.8

	$3,689.3	$3,767.3

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Promissory Notes with iHeartCommunications

We maintain accounts that represent net amounts due to or from iHeartCommunications, which are recorded as “Due from/to iHeartCommunications” on our consolidated balance sheets. The accounts represent our revolving promissory note issued by us to iHeartCommunications and the Due from iHeartCommunications note, in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017. Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. As of December 31, 2016 and December 31, 2015, the asset recorded in “Due from iHeartCommunications” on our consolidated balance sheet was $885.7 million and $930.8 million, respectively. As of December 31, 2016, we had no borrowings under the cash management note to iHeartCommunications.

In accordance with the terms of the settlement for the derivative litigation filed by our stockholders regarding the Due from iHeartCommunications note, as previously disclosed, we established a committee of our board of directors, consisting of our independent and disinterested directors, for the specific purpose of monitoring the Due from iHeartCommunications note. This committee has the non-exclusive authority to demand payments under the Due from iHeartCommunications note under certain specified circumstances tied to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications note, as long as our board of directors declares a simultaneous dividend equal to the amount so demanded. The committee last made a demand under the Due from iHeartCommunications note on August 11, 2014. If future demands are made in accordance with the terms of the committee charter, we will declare a simultaneous dividend equal to the amount so demanded, which would further reduce the amount of the “Due from iHeartCommunications” asset that is available to us as a source of liquidity for ongoing working capital, capital expenditure, debt service and other funding requirements.

The net interest income for the years ended December 31, 2016, 2015 and 2014 was $50.3 million, $61.4 million and $60.2 million, respectively. At December 31, 2016, the fixed interest rate on the “Due from iHeartCommunications” account was 6.5%, which is equal to the fixed interest rate on the CCWH senior notes. On October 23, 2013, in accordance with the terms of the settlement, the interest rate on the Due from iHeartCommunications note was amended such that if the outstanding balance on the Due from iHeartCommunications note exceeds $1.0 billion and under certain other circumstances tied to iHeartCommunications’ liquidity, the rate will be variable but will in no event be less than 6.5% nor greater than 20%.

Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by iHeartCommunications, in its sole discretion, pursuant to a revolving promissory note issued by us to iHeartCommunications or pursuant to repayment of the Due from iHeartCommunications note. If we are unable to obtain financing from iHeartCommunications, we may need to obtain additional financing from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements at some future date. As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as iHeartCommunications maintains a significant interest in us, pursuant to the Master Agreement between iHeartCommunications and us, iHeartCommunications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs. Under the Master Agreement with iHeartCommunications, we are limited in our borrowings from third parties to no more than $400.0 million at any one time outstanding, without the prior written consent of iHeartCommunications.

CCWH Senior Notes

As of December 31, 2016, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.8 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.2 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by us, Clear Channel Outdoor, Inc. (“CCOI”) and certain of our direct and indirect subsidiaries.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets.

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Senior Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us.

Consolidated leverage ratio, defined as total debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 7.8:1 at December 31, 2016, and senior leverage ratio, defined as senior debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 4.2:1 at December 31, 2016. As required by the definition of EBITDA in the CCWH Senior Notes indentures, our EBITDA for the preceding four quarters of $661.2 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net, plus share-based compensation, and is further adjusted for the following: (i) costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses; (iii) non-cash charges; and (iv) various other items.

The following table reflects a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the four quarters ended December 31, 2016:

(In millions)	Four Quarters Ended December 31, 2016
EBITDA (as defined by the CCWH Senior Notes indentures)	$661.2
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(15.3)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(9.8)
Non-cash charges	(10.5)
Other items	18.4
Less: Depreciation and amortization, Impairment charges, Other operating income, net and Share-based compensation expense	(6.5)

Operating income	637.5
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	(1.8)
Less: Interest expense	(374.9)
Plus: Interest income on Due from iHeartCommunications	50.3
Less: Current income tax expense	(45.3)
Plus: Other income, net	(70.7)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	90.7
Change in assets and liabilities, net of assets acquired and liabilities assumed	24.5

Net cash provided by operating activities	$310.3

CCWH Senior Subordinated Notes

As of December 31, 2016, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by us, CCOI and certain of our other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. Neither us nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets.

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Subordinated Notes indenture and the Series B CCWH Subordinated Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Subordinated Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Subordinated Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us.

CCIBV Senior Notes

As of December 31, 2016, Clear Channel International B.V., an international subsidiary of ours, had $225.0 million aggregate principal amount outstanding of its 8.75% Senior Notes due 2020 (“CCIBV Senior Notes”).

The CCIBV Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The CCIBV Senior Notes are guaranteed by certain of our International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. Clear Channel International B.V. may redeem the notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, Clear Channel International B.V. may elect to redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, we entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. As of December 31, 2016, there were no amounts outstanding under the revolving credit facility, and $65.4 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility. We were in compliance with the secured leverage ratio covenant as of December 31, 2016.

Other Debt

Other debt consists primarily of loans with international banks. As of December 31, 2016, approximately $14.8 million was outstanding as other debt.

iHeartCommunications’ Debt Covenants

The iHeartCommunications’ senior secured credit facility contains a significant financial covenant which requires iHeartCommunications to comply on a quarterly basis with a financial covenant limiting the ratio of its consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters (maximum of 8.75:1). In its Annual Report on Form 10-K filed with the SEC on February 23, 2017, iHeartCommunications stated that it was in compliance with this covenant as of December 31, 2016.

Dispositions and Other

In the first quarter of 2016, Americas outdoor sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida. We recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

In the second quarter of 2016, International outdoor sold its business in Turkey. As a result, we recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon sale of the subsidiaries in Turkey.

In the fourth quarter 2016, International outdoor sold its business in Australia for cash proceeds of $195.7 million. As a result, we recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of our business in Australia.

During 2014, we sold our 50% interest in Buspak, recognizing a gain on the sale of $4.5 million.

Uses of Capital

Capital Expenditures

Our capital expenditures for the years ended December 31, 2016, 2015 and 2014 were as follows:

(In millions)	Years Ended December 31,
	2016	2015	2014
Americas advertising	$81.4	$82.2	$109.7
International advertising	143.8	132.6	117.5
Corporate	4.6	3.5	4.0

Total capital expenditures	$229.8	$218.3	$231.2

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and improvements to traditional displays in our Americas segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International segment.

See the Contractual Obligations table under “Commitments and Contingencies” and Note 5 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K for the Company’s future capital expenditure commitments.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Please see Item 3. Legal Proceedings within Part I of the Annual Report on Form 10-K.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2017, we are committed to $137.4 million and $335.6 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in the table below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH and CCIBV, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the CCWH Senior Notes, CCWH Subordinated Notes, CCIBV Senior Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2016, are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2017	2018-2019	2020-2021	Thereafter
Long-term Debt:
CCWH Senior Notes	$2,725,000	$—	$—	$—	$2,725,000
CCWH Senior Subordinated Notes	2,200,000	—	—	2,200,000	—
CCIBV Senior Notes	225,000	—	—	225,000	—
Other Long-term Debt	14,798	6,972	928	644	6,254
Interest payments on long-term debt (1)	1,658	368	732	460	98
Non-cancelable operating leases	2,556,307	335,574	554,757	454,936	1,211,040
Non-cancelable contracts	1,745,506	363,137	555,692	415,443	411,234
Employment contracts	—	—	—	—	—
Capital expenditures	77,716	49,618	11,797	4,059	12,242
Unrecognized tax benefits (2)	23,772	—	—	—	23,772
Other long-term obligations (3)	235,539	(1,109)	10,864	19,880	205,904

Total	$11,172,278	$1,084,723	$1,737,431	$3,742,285	$4,607,839

(1)	Interest payments on long-term debt consist primarily of interest on the CCWH Senior Notes, the CCWH Senior Subordinated Notes and the CCIBV Senior Notes.
(2)	The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time. For additional information, see Note 7 included in Item 8 of Part II of the Annual Report on Form 10-K.
(3)	Other long-term obligations consist of $39.5 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 55 years. Also included in the table is $55.5 million related to retirement plans and $140.7 million related to other long-term obligations with a specific maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period. Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in equity security prices, foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of $121.1 million for year ended December 31, 2016. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net income for the year ended December 31, 2016 by $12.1 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies would have increased our net income for the year ended December 31, 2016 by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

During the second quarter of 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, the Company will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this update are effective for annual periods ending after December 15, 2016, and for interim periods thereafter. Early application is permitted. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This update changes the accounting for certain aspects of share-based payments to employees. Income tax effects of share-based payment awards will be recognized in the income statement with the vesting or settlement of the awards and the record keeping for additional paid-in capital pools will no longer be necessary. Additionally, companies can make a policy election to either estimate forfeitures or recognize them as they occur. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. The Company does not expect the provisions of this new standard to have a material impact on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. For an SEC filer, the standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is no guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, the classification will depend on the predominant source or use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2016 would have changed by approximately $2.2 million.

Leases

The most significant estimates used by management in accounting for leases and the impact of these estimates are as follows:

Expected lease term Our expected lease term includes both contractual lease periods and cancelable option periods where failure to exercise such options would result in an economic penalty. The expected lease term is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the lease term exceeds 75% of the leased asset’s useful life. The expected lease term is also used in determining the depreciable life of the asset. An increase in the expected lease term will increase the probability that a lease may be considered a capital lease and will generally result in higher interest and depreciation expense for a leased property recorded on our balance sheet.

Incremental borrowing rate The incremental borrowing rate is primarily used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments is greater than 90% of the fair market value of the property. An increase in the incremental borrowing rate decreases the net present value of the minimum lease payments and reduces the probability that a lease will be considered a capital lease.

Fair market value of leased asset The fair market value of leased property is generally estimated based on comparable market data as provided by third-party sources. Fair market value is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments equals or exceeds 90% of the fair market value of the leased property. A higher fair market value reduces the likelihood that a lease will be considered a capital lease.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation and amortization. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Annual Impairment Test

The Company performs its annual impairment test on indefinite-lived intangible assets and goodwill as of July 1 of each year.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On July 1, 2016, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no impairment charge

In determining the fair value of our billboard permits, the following key assumptions were used:

•	Industry revenue growth forecast at 3.0% was used for the initial four-year period;

•	3.0% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown over a build-up period, reaching maturity by year 2;

•	Operating margins gradually climb to the industry average margin of up to 56.1%, depending on market size, by year 3; and

•	Assumed discount rate of 7.5%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions, and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rate
Billboard permits	$1,138,600	$162,800	$1,162,700

The estimated fair value of our billboard permits at July 1, 2016 was $4.0 billion while the carrying value was $1.0 billion. The estimated fair value of our billboard permits at July 1, 2015 was $3.1 billion while the carrying value was $1.1 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2016, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $7.3 million related to one of our International outdoor markets. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2016 through 2020. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2020 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Americas	$860,000	$180,000	$820,000
International	$330,000	$210,000	$260,000

Tax Provisions

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more than likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2016 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Clear Channel Outdoor Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Outdoor Holdings, Inc. and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 23, 2017

CONSOLIDATED BALANCE SHEETS

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31, 2016	December 31, 2015
CURRENT ASSETS
Cash and cash equivalents	$541,995	$412,743
Accounts receivable, net of allowance of $22,398 in 2016 and $25,348 in 2015	593,070	697,583
Prepaid expenses	111,569	127,730
Assets held for sale	55,602	295,075
Other current assets	39,199	34,566

Total Current Assets	1,341,435	1,567,697
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,196,676	1,391,880
Other property, plant and equipment, net	216,157	236,106
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	960,966	971,327
Other intangibles, net	299,617	342,864
Goodwill	696,263	758,575
OTHER ASSETS
Due from iHeartCommunications	885,701	930,799
Other assets	122,013	107,540

Total Assets	$5,718,828	$6,306,788

CURRENT LIABILITIES
Accounts payable	$86,870	$100,210
Accrued expenses	480,872	507,665
Dividends payable	—	217,017
Deferred income	67,005	91,411
Current portion of long-term debt	6,971	4,310

Total Current Liabilities	641,718	920,613

Long-term debt	5,110,020	5,106,513
Deferred tax liability	640,567	608,910
Other long-term liabilities	259,311	240,419
STOCKHOLDERS’ DEFICIT
Noncontrolling interest	149,886	187,775
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, par value $.01 per share, authorized 750,000,000 shares, issued 47,947,123 and 46,661,114 shares in 2016 and 2015, respectively	479	467
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	3,431,667	3,961,515
Accumulated deficit	(4,127,206)	(4,268,637)
Accumulated other comprehensive loss	(386,658)	(451,833)
Cost of shares (633,851 in 2016 and 233,868 in 2015) held in treasury	(4,106)	(2,104)

Total Stockholders’ Deficit	(932,788)	(569,667)

Total Liabilities and Stockholders’ Deficit	$5,718,828	$6,306,788

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

	Years Ended December 31,
(In thousands, except per share data)	2016	2015	2014
Revenue	$2,702,395	$2,806,204	$2,961,259
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,435,569	1,494,902	1,596,888
Selling, general and administrative expenses (excludes depreciation and amortization)	515,202	531,504	548,519
Corporate expenses (excludes depreciation and amortization)	117,383	116,380	130,894
Depreciation and amortization	344,124	375,962	406,243
Impairment charges	7,274	21,631	3,530
Other operating income (expense), net	354,688	(4,824)	7,259

Operating income	637,531	261,001	282,444
Interest expense	374,892	355,669	353,265
Interest income on Due from iHeartCommunications	50,309	61,439	60,179
Equity in earnings (loss) of nonconsolidated affiliates	(1,689)	(289)	3,789
Other income (expense), net	(70,151)	12,387	15,185

Income (loss) before income taxes	241,108	(21,131)	8,332
Income tax benefit (expense)	(76,675)	(50,177)	8,787

Consolidated net income (loss)	164,433	(71,308)	17,119
Less amount attributable to noncontrolling interest	23,002	24,764	26,709

Net income (loss) attributable to the Company	$141,431	$(96,072)	$(9,590)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	22,408	(112,729)	(123,104)
Unrealized holding gain (loss) on marketable securities	(576)	553	327
Other adjustments to comprehensive income (loss)	(11,814)	(10,266)	(11,438)
Reclassification adjustments	46,730	808	8

Other comprehensive income (loss)	56,748	(121,634)	(134,207)

Comprehensive income (loss)	198,179	(217,706)	(143,797)
Less amount attributable to noncontrolling interest	(8,427)	(11,154)	(6,426)

Comprehensive income (loss) attributable to the Company	$206,606	$(206,552)	$(137,371)

Net income (loss) attributable to the Company per common share:
Basic	$0.39	$(0.27)	$(0.03)
Weighted average common shares outstanding—Basic	360,294	359,508	358,565
Diluted	$0.39	$(0.27)	$(0.03)
Weighted average common shares outstanding—Diluted	361,612	359,508	358,565

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’

EQUITY (DEFICIT) OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

				Controlling Interest
(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Non- controlling Interest	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balances at December 31, 2013	44,117,843	315,000,000	$202,046	$3,591	$4,332,045	$(4,162,975)	$(213,572)	$(1,027)	$160,108
Net income (loss)	—	—	26,709	—	—	(9,590)	—	—	17,119
Exercise of stock options and other	1,113,439	—	—	11	2,390	—	—	(165)	2,236
Share-based payments	—	—	—	—	7,743	—	—	—	7,743
Dividends and other payments to noncontrolling interests	—	—	(18,995)	—	—	—	—	—	(18,995)
Dividends declared and paid ($0.4865/share)	—	—	—	—	(175,022)	—	—	—	(175,022)
Other	—	—	—	—	77	—	—	—	77
Other comprehensive loss	—	—	(6,426)	—	—	—	(127,781)	—	(134,207)

Balances at December 31, 2014	45,231,282	315,000,000	$203,334	$3,602	$4,167,233	$(4,172,565)	$(341,353)	$(1,192)	$(140,941)
Net income (loss)	—	—	24,764	—	—	(96,072)	—	—	(71,308)
Exercise of stock options and other	1,429,832	—	—	15	3,783	—	—	(912)	2,886
Share-based payments	—	—	—	—	8,359	—	—	—	8,359
Dividends and other payments to noncontrolling interests	—	—	(30,870)	—	—	—	—	—	(30,870)
Dividends declared ($0.6026/share)	—	—	—	—	(217,796)	—	—	—	(217,796)
Other	—	—	1,701	—	(64)	—	—	—	1,637
Other comprehensive loss	—	—	(11,154)	—	—	—	(110,480)	—	(121,634)

Balances at December 31, 2015	46,661,114	315,000,000	$187,775	$3,617	$3,961,515	$(4,268,637)	$(451,833)	$(2,104)	$(569,667)
Net income (loss)	—	—	23,002	—	—	141,431	—	—	164,433
Exercise of stock options and other	1,286,009	—	—	12	624	—	—	(2,002)	(1,366)
Share-based payments	—	—	—	—	10,238	—	—	—	10,238
Disposal of noncontrolling interest	—	—	(36,846)	—	—	—	—	—	(36,846)
Dividends and other payments to noncontrolling interests	—	—	(16,917)	—	—	—	—	—	(16,917)
Dividends declared and paid ($1.4937/share)	—	—	—	—	(540,034)	—	—	—	(540,034)
Other	—	—	1,299	—	(676)	—	—	—	623
Other comprehensive loss	—	—	(8,427)	—	—	—	65,175	—	56,748

Balances at December 31, 2016	47,947,123	315,000,000	$149,886	$3,629	$3,431,667	$(4,127,206)	$(386,658)	$(4,106)	$(932,788)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

	Years Ended December 31,
(In thousands)	2016	2015	2014
Cash flows from operating activities:
Consolidated net income (loss)	$164,433	$(71,308)	$17,119
Reconciling items:
Impairment charges	7,274	21,631	3,530
Depreciation and amortization	344,124	375,962	406,243
Deferred taxes	31,333	3,539	(33,569)
Provision for doubtful accounts	10,659	13,384	7,150
Amortization of deferred financing charges and note discounts, net	10,572	8,770	8,660
Share-based compensation	10,238	8,359	7,743
Gain on disposal of operating and other assets	(363,485)	(5,468)	(7,801)
Equity in (earnings) loss of nonconsolidated affiliates	1,689	289	(3,789)
Other reconciling items, net	68,933	(13,440)	(14,461)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	30,308	(56,580)	(38,618)
(Increase) decrease in prepaid expenses and other current assets	(15,578)	(1,728)	5,982
Increase in accrued expenses	25,518	4,565	18,312
Increase (decrease) in accounts payable	(3,797)	30,642	(4,460)
Increase (decrease) in accrued interest	194	(4,072)	811
Increase (decrease) in deferred income	(18,119)	2,549	(5,370)
Changes in other operating assets and liabilities	5,997	(18,161)	(19,059)

Net cash provided by operating activities	310,293	298,933	348,423

Cash flows from investing activities:
Purchases of property, plant and equipment	(229,772)	(218,332)	(231,169)
Proceeds from disposal of assets	808,194	11,264	12,861
Purchases of other operating assets	(2,244)	(23,640)	(912)
Proceeds from sale of investment securities	781	—	15,834
Purchases of businesses	—	(24,701)	339
Change in other, net	(25,460)	(2,316)	(3,384)

Net cash provided by (used for) investing activities	551,499	(257,725)	(206,431)

Cash flows from financing activities:
Draws on credit facilities	—	—	3,010
Payments on credit facilities	(2,100)	(3,849)	(3,682)
Proceeds from long-term debt	6,856	222,777	—
Payments on long-term debt	(2,334)	(56)	(48)
Net transfers from (to) iHeartCommunications	45,099	17,007	(68,804)
Dividends and other payments to noncontrolling interests	(16,917)	(30,870)	(18,995)
Dividends paid	(755,538)	—	(175,022)
Deferred financing charges	(199)	(8,606)	(4)
Change in other, net	(1,366)	2,651	2,236

Net cash provided by (used for) financing activities	(726,499)	199,054	(261,309)

Effect of exchange rate changes on cash	(6,041)	(13,723)	(9,024)

Net increase (decrease) in cash and cash equivalents	129,252	226,539	(128,341)
Cash and cash equivalents at beginning of year	412,743	186,204	314,545

Cash and cash equivalents at end of year	$541,995	$412,743	$186,204

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$368,051	$356,021	$347,786
Cash paid during the year for income taxes	40,185	43,781	43,275

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold. Prior to the IPO, the Company was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. As of December 31, 2016, iHeartCommunications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 10,726,917 shares of Class A common stock, collectively representing 89.9% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America; the International segment primarily includes operations in Europe and Asia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from iHeartCommunications.

Going Concern

During the second quarter of 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, the Company will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this update are effective for annual periods ending after December 15, 2016, and for interim periods thereafter. The Company adopted this standard for the year-ended December 31, 2016. See Note 6—Related Party Transactions.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2016 presentation. Included in International Outdoor Direct operating expenses and Selling, general and administrative expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results for our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to current year or prior year financial results.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of reserves for sales returns and allowances, and allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements—10 to 39 years

Structures—3 to 20 years

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Furniture and other equipment—2 to 20 years

Leasehold improvements—shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. The asset or business must be available for immediate sale and the sale must be highly probable within one year.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on leased land. Americas land leases are typically paid in advance for periods ranging from one to 12 months. International land leases are paid both in advance and in arrears, for periods ranging up to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill

The Company performs its annual impairment test on July 1 of each year. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit. The Company had impairment of goodwill of $7.3 million for 2016 and no impairment of goodwill for 2015 and 2014.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. Securities for which fair value is determinable are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical cost when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of stockholders’ equity (deficit).

The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities. Based on these assessments, no impairments existed at December 31, 2016, 2015 and 2014.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2016 and 2015.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. Generally, all earnings from the Company’s foreign operations are permanently reinvested and not distributed. The Company has not provided U.S. federal income taxes for temporary differences with respect to investments in foreign subsidiaries, which at December 31, 2016, currently result in tax basis amounts greater than the financial reporting basis. It is not apparent that these unrecognized deferred tax assets will reverse in the foreseeable future. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts. The determination of the amount of federal income taxes, if any, that might become due in the event that our foreign earnings are distributed is not practicable.

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $19.3 million, $21.1 million and $20.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders’ equity (deficit), “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the second quarter of 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update simplifies the presentation of debt issuance costs as a deduction from the carrying value of the outstanding debt balance rather than showing the debt issuance costs as an asset. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The retrospective adoption of this guidance resulted in the reclassification of debt issuance costs of $50.4 million as of December 31, 2015, which are now reflected as “Long-term debt fees” in Note 4.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). This update changes the accounting for certain aspects of share-based payments to employees. Income tax effects of share-based payment awards will be recognized in the income statement with the vesting or settlement of the awards and the record keeping for additional paid-in capital pools will no longer be necessary. Additionally, companies can make a policy election to either estimate forfeitures or recognize them as they occur. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2016. The Company does not expect the provisions of this new standard to have a material impact on its consolidated financial statements.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During the second quarter of 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. For an SEC filer, the standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is no guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, the classification will depend on the predominant source or use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 2—PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

During the first quarter of 2016, Americas sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds, which included cash and certain advertising assets in Florida, totaling $592.3 million. The Company recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

During the first quarter of 2016, Americas also entered into an agreement to sell its Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia, plus approximately $41.2 million in cash. The transaction closed in January 2017 and was classified as held-for-sale and the related assets are separately presented on the face of the Consolidated Balance Sheet.

During the second quarter of 2016, International sold its business in Turkey. As a result, the Company recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon the sale of the Company’s subsidiaries in Turkey.

During the fourth quarter of 2016, International sold its business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. As a result, the Company recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of the Company’s business in Australia.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of December 31, 2016 and 2015, respectively.

(In thousands)	December 31, 2016	December 31, 2015
Land, buildings and improvements	$152,775	$167,739
Structures	2,684,673	2,824,794
Furniture and other equipment	148,516	156,046
Construction in progress	58,585	54,701

	3,044,549	3,203,280
Less: accumulated depreciation	1,631,716	1,575,294

Property, plant and equipment, net	$1,412,833	$1,627,986

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits. The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived intangible assets in the International segment.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on July 1 of each year. The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.

During 2016, the Company recognized no impairment charges related to billboard permits. During 2015, the Company recognized an impairment charge of $21.6 million related to billboard permits in one market.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets consist primarily of transit and street furniture contracts, site-leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of December 31, 2016 and 2015, respectively:

	December 31, 2016		December 31, 2015
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$563,863	$(426,752)	$635,772	$(457,060)
Permanent easements	159,782	—	156,349	—
Other	4,536	(1,812)	9,687	(1,884)

Total	$728,181	$(428,564)	$801,808	$(458,944)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2016, 2015 and 2014 was $37.8 million, $49.2 million, and $66.8 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2017	$26,934
2018	19,907
2019	15,468
2020	13,204
2021	13,721

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each of the Company’s advertising markets are components. The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit and each country in its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized goodwill impairment of $7.3 million for the year ended December 31, 2016 based on declining future cash flows expected in one country in the International segment and no goodwill impairment for the year ended December 31, 2015.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Consolidated
Balance as of December 31, 2014	$584,574	$232,538	$817,112
Acquisitions	—	10,998	10,998
Foreign currency	(709)	(19,644)	(20,353)
Assets held for sale	(49,182)	—	(49,182)

Balance as of December 31, 2015	$534,683	$223,892	$758,575
Impairment	—	(7,274)	(7,274)
Dispositions	(6,934)	(30,718)	(37,652)
Foreign currency	(1,998)	(5,051)	(7,049)
Assets held for sale	(10,337)	—	(10,337)

Balance as of December 31, 2016	$515,414	$180,849	$696,263

The balance at December 31, 2014 is net of cumulative impairments of $2.6 billion and $326.6 million in the Company’s Americas and International segments, respectively.

NOTE 3—ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

	Years Ended December 31,
(In thousands)	2016	2015
Beginning balance	$45,125	$48,161
Adjustment due to changes in estimates	(5,431)	2,024
Accretion of liability	4,863	546
Liabilities settled	(4,104)	(2,720)
Foreign Currency	(1,002)	(2,886)

Ending balance	$39,451	$45,125

NOTE 4—LONG-TERM DEBT

Long-term debt at December 31, 2016 and 2015 consisted of the following:

(In thousands)	December 31, 2016	December 31, 2015
Clear Channel Worldwide Holdings Notes	$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes	225,000	225,000
Senior revolving credit facility due 2018	—	—
Other debt	14,798	19,003
Original issue discount	(6,738)	(7,769)
Long-term debt fees	(41,069)	(50,411)

Total debt	$5,116,991	$5,110,823
Less: current portion	6,971	4,310

Total long-term debt	$5,110,020	$5,106,513

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.2 billion and $4.9 billion at December 31, 2016 and December 31, 2015, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Senior Notes

As of December 31, 2016 and 2015, the Company had Senior Notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	12/31/2016	12/31/2015
CCWH Senior Notes:
6.5% Series A Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	1,989,250	1,989,250
CCWH Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	275,000	275,000
7.625% Series B Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	1,925,000	1,925,000

Total CCWH Notes				$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes:
8.75% Senior Notes Due 2020	12/15/2020	8.750%	Payable semi-annually in arrears on June 15 and December 15 of each year	225,000	225,000

Total Senior Notes				$5,150,000	$5,150,000

Guarantees and Security

The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries and rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Senior Subordinated Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. The CCWH Senior Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Senior Subordinated Notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Redemptions

CCWH may redeem the Senior Notes and Senior Subordinated Notes at its option, in whole or part, at redemption prices set forth in the indentures plus accrued and unpaid interest to the redemption date and plus an applicable premium.

Certain Covenants

The indentures governing the Senior Notes and Senior Subordinated Notes contain covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	in case of the Senior Notes, create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries; and

•	in the case of the Series B CCWH Senior Notes and the Series B CCWH Senior Subordinated Notes, pay dividends, redeem or repurchase capital stock or make other restricted payments.

Clear Channel International B.V. Senior Notes

The CCIBV Senior Notes are guaranteed by certain of the International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Redemptions

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

Certain Covenants

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or investments;

•	incur additional debt or issue certain preferred stock;

•	transfer or sell assets;

•	create liens on assets;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	engage in certain transactions with affiliates;

•	create restrictions on dividends or other payments by the restricted subsidiaries; and

•	merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, the Company entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. As of December 31, 2016, there were no amounts outstanding under the revolving credit facility, and $65.4 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility. The Company was in compliance with the secured leverage ratio covenant as of December 31, 2016.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $14.8 million balance at December 31, 2016 is $7.0 million that matures in less than one year.

Future Maturities of Long-term Debt

Future maturities of long-term debt as of December 31, 2016 are as follows:

(in thousands)
2017	$6,972
2018	618
2019	310
2020	2,425,303
2021	341
Thereafter	2,731,254

Total (1)	$5,164,798

(1)	Excludes original issue discount and long-term debt fees of $6.7 million and $41.1 million, respectively, which are amortized through interest expense over the life of the underlying debt obligations.

Guarantees

As of December 31, 2016, the Company had $66.6 million in letters of credit outstanding, of which no letters of credit were cash secured. Additionally, as of December 31, 2016, iHeartCommunications had outstanding commercial standby letters of credit and surety bonds of $1.4 million and $52.7 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items.

In addition, as of December 31, 2016, the Company had outstanding bank guarantees of $35.7 million related to international subsidiaries, of which $18.8 million were backed by cash collateral.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5—COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2016, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Lease	Non-Cancelable Contracts	Capital Expenditure Commitments
2017	$335,574	$363,137	$49,618
2018	289,525	293,279	7,348
2019	265,232	262,413	4,449
2020	239,517	224,343	1,962
2021	215,419	191,100	2,097
Thereafter	1,211,040	411,234	12,242

Total	$2,556,307	$1,745,506	$77,716

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Rent expense charged to operations for the years ended December 31, 2016, 2015 and 2014 was $947.4 million, $978.6 million and $1,025.3 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

International Outdoor Investigation

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day, Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. Clear Channel and its affiliates are cooperating with the national competition authorities.

NOTE 6—RELATED PARTY TRANSACTIONS

The Company records net amounts due from or to iHeartCommunications as “Due from/to iHeartCommunications” on the consolidated balance sheets. The accounts represent the revolving promissory note issued by the Company to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to the Company in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on December 15, 2017.

Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. As a part of these services, the Company maintains collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes). In return, iHeartCommunications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment. The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from iHeartCommunications” account.

As of December 31, 2016 and December 31, 2015, the asset recorded in “Due from iHeartCommunications” on the consolidated balance sheet was $885.7 million and $930.8 million, respectively. As of December 31, 2016,

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the fixed interest rate on the “Due from iHeartCommunications” account was 6.5%, which is equal to the fixed interest rate on the CCWH Senior Notes. The net interest income for the years ended December 31, 2016, 2015 and 2014 was $50.3 million, $61.4 million, and $60.2 million, respectively.

In its Annual Report on Form 10-K filed with the SEC on February 23, 2017, iHeartCommunications stated that its forecast of future cash flows indicates that such cash flows would not be sufficient for it to meet its obligations, including payment of the outstanding receivables based credit facility balance at maturity on December 24, 2017, as they become due in the ordinary course of business for a period of 12 months following February 23, 2017. While iHeartCommunications stated that it believes that the refinancing or the extension of the maturity date of the receivables based credit facility, combined with current funds and expected future cash flows, will be sufficient to enable it to meet its obligations as they become due in the ordinary course of business for a period of 12 months, there is no assurance that the receivables based credit facility will be extended in a timely manner or on acceptable terms, or at all.

If iHeartCommunications were to become insolvent, the Company would be an unsecured creditor of iHeartCommunications. In such event, the Company would be treated the same as other unsecured creditors of iHeartCommunications and, if the Company were not entitled to amounts outstanding under the receivable from iHeartCommunications, or could not obtain such cash on a timely basis, the Company could experience a liquidity shortfall.

The Company provides advertising space on its billboards for radio stations owned by iHeartCommunications. For the years ended December 31, 2016, 2015 and 2014, the Company recorded $3.5 million, $2.7 million, and $3.4 million, respectively, in revenue for these advertisements.

Under the Corporate Services Agreement between iHeartCommunications and the Company, iHeartCommunications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2016, 2015 and 2014, the Company recorded $36.0 million, $30.1 million, and $31.2 million, respectively, as a component of corporate expenses for these services.

Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by iHeartCommunications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries. Tax payments are made to iHeartCommunications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the Employee Matters Agreement, the Company’s employees participate in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. For the years ended December 31, 2016, 2015 and 2014, the Company recorded $9.4 million, $10.7 million and $10.7 million, respectively, as a component of selling, general and administrative expenses for these services.

Stock Purchases

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock and/or the Class A common stock of iHeartMedia, Inc. (“iHeartMedia”). The stock purchase program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of iHeartCommunications, purchased an additional 2,000,000 shares of the Company’s Class A common stock for $20.4 million. On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of the Company’s Class A common stock for $22.2 million, increasing iHeartCommunications’ collective holdings to represent approximately 90% of the outstanding shares of the Company’s common stock on a fully-diluted basis, assuming the conversion of all of the Company’s Class B common stock into Class A common stock. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the iHeartCommunications’ board of directors.

Dividends

On February 9, 2017, the Company declared a special dividend of $282.5 million using a portion of the proceeds from the sales of certain non-strategic U.S. outdoor markets and of our Australia outdoor business. On February 23, 2017, we paid approximately 89.9% of the dividend or $254.0 million to iHeartCommunications, with the remaining 10.1% or $28.5 million paid to public stockholders of the Company.

NOTE 7—INCOME TAXES

The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2016	2015	2014
Current—federal	$—	$(270)	$2,001
Current—foreign	(43,611)	(45,322)	(26,281)
Current—state	(1,731)	(1,046)	(502)

Total current expense	(45,342)	(46,638)	(24,782)

Deferred—federal	(89,068)	(8,259)	26,744
Deferred—foreign	56,759	5,282	4,307
Deferred—state	976	(562)	2,518

Total deferred benefit (expense)	(31,333)	(3,539)	33,569

Income tax benefit (expense)	$(76,675)	$(50,177)	$8,787

For the year ended December 31, 2016 the Company recorded current tax expense of $45.3 million as compared to $46.6 million for the 2015 year. The current tax expense for 2016 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.

For the year ended December 31, 2015 the Company recorded current tax expense of $46.6 million compared to $24.8 million for the 2014 year. The change in current tax was due primarily to a reduction in unrecognized tax benefits during 2015, which resulted from the expiration of statutes of limitations to assess taxes in the United Kingdom and several state jurisdictions. This decrease in unrecognized tax benefits resulted in a reduction to current tax expense of $21.8 million during 2014.

Deferred tax expense of $31.3 million was recorded for 2016 compared with a deferred tax expense of $3.5 million for 2015. The change in deferred tax expense is primarily due to the current year utilization of net operating loss carryforwards in the U.S. which offset taxable income from the gains on the sales of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the sale of the Company’s Australia business during the fourth quarter of 2016. The current year federal deferred tax expenses was partially offset by foreign deferred tax benefit attributable to the release of $43.3 million of valuation allowance against certain net operating losses in France. Due to positive evidence that now exists, the Company expects to realize the benefit of these net operating loss carryforwards in the future.

Deferred tax expense of $3.5 million was recorded for 2015 compared with a deferred tax benefit of $33.6 million for 2014. The change in deferred tax is primarily due to the valuation allowance of $32.9 million recorded against the Company’s federal and state net operating losses during 2015

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2016 and 2015 are as follows:

(In thousands)	December 31, 2016	December 31, 2015
Deferred tax liabilities:
Intangibles and fixed assets	$800,144	$927,779
Equity in earnings	2,816	2,374
Other	16,971	16,036

Total deferred tax liabilities	819,931	946,189

Deferred tax assets:
Accrued expenses	19,458	17,121
Net operating loss carryforwards	257,613	472,975
Bad debt reserves	3,364	3,256
Other	36,266	29,006

Total deferred tax assets	316,701	522,358
Less: Valuation allowance	137,337	185,079

Net deferred tax assets	179,364	337,279

Net deferred tax liabilities	$640,567	$608,910

During the fourth quarter of 2015, the Company elected early adoption of ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. This update requires companies to classify all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time. The Company’s net foreign deferred tax assets for the period ending December 31, 2016 were $50.0 million and its foreign deferred tax liabilities for the period ended December 31, 2015 were $6.4 million.

At December 31, 2016, the Company had recorded deferred tax assets for net operating loss carryforwards (tax effected) for federal and state income tax purposes of $105.2 million, which expire in various amounts through 2035. The Company expects to realize the benefits of its deferred tax assets attributable to federal and state net operating losses based upon expected future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods. During 2016, the Company released the valuation allowance of $32.9 million that was previously recorded against these deferred tax assets attributable to federal and state net operating losses. The release of valuation allowance was due to the taxable gains that were recognized from the sale of various outdoor markets during the period. In addition, the Company recorded a net decrease of $14.8 million in valuation allowances against its foreign deferred tax assets during the year ended December 31, 2016. At December 31, 2016, the Company had recorded $152.5 million (tax-effected) of deferred tax assets for foreign net operating losses, which are offset in part by an associated valuation allowance of $103.3 million. The remaining deferred tax valuation allowance of $34.0 million offsets other foreign deferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

tax assets that are not expected to be realized. Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits. Due to the Company’s evaluation of all available evidence, including significant negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized. The Company expects to realize its remaining gross deferred tax assets based upon its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets. Any deferred tax liabilities associated with billboard permits and tax deductible goodwill intangible assets are not relied upon as a source of future taxable income, as these intangible assets have an indefinite life.

At December 31, 2016 and 2015, net deferred tax assets include a deferred tax asset of $14.9 million and $16.4 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet. See Note 8 for additional discussion of ASC 718-10.

Income (loss) before income taxes:

(In thousands)	Years Ended December 31,
	2016	2015	2014
US	$182,311	$(69,676)	$(87,120)
Foreign	58,797	48,545	95,452

Total income (loss) before income taxes	$241,108	$(21,131)	$8,332

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$(84,388)	35.0%	$7,396	35.0%	$(2,916)	35.0%
State income taxes, net of federal tax effect	(4,602)	1.9%	2,238	10.6%	2,016	(24.2)%
Foreign income taxes	(20,725)	8.6%	(23,062)	(109.1)%	11,434	(137.3)%
Nondeductible items	(687)	0.3%	(754)	(3.6)%	(722)	8.7%
Changes in valuation allowance and other estimates	34,597	(14.4)%	(33,684)	(159.4)%	2,941	(35.3)%
Other, net	(870)	0.4%	(2,311)	(11.0)%	(3,966)	47.6%

Income tax benefit (expense)	$(76,675)	31.8%	$(50,177)	(237.5)%	$8,787	(105.5)%

During 2016, the Company recorded tax expense of approximately $76.7 million. The 2016 income tax expense and 31.8% effective tax rate were impacted primarily by the $32.9 million and $43.3 million deferred tax benefits recorded in connection with the release of valuation allowances in the U.S. and France, respectively. These deferred tax benefits were partially offset by $54.7 million in tax expense attributable to the sale of our Australia outdoor business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2015, the Company recorded tax expense of approximately $50.2 million. The 2015 income tax expense and (237.5)% effective tax rate were impacted primarily by a $32.9 million valuation allowance recorded against the Company’s federal and state net operating losses during 2015. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

During 2014, the Company recorded tax benefit of approximately $8.8 million. The 2014 income tax benefit and (105.5)% effective tax rate were impacted primarily by the Company’s benefits and charges from tax amounts associated with its foreign earnings that are taxed at rates different from the federal statutory rate and an inability to benefit from losses in certain foreign jurisdictions. Additionally, the Company recorded $20.0 million in net tax benefits associated with a decrease in unrecognized tax benefits resulting from the expiration of statutes of limitations to assess taxes in the United Kingdom and several state jurisdictions.

The Company provides for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the United States or would otherwise become taxable upon remittance within our foreign structure. Substantially all of the Company’s undistributed international earnings are intended to be indefinitely reinvested in home country operations outside the United States. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which give us flexibility to make future cash distributions as non-taxable returns of capital. All tax liabilities owed by the Company are paid either by the Company or on behalf of the Company by iHeartCommunications through an operating account that represents net amounts due to or from iHeartCommunications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2016 and 2015, was $3.4 million and $3.6 million, respectively. The total amount of unrecognized tax benefits including accrued interest and penalties at December 31, 2016 and 2015, was $39.7 million and $43.5 million, respectively, of which $23.8 million and $23.8 million is included in “Other long-term liabilities.” In addition, $15.9 million and $19.7 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2016 and 2015, respectively. The total amount of unrecognized tax benefits at December 31, 2016 and 2015 that, if recognized, would impact the effective income tax rate is $18.6 million and $18.2 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2016	2015
Balance at beginning of period	$39,908	$39,143
Increases for tax position taken in the current year	6,996	6,311
Increases for tax positions taken in previous years	2,199	1,025
Decreases for tax position taken in previous years	(6,148)	(2,009)
Decreases due to settlements with tax authorities	(717)	(689)
Decreases due to lapse of statute of limitations	(5,906)	(3,873)

Balance at end of period	$36,332	$39,908

Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. During 2016 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2015, the Company reversed $6.2 and $3.9 million in unrecognized tax benefits, inclusive of interest, as a result of the expiration of statutes of limitations to assess taxes in certain state and foreign jurisdictions. During 2016, the Company settled certain tax examinations that resulted in the reduction of uncertain tax positions of $6.8 million, inclusive of interest. All federal income tax matters through 2010 are closed. The Company is currently in appeals with the IRS for its tax returns for the 2011 and 2012 periods. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2008.

NOTE 8—STOCKHOLDERS’ EQUITY (DEFICIT)

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in stockholders’ equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances as of January 1, 2016	$(757,442)	$187,775	$(569,667)
Net income	141,431	23,002	164,433
Dividends declared	(540,034)	—	(540,034)
Dividends and other payments to noncontrolling interests	—	(16,917)	(16,917)
Disposal of noncontrolling interests	—	(36,846)	(36,846)
Share-based compensation	10,238	—	10,238
Foreign currency translation adjustments	30,835	(8,427)	22,408
Unrealized holding loss on marketable securities	(576)	—	(576)
Other adjustments to comprehensive loss	(11,814)	—	(11,814)
Reclassifications	46,730	—	46,730
Other, net	(2,042)	1,299	(743)

Balances as of December 31, 2016	$(1,082,674)	$149,886	$(932,788)

Balance as of January 1, 2015	$(344,275)	$203,334	$(140,941)
Net income (loss)	(96,072)	24,764	(71,308)
Dividends declared	(217,796)	—	(217,796)
Dividends and other payments to noncontrolling interests	—	(30,870)	(30,870)
Share-based compensation	8,359	—	8,359
Foreign currency translation adjustments	(101,575)	(11,154)	(112,729)
Unrealized holding gain on marketable securities	553	—	553
Other adjustments to comprehensive loss	(10,266)	—	(10,266)
Reclassifications	808	—	808
Other, net	2,822	1,701	4,523

Balances as of December 31, 2015	$(757,442)	$187,775	$(569,667)

Share-Based Awards

Stock Options

The Company has granted options to purchase shares of its Class A common stock to certain employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

or relationship with the Company or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Years Ended December 31,
	2016	2015	2014
Expected volatility	42% – 44%	37% – 56%	54% – 56%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	1.12% – 1.41%	1.70% – 2.07%	1.73% – 2.08%
Dividend yield	—%	—%	—%

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2016:

(In thousands, except per share data)	Options	Price (3)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2016	5,348	$7.86
Granted (1)	290	6.43
Exercised (2)	(173)	3.66
Forfeited	(159)	7.25
Expired	(273)	12.15

Outstanding, December 31, 2016	5,033	7.71	4.9 years	$2,539

Exercisable	3,868	7.86	3.8 years	$2,526
Expected to vest	1,042	7.18	8.4 years	$12

(1)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2016, 2015 and 2014 was $2.82, $4.25 and $4.69 per share, respectively.
(2)	Cash received from option exercises during the years ended December 31, 2016, 2015 and 2014 was $0.6 million, $3.8 million and $2.4 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2016, 2015 and 2014 was $0.4 million, $2.8 million and $1.5 million, respectively.
(3)	Reflects the weighted average exercise price per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the Company’s unvested options at and changes during the year ended December 31, 2016 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2016	1,690	$4.27
Granted	290	2.82
Vested (1)	(657)	4.18
Forfeited	(159)	4.22

Unvested, December 31, 2016	1,164	$3.97

(1)	The total fair value of the Company’s options vested during the years ended December 31, 2016, 2015 and 2014 was $2.7 million, $4.2 million and $6.1 million, respectively.

Restricted Stock Awards

The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that contain a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2016 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2016	2,762	$8.43
Granted	1,510	5.67
Vested (restriction lapsed)	(1,198)	6.85
Forfeited	(331)	8.19

Outstanding, December 31, 2016	2,743	7.63

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $10.2 million, $8.4 million and $7.7 million, during the years ended December 31, 2016, 2015 and 2014, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2016, 2015 and 2014 was $3.9 million, $3.2 million and $3.0 million, respectively.

As of December 31, 2016, there was $14.8 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2016,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

there was $0.7 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Net Income (Loss) per Share

The following table presents the computation of earnings (loss) per share for the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
(In thousands, except per share data)	2016	2015	2014
NUMERATOR:
Net income (loss) attributable to the Company—common shares	$141,431	$(96,072)	$(9,590)
DENOMINATOR:
Weighted average common shares outstanding—basic	360,294	359,508	358,565
Stock options and restricted stock(1):	1,318

Weighted average common shares outstanding—diluted	361,612	359,508	358,565
Net income (loss) attributable to the Company per common share:
Basic	$0.39	$(0.27)	$(0.03)
Diluted	$0.39	$(0.27)	$(0.03)

(1)	5.6 million, 8.1 million and 8.5 million stock options and restricted shares were outstanding at December 31, 2016, 2015 and 2014, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 9—EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by iHeartCommunications for the purpose of providing retirement benefits for substantially all employees. Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions to these plans of $2.3 million, $2.4 million and $2.7 million for the years ended December 31, 2016, 2015 and 2014, respectively, were recorded as a component of operating expenses.

In addition, employees in the Company’s International markets participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by iHeartCommunications. Contributions to these plans of $15.1 million, $13.6 million and $15.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by iHeartCommunications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of iHeartCommunications and iHeartCommunications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

among different investment options, the performance of which is used to determine the amounts paid to participants under the plan. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of iHeartCommunications.

NOTE 10—OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2016, 2015 and 2014, respectively:

	Years Ended December 31,
(In thousands)	2016	2015	2014
Foreign exchange loss	$(69,599)	$14,790	$15,460
Other	(552)	(2,403)	(275)

Total other income (expense)—net	$(70,151)	$12,387	$15,185

For the years ended December 31, 2016, 2015 and 2014 the total increase (decrease) in other comprehensive income (loss) related to the impact of pensions on deferred income tax liabilities were $(1.0) million, $1.6 million and $(5.6) million, respectively.

The following table discloses the components of “Other current assets” as of December 31, 2016 and 2015, respectively:

	As of December 31,
(In thousands)	2016	2015
Inventory	$21,190	$23,514
Deposits	1,445	1,954
Other receivables	9,302	2,278
Other	7,262	6,820

Total other current assets	$39,199	$34,566

The following table discloses the components of “Other assets” as of December 31, 2016 and 2015, respectively:

	As of December 31,
(In thousands)	2016	2015
Investments	$10,183	$8,432
Deposits	19,318	24,672
Prepaid expenses	61,814	69,807
Other	30,698	4,629

Total other assets	$122,013	$107,540

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other long-term liabilities” as of December 31, 2016 and 2015, respectively:

	As of December 31,
(In thousands)	2016	2015
Unrecognized tax benefits	$23,772	$23,802
Asset retirement obligation	39,451	45,125
Deferred rent	101,673	98,282
Employee related liabilities	55,460	47,491
Other	38,955	25,719

Total other long-term liabilities	$259,311	$240,419

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2016 and 2015, respectively:

	As of December 31,
(In thousands)	2016	2015
Cumulative currency translation adjustments and other	$(388,246)	$(453,995)
Cumulative unrealized gain on securities	1,588	2,162

Total accumulated other comprehensive loss	$(386,658)	$(451,833)

NOTE 11—SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed—Americas and International. The Americas segment consists of operations primarily in the United States, Canada and Latin America and the International segment primarily includes operations in Europe and Asia. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the Company’s reportable segment results for the years ended December 31, 2016, 2015 and 2014:

(In thousands)	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2016
Revenue	$1,278,413	$1,423,982	$—	$2,702,395
Direct operating expenses	570,310	865,259	—	1,435,569
Selling, general and administrative expenses	225,415	289,787	—	515,202
Corporate expenses	—	—	117,383	117,383
Depreciation and amortization	185,654	152,758	5,712	344,124
Impairment charges	—	—	7,274	7,274
Other operating income, net	—	—	354,688	354,688

Operating income	$297,034	$116,178	$224,319	$637,531

Segment assets	$3,175,355	$1,342,356	$1,201,117	$5,718,828
Capital expenditures	$81,401	$143,788	$4,583	$229,772
Share-based compensation expense	$—	$—	$10,238	$10,238
Year Ended December 31, 2015
Revenue	$1,349,021	$1,457,183	$—	$2,806,204
Direct operating expenses	597,382	897,520	—	1,494,902
Selling, general and administrative expenses	233,254	298,250	—	531,504
Corporate expenses	—	—	116,380	116,380
Depreciation and amortization	204,514	166,060	5,388	375,962
Impairment charges	—	—	21,631	21,631
Other operating expense, net	—	—	(4,824)	(4,824)

Operating income (loss)	$313,871	$95,353	$(148,223)	$261,001

Segment assets	$3,567,764	$1,573,161	$1,165,863	$6,306,788
Capital expenditures	$82,165	$132,554	$3,613	$218,332
Share-based compensation expense	$—	$—	$8,359	$8,359
Year Ended December 31, 2014
Revenue	$1,350,623	$1,610,636	$—	$2,961,259
Direct operating expenses	605,771	991,117	—	1,596,888
Selling, general and administrative expenses	233,641	314,878	—	548,519
Corporate expenses	—	—	130,894	130,894
Depreciation and amortization	203,928	198,143	4,172	406,243
Impairment charges	—	—	3,530	3,530
Other operating income, net	—	—	7,259	7,259

Operating income (loss)	$307,283	$106,498	$(131,337)	$282,444

Segment assets	$3,648,735	$1,680,598	$967,296	$6,296,629
Capital expenditures	$109,727	$117,480	$3,962	$231,169
Share-based compensation expense	—	—	$7,743	$7,743

Revenue of $1.6 billion, $1.6 billion and $1.8 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively. Revenue of

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$1.1 billion, $1.2 billion and $1.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2016, 2015 and 2014.

Identifiable long-lived assets of $539.9 million, $628.8 million and $682.7 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively. Identifiable long-lived assets of $0.9 billion, $1.0 billion and $1.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 12—QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Revenue	$590,721	$615,043	$712,146	$722,819	$673,057	$696,277	$726,471	$772,065
Operating expenses:
Direct operating expenses	343,694	362,971	366,061	372,342	366,086	372,716	359,728	386,873
Selling, general and administrative expenses	126,801	127,130	135,567	132,522	126,164	132,559	126,670	139,293
Corporate expenses	28,239	28,753	29,652	30,154	28,058	28,347	31,434	29,126
Depreciation and amortization	85,395	94,094	86,974	93,405	85,780	93,040	85,975	95,423
Impairment charges	—	—	—	—	7,274	21,631	—	—
Other operating income (expense), net	284,774	(5,444)	(59,384)	659	1,095	5,029	128,203	(5,068)

Operating income (loss)	291,366	(3,349)	34,508	95,055	60,790	53,013	250,867	116,282
Interest expense	93,873	89,416	94,650	88,556	93,313	88,088	93,056	89,609
Interest income on Due from iHeartCommunications	12,713	15,253	11,291	15,049	12,429	15,630	13,876	15,507
Equity in earnings (loss) of nonconsolidated affiliates	(415)	522	(232)	(351)	(727)	(812)	(315)	352
Other income (expense), net	(5,803)	19,938	(33,871)	15,276	(6,524)	(17,742)	(23,953)	(5,085)

Income (loss) before income taxes	203,988	(57,052)	(82,954)	36,473	(27,345)	(37,999)	147,419	37,447
Income tax benefit (expense)	(62,912)	24,099	21,712	(27,187)	3,603	22,797	(39,078)	(69,886)

Consolidated net income (loss)	141,076	(32,953)	(61,242)	9,286	(23,742)	(15,202)	108,341	(32,439)
Less amount attributable to noncontrolling interest	976	565	7,857	7,876	7,329	7,379	6,840	8,944

Net income (loss) attributable to the Company	$140,100	$(33,518)	$(69,099)	$1,410	$(31,071)	$(22,581)	$101,501	$(41,383)
Net income (loss) per common share:
Basic	$0.39	$(0.09)	$(0.19)	$—	$(0.09)	$(0.06)	$0.28	$(0.12)
Diluted	$0.39	$(0.09)	$(0.19)	$—	$(0.09)	$(0.06)	$0.28	$(0.12)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13—GUARANTOR SUBSIDIARIES

The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of Clear Channel Worldwide Holdings, Inc. (“CCWH” or the “Subsidiary Issuer”). The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$300,285	$—	$61,542	$180,168	$—	$541,995
Accounts receivable, net of allowance	—	—	193,474	399,596	—	593,070
Intercompany receivables	—	687,043	2,694,094	99,431	(3,480,568)	—
Prepaid expenses	1,363	3,433	51,751	55,022	—	111,569
Assets held for sale	—	—	55,602	—	—	55,602
Other current assets	—	—	6,873	32,326	—	39,199

Total Current Assets	301,648	690,476	3,063,336	766,543	(3,480,568)	1,341,435
Structures, net	—	—	746,877	449,799	—	1,196,676
Other property, plant and equipment, net	—	—	124,138	92,019	—	216,157
Indefinite-lived intangibles	—	—	951,439	9,527	—	960,966
Other intangibles, net	—	—	259,915	39,702	—	299,617
Goodwill	—	—	505,478	190,785	—	696,263
Due from iHeartCommunications	885,701	—	—	—	—	885,701
Intercompany notes receivable	182,026	4,887,354	—	—	(5,069,380)	—
Other assets	280,435	418,658	1,320,838	65,589	(1,963,507)	122,013

Total Assets	$1,649,810	$5,996,488	$6,972,021	$1,613,964	$(10,513,455)	$5,718,828

Accounts payable	$—	$—	$14,897	$71,973	$—	$86,870
Intercompany payable	2,694,094	—	786,474	—	(3,480,568)	—
Accrued expenses	2,223	58,652	35,509	384,488	—	480,872
Dividends payable	—	—	—	—	—	—
Deferred income	—	—	33,471	33,534	—	67,005
Current portion of long-term debt	—	—	89	6,882	—	6,971

Total Current Liabilities	2,696,317	58,652	870,440	496,877	(3,480,568)	641,718
Long-term debt	—	4,886,318	1,711	221,991	—	5,110,020
Intercompany notes payable	—	5,000	5,027,681	36,699	(5,069,380)	—
Deferred tax liability	772	1,367	687,642	(49,214)	—	640,567
Other long-term liabilities	1,055	—	135,094	123,162	—	259,311
Total stockholders’ equity (deficit)	(1,048,334)	1,045,151	249,453	784,449	(1,963,507)	(932,788)

Total Liabilities and Stockholders’ Equity	$1,649,810	$5,996,488	$6,972,021	$1,613,964	$(10,513,455)	$5,718,828

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$218,701	$—	$18,455	$175,587	$—	$412,743
Accounts receivable, net of allowance	—	—	210,252	487,331	—	697,583
Intercompany receivables	—	461,549	1,921,025	8,003	(2,390,577)	—
Prepaid expenses	1,423	3,433	62,039	60,835	—	127,730
Assets held for sale	—	—	295,075	—	—	295,075
Other current assets	—	—	1,823	32,743	—	34,566

Total Current Assets	220,124	464,982	2,508,669	764,499	(2,390,577)	1,567,697
Structures, net	—	—	868,586	523,294	—	1,391,880
Other property, plant and equipment, net	—	—	129,339	106,767	—	236,106
Indefinite-lived intangibles	—	—	962,074	9,253	—	971,327
Other intangibles, net	—	—	272,307	70,557	—	342,864
Goodwill	—	—	522,750	235,825	—	758,575
Due from iHeartCommunications	930,799	—	—	—	—	930,799
Intercompany notes receivable	182,026	5,107,392	—	—	(5,289,418)	—
Other assets	78,341	307,054	1,214,311	45,393	(1,537,559)	107,540

Total Assets	$1,411,290	$5,879,428	$6,478,036	$1,755,588	$(9,217,554)	$6,306,788

Accounts payable	$—	$—	$12,124	$88,086	$—	$100,210
Intercompany payable	1,915,287	—	475,290	—	(2,390,577)	—
Accrued expenses	953	(707)	108,480	398,939	—	507,665
Dividends payable	217,017	—	—	—	—	217,017
Deferred income	—	—	37,471	53,940	—	91,411
Current portion of long-term debt	—	—	65	4,245	—	4,310

Total Current Liabilities	2,133,257	(707)	633,430	545,210	(2,390,577)	920,613
Long-term debt	—	4,877,578	1,014	227,921	—	5,106,513
Intercompany notes payable	—	—	5,032,499	256,919	(5,289,418)	—
Deferred tax liability	772	1,367	599,541	7,230	—	608,910
Other long-term liabilities	1,587	—	133,227	105,605	—	240,419
Total stockholders’ equity (deficit)	(724,326)	1,001,190	78,325	612,703	(1,537,559)	(569,667)

Total Liabilities and Stockholders’ Equity	$1,411,290	$5,879,428	$6,478,036	$1,755,588	$(9,217,554)	$6,306,788

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,144,445	$1,557,950	$—	$2,702,395
Operating expenses:
Direct operating expenses	—	—	497,634	937,935	—	1,435,569
Selling, general and administrative expenses	—	—	196,006	319,196	—	515,202
Corporate expenses	13,157	—	61,873	42,353	—	117,383
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Impairment charges	—	—	—	7,274	—	7,274
Other operating income (expense), net	(427)	—	291,717	63,398	—	354,688

Operating income (loss)	(13,584)	—	502,731	148,384	—	637,531
Interest expense	(1,195)	353,447	721	21,919	—	374,892
Interest income on Due from iHeartCommunications	50,309	—	—	—	—	50,309
Intercompany interest income	16,142	341,472	52,103	—	(409,717)	—
Intercompany interest expense	50,309	15	357,614	1,779	(409,717)	—
Gain on investments, net	—	—	—	—	—	—
Equity in loss of nonconsolidated affiliates	136,919	44,767	(19,575)	(2,837)	(160,963)	(1,689)
Gain on extinguishment of debt	—	—	—	—	—	—
Other income (expense), net	3,429	—	(6,626)	(66,954)	—	(70,151)

Loss before income taxes	144,101	32,777	170,298	54,895	(160,963)	241,108
Income tax benefit (expense)	(2,670)	(55,574)	(33,379)	14,948	—	(76,675)

Consolidated net loss	141,431	(22,797)	136,919	69,843	(160,963)	164,433
Less amount attributable to noncontrolling interest	—	—	—	23,002	—	23,002

Net loss attributable to the Company	$141,431	$(22,797)	$136,919	$46,841	$(160,963)	$141,431
Other comprehensive (loss), net of tax:
Foreign currency translation adjustments	—	—	(8,000)	30,408	—	22,408
Unrealized holding loss on marketable securities	—	—	—	(576)	—	(576)
Other adjustments to comprehensive loss	—	—	—	(11,814)	—	(11,814)
Reclassification adjustments	—	—	—	46,730	—	46,730
Equity in subsidiary comprehensive loss	65,175	66,758	73,175	—	(205,108)	—

Comprehensive loss	206,606	43,961	202,094	111,589	(366,071)	198,179
Less amount attributable to noncontrolling interest	—	—	—	(8,427)	—	(8,427)

Comprehensive loss attributable to the Company	$206,606	$43,961	$202,094	$120,016	$(366,071)	$206,606

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,193,320	$1,612,884	$—	$2,806,204
Operating expenses:
Direct operating expenses	—	—	507,729	987,173	—	1,494,902
Selling, general and administrative expenses	—	—	199,769	331,735	—	531,504
Corporate expenses	13,049	—	58,576	44,755	—	116,380
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Impairment charges	—	—	21,631	—	—	21,631
Other operating income (expense), net	(458)	—	(7,732)	3,366	—	(4,824)

Operating income (loss)	(13,507)	—	202,992	71,516	—	261,001
Interest (income) expense, net	2	352,329	1,630	1,708	—	355,669
Interest income on Due from iHeartCommunications	61,439	—	—	—	—	61,439
Intercompany interest income	16,068	340,457	62,002	—	(418,527)	—
Intercompany interest expense	61,439	—	356,525	563	(418,527)	—
Gain on investments, net	—	—	—	—	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(76,018)	10,383	5,609	(1,935)	61,672	(289)
Gain on extinguishment of debt	—	—	—	—	—	—
Other income, net	2,915	3,440	20,318	10,289	(24,575)	12,387

Income (loss) before income taxes	(70,544)	1,951	(67,234)	77,599	37,097	(21,131)
Income tax expense	(953)	(575)	(8,784)	(39,865)	—	(50,177)

Consolidated net income (loss)	(71,497)	1,376	(76,018)	37,734	37,097	(71,308)
Less amount attributable to noncontrolling interest	—	—	—	24,764	—	24,764

Net income (loss) attributable to the Company	$(71,497)	$1,376	$(76,018)	$12,970	$37,097	$(96,072)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	(3,440)	(16,605)	(92,684)	—	(112,729)
Unrealized holding gain on marketable securities	0	0	0	553	0	553
Other adjustments to comprehensive loss	—	—	—	(10,266)	—	(10,266)
Reclassification adjustments	—	—	—	808	—	808
Equity in subsidiary comprehensive loss	(110,480)	(61,867)	(93,875)	—	266,222	—

Comprehensive loss	(181,977)	(63,931)	(186,498)	(88,619)	303,319	(217,706)
Less amount attributable to noncontrolling interest	—	—	—	(11,154)	—	(11,154)

Comprehensive loss attributable to the Company	$(181,977)	$(63,931)	$(186,498)	$(77,465)	$303,319	$(206,552)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2014
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,162,842	$1,798,417	$—	$2,961,259
Operating expenses:
Direct operating expenses	—	—	495,651	1,101,237	—	1,596,888
Selling, general and administrative expenses	—	—	196,653	351,866	—	548,519
Corporate expenses	12,274	—	67,989	50,631	—	130,894
Depreciation and amortization	—	—	194,396	211,847	—	406,243
Impairment charges	—	—	3,530	—	—	3,530
Other operating income (expense), net	(541)	—	3,235	4,565	—	7,259

Operating income (loss)	(12,815)	—	207,858	87,401	—	282,444
Interest (income) expense, net	(6)	352,280	1,555	(564)	—	353,265
Interest income on Due from iHeartCommunications	60,179	—	—	—	—	60,179
Intercompany interest income	15,624	340,824	61,073	—	(417,521)	—
Intercompany interest expense	60,179	—	356,448	894	(417,521)	—
Gain on investments, net	0	0	0		0	—
Equity in earnings (loss) of nonconsolidated affiliates	(15,463)	46,938	42,382	2,038	(72,106)	3,789
Gain on extinguishment of debt	—	—	—	—	—	—
Other income (expense), net	4,122	—	(2,691)	13,754	—	15,185

Income (loss) before income taxes	(8,526)	35,482	(49,381)	102,863	(72,106)	8,332
Income tax benefit (expense)	(1,064)	(276)	33,918	(23,791)	—	8,787

Consolidated net income (loss)	(9,590)	35,206	(15,463)	79,072	(72,106)	17,119
Less amount attributable to noncontrolling interest				26,709		26,709

Net income (loss) attributable to the Company	$(9,590)	$35,206	$(15,463)	$52,363	$(72,106)	$(9,590)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	21	(8,471)	(114,654)	—	(123,104)
Unrealized holding gain on marketable securities	—	—	—	327	—	327
Other adjustments to comprehensive loss		—	—	(11,438)	—	(11,438)
Reclassification adjustments	—	—	—	8	—	8
Equity in subsidiary comprehensive loss	(127,781)	(117,825)	(119,310)	—	364,916	—

Comprehensive loss	(137,371)	(82,598)	(143,244)	(73,394)	292,810	(143,797)
Less amount attributable to noncontrolling interest				(6,426)		(6,426)

Comprehensive loss attributable to the Company	$(137,371)	$(82,598)	$(143,244)	$(66,968)	$292,810	$(137,371)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$141,431	$(22,797)	$136,919	$69,843	$(160,963)	$164,433
Reconciling items:
Impairment charges	—	—	—	7,274	—	7,274
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Deferred taxes	—	—	88,102	(56,769)	—	31,333
Provision for doubtful accounts	—	—	5,565	5,094	—	10,659
Amortization of deferred financing charges and note discounts, net	—	8,741	—	1,831	—	10,572
Share-based compensation	—	—	5,605	4,633	—	10,238
Gain on disposal of operating assets, net	—	—	(293,802)	(69,683)	—	(363,485)
Equity in (earnings) loss of nonconsolidated affiliates	(136,919)	(44,767)	19,575	2,837	160,963	1,689
Other reconciling items, net	—	—	24,380	44,553	—	68,933

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	13,660	16,648	—	30,308
(Increase) decrease in prepaids and other current assets	60	—	5,662	(21,300)	—	(15,578)
Increase (decrease) in accrued expenses	(228)	59,359	(70,833)	37,220	—	25,518
Increase (decrease) in accounts payable	—	—	2,764	(6,561)	—	(3,797)
Increase (decrease) in accrued interest	—	—	(571)	765	—	194
Decrease in deferred income	—	—	(5,265)	(12,854)	—	(18,119)
Changes in other operating assets and liabilities	—	—	9,846	(3,849)	—	5,997

Net cash provided by operating activities	$4,344	$536	$119,525	$185,888	$—	$310,293

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(77,034)	(152,738)	—	(229,772)
Proceeds from disposal of assets	—	—	358,906	449,288	—	808,194
Purchases of other operating assets	—	—	(1,689)	(555)	—	(2,244)
Proceeds from sale of investment securities	—	—	—	781	—	781
Decrease in intercompany notes receivable, net	—	220,038	—	—	(220,038)	—
Dividends from subsidiaries	—	—	235,467	—	(235,467)	—
Change in other, net	—	(79)	—	(25,460)	79	(25,460)

Net cash provided by (used for) investing activities	$—	$219,959	$515,650	$271,316	$(455,426)	$551,499

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(2,100)	—	(2,100)
Proceeds from long-term debt	—	—	800	6,056	—	6,856
Payments on long-term debt	—	—	(79)	(2,255)	—	(2,334)
Net transfers to iHeartCommunications	45,099	—	—	—	—	45,099
Dividends and other payments to noncontrolling interests	—	—	—	(16,917)	—	(16,917)
Dividends paid	(755,537)	—	(914)	(234,554)	235,467	(755,538)
Increase (decrease) in intercompany notes payable, net	—	5,000	(3,604)	(221,434)	220,038	—
Intercompany funding	789,044	(225,495)	(588,291)	24,742	—	—
Deferred financing charges	—	—	—	(199)	—	(199)
Change in other, net	(1,366)	—	—	79	(79)	(1,366)

Net cash provided by (used for) financing activities	77,240	(220,495)	(592,088)	(446,582)	455,426	(726,499)

Effect of exchange rate changes on cash	—	—	—	(6,041)	—	(6,041)

Net increase in cash and cash equivalents	81,584	—	43,087	4,581	—	129,252
Cash and cash equivalents at beginning of year	218,701	—	18,455	175,587	—	412,743

Cash and cash equivalents at end of year	$300,285	$—	$61,542	$180,168	$—	$541,995

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(71,497)	$1,376	$(76,018)	$37,734	$37,097	$(71,308)
Reconciling items:
Impairment charges	—	—	21,631	—	—	21,631
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Deferred taxes	—	1,282	7,539	(5,282)	—	3,539
Provision for doubtful accounts	—	—	5,398	7,986	—	13,384
Amortization of deferred financing charges and note discounts, net	—	7,468	1,230	72	—	8,770
Share-based compensation	—	—	5,712	2,647	—	8,359
Gain on sale of operating and fixed assets	—	—	(1,235)	(4,233)	—	(5,468)
Equity in (earnings) loss of nonconsolidated affiliates	76,018	(10,383)	(5,609)	1,935	(61,672)	289
Other reconciling items, net	—	(3,440)	1,339	(11,339)	—	(13,440)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(12,878)	(43,702)	—	(56,580)
(Increase) decrease in prepaids and other current assets	(124)	(3,433)	4,664	(2,835)		(1,728)
Increase (decrease) in accrued expenses	486	(983)	5,476	(414)	—	4,565
Increase (decrease) in accounts payable	—	—	(15,742)	26,424	19,960	30,642
Increase (decrease) in accrued interest	—	(3,199)	15	(888)	—	(4,072)
Increase (decrease) in deferred income	—	—	(6,879)	9,428	—	2,549
Changes in other operating assets and liabilities	—	—	(17,114)	(1,047)	—	(18,161)

Net cash provided by (used for) operating activities	$4,883	$(11,312)	$112,420	$197,557	$(4,615)	$298,933

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(72,374)	(145,958)	—	(218,332)
Proceeds from disposal of assets	—	—	4,626	6,638	—	11,264
Purchases of other operating assets	—	—	(23,042)	(598)	—	(23,640)
Proceeds from sale of investment securities	—	—	—	—	—	—
Purchases of businesses	—	—	—	(24,701)	—	(24,701)
Decrease in intercompany notes receivable, net	—	70,125	—	—	(70,125)	—
Dividends from subsidiaries	—	157,570	—	—	(157,570)	—
Change in other, net	—	(8,606)	(909)	(2,314)	9,513	(2,316)

Net cash provided by (used for) investing activities	$—	$219,089	$(91,699)	$(166,933)	$(218,182)	$(257,725)

Cash flows from financing activities:
Draws on credit facilities	—	—	—	—	—	—
Payments on credit facilities	—	—	—	(3,849)	—	(3,849)
Proceeds from long-term debt	—	—	—	222,777	—	222,777
Payments on long-term debt	—	—	(56)	—	—	(56)
Net transfers to iHeartCommunications	17,007	—	—	—	—	17,007
Dividends and other payments to noncontrolling interests	—	—	—	(30,870)	—	(30,870)
Dividends paid	—	—	—	(182,145)	182,145	—
Decrease in intercompany notes payable, net	—	—	(4,625)	(65,500)	70,125	—
Intercompany funding	193,021	(207,777)	2,415	12,341	—	—
Deferred financing charges	—	—	—	(8,606)	—	(8,606)
Change in other, net	2,885	—	—	9,279	(9,513)	2,651

Net cash provided by (used for) financing activities	212,913	(207,777)	(2,266)	(46,573)	242,757	199,054

Effect of exchange rate changes on cash	—	—	—	(13,723)	—	(13,723)

Net increase (decrease) in cash and cash equivalents	217,796	—	18,455	(29,672)	19,960	226,539
Cash and cash equivalents at beginning of year	905	—	—	205,259	(19,960)	186,204

Cash and cash equivalents at end of year	$218,701	$—	$18,455	$175,587	$—	$412,743

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2014
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(9,590)	$35,206	$(15,463)	$79,072	$(72,106)	$17,119
Reconciling items:
Impairment charges	—	—	3,530	—	—	3,530
Depreciation and amortization	—	—	194,396	211,847	—	406,243
Deferred taxes	597	—	(29,835)	(4,331)	—	(33,569)
Provision for doubtful accounts	—	—	3,247	3,903	—	7,150
Amortization of deferred financing charges and note discounts, net	—	7,428	1,232	—	—	8,660
Share-based compensation	—	—	5,006	2,737	—	7,743
Gain on sale of operating and fixed assets	—	—	(3,236)	(4,565)	—	(7,801)
Equity in (earnings) loss of nonconsolidated affiliates	15,463	(46,938)	(42,382)	(2,038)	72,106	(3,789)
Other reconciling items, net	—	—	984	(15,445)	—	(14,461)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	—	—	404	(39,022)	—	(38,618)
(Increase) decrease in prepaids and other current assets	94		6,368	(480)		5,982
Increase (decrease) in accrued expenses	(258)	1,315	(2,487)	19,742	—	18,312
Increase (decrease) in accounts payable	—	—	16,126	(626)	(19,960)	(4,460)
Increase (decrease) in accrued interest	—	818	(179)	172	—	811
Increase (decrease) in deferred income	—	—	1,735	(7,105)	—	(5,370)
Changes in other operating assets and liabilities	—	—	1,143	(20,202)	—	(19,059)

Net cash provided by (used by) operating activities	6,306	(2,171)	140,589	223,659	(19,960)	348,423

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(96,695)	(134,474)	—	(231,169)
Proceeds from disposal of assets	—	—	6,216	6,645	—	12,861
Purchases of other operating assets	—	—	(252)	(660)	—	(912)
Proceeds from sale of investment securities	—	—	—	15,834	—	15,834
Purchases of businesses	—	—	—	339	—	339
Decrease in intercompany notes receivable, net	—	84,264	—	—	(84,264)	—
Dividends from subsidiaries	—	—	3,182	—	(3,182)	—
Change in other, net	—		(11)	(3,373)	—	(3,384)

Net cash provided by (used by) investing activities	—	84,264	(87,560)	(115,689)	(87,446)	(206,431)

Cash flows from financing activities:
Draws on credit facilities	—	—	—	3,010	—	3,010
Payments on credit facilities	—	—	—	(3,682)	—	(3,682)
Payments on long-term debt	—	—	(48)	—	—	(48)
Net transfer from iHeartCommunications	(68,804)	—	—	—	—	(68,804)
Payments to repurchase noncontrolling interests	—	—	—	—	—	—
Dividends and other payments to noncontrolling interests	—	—	—	(18,995)	—	(18,995)
Dividends paid	(175,022)	—	—	(3,182)	3,182	(175,022)
Decrease in intercompany notes payable, net	—	—	—	(84,264)	84,264	—
Deferred financing charges	—	—	(4)	—	—	(4)
Intercompany funding	153,004	(82,093)	(58,862)	(12,049)	—	—
Change in other, net	2,236	—	—	—	—	2,236

Net cash used by financing activities	(88,586)	(82,093)	(58,914)	(119,162)	87,446	(261,309)

Effect of exchange rate changes on cash				(9,024)		(9,024)

Net decrease in cash and cash equivalents	(82,280)	—	(5,885)	(20,216)	(19,960)	(128,341)
Cash and cash equivalents at beginning of year	83,185	—	5,885	225,475	—	314,545

Cash and cash equivalents at end of year	$905	$—	$—	$205,259	$(19,960)	$186,204

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As required by Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report. Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in reports that are filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and is recorded, processed, summarized and reported within the time periods specified by the SEC. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2016 at the reasonable assurance level.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the preparation and reliability of financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

There are inherent limitations to the effectiveness of any control system, however well designed, including the possibility of human error and the possible circumvention or overriding of controls. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Management must make judgments with respect to the relative cost and expected benefits of any specific control measure. The design of a control system also is based in part upon assumptions and judgments made by management about the likelihood of future events, and there can be no assurance that a control will be effective under all potential future conditions. As a result, even an effective system of internal control over financial reporting can provide no more than reasonable assurance with respect to the fair presentation of financial statements and the processes under which they were prepared.

As of December 31, 2016, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Based on the assessment, management determined that we maintained effective internal control over financial reporting as of December 31, 2016, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited our consolidated financial statements included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2016. The report, which expresses an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2016, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Clear Channel Outdoor Holdings, Inc.

We have audited Clear Channel Outdoor Holdings, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2016 and our report dated February 23, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 23, 2017

ITEM 9B. OTHER INFORMATION

Not Applicable

OTHER DATA

EXECUTIVE OFFICERS OF THE REGISTRANT

The following information with respect to our executive officers is presented as of April 6, 2017:

Name	Age	Position
Robert W. Pittman	63	Chairman and Chief Executive Officer
Richard J. Bressler	59	Chief Financial Officer
Scott R. Wells	48	Chief Executive Officer—Clear Channel Outdoor Americas
C. William Eccleshare	61	Chairman and Chief Executive Officer—Clear Channel Outdoor International
Steven J. Macri	48	Senior Vice President—Corporate Finance
Scott D. Hamilton	47	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert H. Walls, Jr.	56	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.

Robert W. Pittman is the Chairman and Chief Executive Officer of iHeartMedia, iHeartCommunications and iHeartMedia Capital I, LLC and the Chairman and Chief Executive Officer of the Company. Mr. Pittman was appointed as the Executive Chairman and a director of iHeartMedia and iHeartCommunications on October 2, 2011. He was appointed as Chairman of iHeartMedia and iHeartCommunications on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as the Chairman of Media and Entertainment Platforms for iHeartMedia and iHeartCommunications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Richard J. Bressler is the President, Chief Operating Officer, Chief Financial Officer and Director of iHeartMedia, iHeartMedia Capital I, LLC and iHeartCommuncations and the Chief Financial Officer of the Company. Mr. Bressler was appointed as the Chief Financial Officer and President of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company on July 29, 2013 and as Chief Operating Officer of iHeartMedia, iHeartMedia Capital I, LLC and iHeartCommunications on February 18, 2015. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was previously a partner with the accounting firm of Ernst & Young LLP. Mr. Bressler also currently is a director of iHeartMedia, iHeartCommunications and Gartner, Inc., a member of the board of managers of iHeartMedia Capital I, LLC and Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Scott R. Wells is the Chief Executive Officer of Clear Channel Outdoor Americas at each of the iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommuncations and the Company and was appointed to this position on March 3, 2015. Previously, Mr. Wells served as an Operating Partner at Bain Capital since January 2011 and prior to that served as an Executive Vice President at Bain Capital since 2007. Mr. Wells also was one of the leaders of the firm’s operationally focused Portfolio Group. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. (“Dell”) from 2004 to 2007, most recently as Vice President of Public Marketing and On-Line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells was a member of our Board from August 2008 until March 2015. He currently serves as a director of Ad Council, the Achievement Network (ANet) and the Outdoor Advertising Association of America (OAAA). He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.

C. William Eccleshare is the Chairman and Chief Executive Officer- Clear Channel International at each of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommuncations and the Company and was appointed to this position on March 2, 2015. Prior to such time, he served as Chief Executive Officer—Outdoor of iHeartMedia, iHeartCommuncations and the Company since January 24, 2012 and as Chief Executive Officer—Outdoor of iHeartMedia Capital I, LLC on April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of iHeartMedia and iHeartCommunications since February 17, 2011 and as Chief Executive Officer—International of the Company since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Steven J. Macri is the Senior Vice President-Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company and the Chief Financial Officer of iHeartMedia’s iHM segment. Mr. Macri was appointed Senior Vice President—Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company on September 9, 2014 and as the Chief Financial Officer of iHeartMedia division on October 7, 2013. Prior to joining the company, Mr. Macri served as Chief Financial Officer for LogicSource Inc., from March 2012 to September 2013. Prior to joining LogicSource, Mr. Macri was Executive Vice President and Chief Financial Officer at Warner Music Group Corp. from September 2008 to December 2011 and prior thereto served as Controller and Senior Vice President-Finance from February 2005 to August 2008. He has an MBA from New York University Stern School of Business and a B.S. in Accounting from Syracuse University.

Scott D. Hamilton is the Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company. Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartCommunications and the Company on April 26, 2010 and was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia Capital I, LLC on April 26, 2013. Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Robert H. Walls, Jr. is the Executive Vice President, General Counsel and Secretary of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company. Mr. Walls was appointed the Executive Vice President, General Counsel and Secretary of iHeartMedia, iHeartCommunications and the Company on January 1, 2010 and was appointed as Executive Vice President, General Counsel and Secretary of iHeartMedia Capital I, LLC on April 26, 2013. On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer for iHeartMedia Capital I, LLC, iHeartCommunications and the Company, in addition to his existing offices. Mr. Walls served in the Office of the Chief Executive Officer for iHeartMedia Capital I, LLC and iHeartCommunications until October 2, 2011, and served in the Office of the Chief Executive Officer for the Company until January 24, 2012. Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009 and as an advisor to Post Oak Energy Capital, LP through December 31, 2013.

APPENDIX B

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN

(                           , 2017 Amendment and Restatement)

1. Purpose. The purpose of the plan is to facilitate the ability of Clear Channel Outdoor Holdings, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. For purposes herein, references to the plan shall be deemed references to the plan as amended and restated. Awards made under the plan may take the form of options to purchase shares of the Company’s Class A common stock, $.01 par value (the “Common Stock”) granted pursuant to Section 5, director shares issued pursuant to Section 6, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 8, other types of stock-based awards made pursuant to Section 9, and/or performance-based awards made pursuant to Section 10.

2. Administration.

2.1 The Committee. The plan will be administered by the compensation committee of the Company’s board of directors, except the entire board will have sole authority for granting and administering awards to non-employee directors.

2.2 Responsibility and Authority of the Committee. Subject to the provisions of the plan, the committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the plan and of any agreement or other document evidencing an award made under the plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. The committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the committee deems appropriate in connection with the proper administration of the plan.

2.3 Delegation of Authority by Committee. Subject to the requirements of applicable law, the committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the committee) such plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.

2.4 Committee Actions. A majority of the members of the committee shall constitute a quorum. The committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the committee as to any disputed question arising under the plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.

2.5 Indemnification. The Company shall indemnify and hold harmless each member of the board of directors of the committee or of any subcommittee appointed by the board of directors or the committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom a plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Limitations on Company Stock Awards Under the Plan.

3.1 Share Limitation. Subject to adjustments required or permitted by the plan, the number of shares of Common Stock available for grant under the plan shall be the sum of (a) 29,142,027 plus (b) the number of shares of Common Stock available for awards granted under the 2005 Stock Incentive Plan, as amended and restated, that thereafter would meet the requirements of Section 3.2 herein if such awards had been granted under this plan.

3.2 Lapsed Awards. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.

3.3 Individual Limitations. In any calendar year, (a) the total number of shares that may be covered by awards made to an individual employee may not exceed 1,000,000 plus the aggregate amount of such individual employee’s unused annual share limit as of the close of the preceding calendar year and (b) the maximum amount of cash that may be payable to an individual employee pursuant to performance-based cash awards made under the plan is $5,000,000 plus the aggregate amount of such individual employee’s unused annual dollar limit as of the close of the preceding calendar year. During any calendar year, the maximum aggregate grant date fair value of all awards granted to an individual non-employee director shall not exceed $500,000.

4. Eligibility to Receive Awards. Awards may be granted under the plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.

5. Stock Option Awards.

5.1 General. Stock options granted under the plan will have such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.

5.2 Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the plan, unless determined otherwise by the committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded.

5.3 Limitation on Repricing of Options. Except for adjustments made in accordance with Section 11, the repricing of stock options granted under the plan is prohibited in the absence of stockholder approval.

5.4 Maximum Duration. Unless sooner terminated in accordance with its terms, an option granted under the plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.

5.5 Effect of Termination of Employment or Service. The committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the committee deems appropriate on a grant-by-grant basis. For purposes of the plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.

5.6 Method of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.

5.7 Non-Transferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Securities Exchange Act of 1934 (as amended)) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(a)(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the committee deems appropriate.

5.8 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.

6. Director Shares. The committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the committee or the Board may require.

7. Stock Appreciation Rights.

7.1 General. The committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the plan, including, as applicable, Section 5 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—

X = the number of whole shares of Common Stock as to which the SAR is being exercised, and

Y = the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the committee may prescribe at the time the SAR is granted).

7.2 Tandem SARs. An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the committee may determine) and, unless the committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.

7.3 Method of Exercise. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.

7.4 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.

8. Restricted Stock and Deferred Stock Awards.

8.1 General. Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the committee, acting in its discretion in accordance with the plan, may determine.

8.2 Minimum Purchase Price. Unless the committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.

8.3 Issuance of Restricted Stock. Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

8.4 Stock Certificates for Vested Stock. The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.

8.5 Rights as a Stockholder. Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock will be entitled to receive dividends paid on, and exercise voting rights associated with, such shares as if the shares were fully vested. The holder of a deferred stock award shall have no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.

8.6 Nontransferability. Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the plan, and any attempt to do so shall be null and void and, unless the committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.

8.7 Termination of Service Before Vesting; Forfeiture. Unless the committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.

9. Other Equity-Based Awards. The committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this Section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.

10. Performance Awards.

10.1 General. The committee may condition the grant, exercise, vesting or settlement of equity-based awards under the plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this Section.

10.2 Objective Performance Goals. A performance goal established in connection with an award covered by this Section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):

(i)	earnings per share,

(ii)	share price or total stockholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	market share or market penetration, or

(ix)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

10.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this Section, the committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this Section will be subject to the individual limitations set forth in Section 3.3.

11. Capital Changes, Reorganization or Sale of the Company.

11.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the plan and an award.

11.2 Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s board of directors, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s board of directors determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’ board of directors, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated.

11.3 Definition of Exchange Transaction. For purposes of the plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

11.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

11.5 Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In addition, without limiting the foregoing, the Company’s board of directors may, in its sole discretion, make any other determination as to the treatment of awards in connection with an Exchange Transaction as it deems necessary, including (without limitation) that any escrow, holdback, earnout or similar provisions in the definitive documents relating to such Exchange Transaction may apply to any payment to the holders of awards to the same extent and in the same manner as such provisions apply to the holders of shares of Common Stock.

12. Termination and Amendment of the Plan. The board of directors of the Company may terminate the plan at any time or amend the plan at any time and from time to time; provided, however, that:

(a) no such action shall impair or adversely alter any awards theretofore granted under the plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the plan; and

(b) to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

(c) Limitation of Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

13. Miscellaneous.

13.1 Governing Law. The plan and the rights of all persons claiming under the plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

13.2 Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares of Common Stock will be issued under the plan.

13.3 Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933 (as amended), the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13.4 Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

13.5 Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the committee, shall be final, binding and conclusive on all persons.

13.6 Withholding of Taxes. As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.

13.7 Disqualifying Disposition. If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

13.8 Company Recoupment of Awards. An individual’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with an individual, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

13.9 Effective Date. The plan originally was effective as of February 16, 2012 (which was the date on which the plan was approved and adopted by the Company’s board of directors), subject to the approval of the Company’s stockholders (which was obtained at the 2012 Annual Meeting of Stockholders held on May 18, 2012). This amended and restated plan is effective as of                            , 2017 (the “Effective Date”), subject to the approval of a majority of the stockholders that are present in person or by proxy at the 2017 Annual Meeting of Stockholders. This amended and restated plan shall apply to all Awards outstanding on the Effective Date and that are granted on or after the Effective Date, except that Section 13.8 and the second sentence of Section 11.5 shall not (without the written consent of the holder of the affected Award) apply to Awards that were granted before the Effective Date.

14. Term of the Plan. Unless sooner terminated, the plan shall terminate on the tenth anniversary of the date of its adoption (as amended and restated) by the Company’s board of directors. The rights of any person with respect to awards granted under the plan that are outstanding at the time of the termination of the plan shall not be affected solely by reason of the termination of the plan and shall continue in accordance with the terms of the awards (as then in effect or thereafter amended) and the plan.

15. Section 409A of the Code. This plan is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code (“Section 409A”) and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the plan that is inconsistent with Section 409A shall be deemed to be amended to comply with Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. For purposes of Section 409A, an individual’s right to receive any installment payments under the plan shall be treated as separate and distinct payments. Notwithstanding any contrary provision in the plan or an award agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A ) that are otherwise required to be made under the plan to a “specified employee” (as defined under Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the award agreement) upon expiration of such delay period. The Company shall have no liability to any holder or recipient of an award or any other person if an award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the committee or the Company that is inconsistent with Section 409A. In the event that any amount or benefit under this plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected holder or recipient of the award and not with the Company.

Clear Channel Outdoor Holdings, Inc.

Annual Meeting of Stockholders

Hilton San Antonio Airport

Texas A Ballroom

611 NW Loop 410

San Antonio, Texas 78216

May 26, 2017

9:00 a.m.

ADMIT ONE

Clear Channel Outdoor Holdings, Inc.

Annual Meeting of Stockholders

Hilton San Antonio Airport

Texas A Ballroom

611 NW Loop 410

San Antonio, Texas 78216

May 26, 2017

9:00 a.m.

ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
IMPORTANT ANNUAL MEETING INFORMATION
To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope. All votes by 401(k) Plan participants must be received by 11:59 p.m. Eastern Time on May 23, 2017.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

1.	Election of Directors (Please vote for a total of only one Nominee)	+
The Board recommends that you vote “FOR” the Nominee listed below:
01 - Olivia Sabine

☐	Mark here to vote FOR the nominee	☐	Mark here to WITHHOLD vote from the nominee

		For	Against	Abstain			1 year	2 years	3 years	Abstain
2.	Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐	3.	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	The Board recommends that you vote “FOR” approval of the advisory resolution.					The Board recommends a vote to hold future advisory votes once every 3 years.

		For	Against	Abstain				For	Against	Abstain
4.	Approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan.	☐	☐	☐	5.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2017.		☐	☐	☐

	The Board recommends that you vote “FOR” approval of the adoption of the 2012 Amended and Restated Stock Incentive Plan.					The Board recommends that you vote “FOR” ratification.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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02JLBB

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 26, 2017.

The Proxy Statement and the Annual Report Materials are available at:

www.envisionreports.com/cco

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Clear Channel Outdoor Holdings, Inc.

2017 Meeting of Stockholders – May 26, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Richard J. Bressler and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 26, 2017 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

If shares of Clear Channel Outdoor Holdings, Inc. are issued to or held for the account of the undersigned under the 401(k) Plan, then the undersigned hereby directs the trustee of the plan to vote all such shares in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE NAMED ON THE REVERSE SIDE; “FOR” PROPOSALS 2, 4 AND 5 AND “3 YEARS” FOR PROPOSAL 3 (other than 401(k) Plan participants discussed above).

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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